Commission File Number 0-22745


     As filed with the Securities and Exchange Commission on September 19, 1997


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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                 --------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO

                                   FORM 10-SB

                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                      PURSUANT TO SECTION 12(B) OR 12(G) of
                       THE SECURITIES EXCHANGE ACT OF 1934

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                             JANUS INDUSTRIES, INC.
                         (Name of Small Business Issuer)

            Delaware                                           13-2572712
---------------------------------                         ----------------------
  (State or Other Jurisdiction                              (I.R.S. Employer
of Incorporation or Organization)                         Identification Number)

    2300 Corporate Blvd., N.W.
            Suite 232
        Boca Raton, Florida                                       33431-8596
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(Address of Principal Executive Offices)                          (Zip Code)

                                 (561) 994-4800
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                           (Issuer's Telephone Number)

           Securities to be registered under Section 12(b) of this Act

        Title of each class                       Name of exchange on which
        to be so registered                     each class is to be registered
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           Securities to be registered under Section 12(g) of the Act:

                          Common Stock, $.01 par value
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                                (Title of Class)

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                                (Title of Class)

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

                                     PART I

ITEM 1. DESCRIPTION OF BUSINESS

Background of the Company

      Janus Industries, Inc. (the "Company" or "Janus") is the successor to United States Lines, Inc. ("U.S. Lines") which once was one of the largest containerized cargo shipping companies in the world. On November 24, 1986, McLean Industries, Inc., First Colony Farms, Inc. and their subsidiaries U.S. Lines and United States Lines (S.A.), Inc. ("U.S. Lines (S.A.)") filed petitions for relief under Chapter 11 of the United States Bankruptcy Code. Soon thereafter, the shipping operations of U.S. Lines and U.S. Lines (S.A.) ceased. U.S. Lines and U.S. Lines (S.A.) emerged from bankruptcy in 1990 under the terms of the First Amended and Restated Joint Plan of Reorganization dated February 23, 1989 (the "Plan"). The names of U.S. Lines and U.S. Lines (S.A.) were changed to Janus Industries, Inc. and JI Subsidiary, Inc. ("JI Subsidiary"), respectively. Since emerging from bankruptcy, the Company and JI Subsidiary were engaged in attempting to find a suitable acquisition or acquisitions. The Company has completed two acquisitions, which are described below. JI Subsidiary has not completed any acquisitions and currently has no business activities. The Company and JI Subsidiary are incorporated under the laws of the State of Delaware. See "History of the Company's Reorganization."

      On April 24, 1997, the Company acquired, from affiliates of Louis S. Beck ("Beck") and Harry Yeaggy ("Yeaggy"), certain assets relating to the hospitality business comprised of (i) six hotels and an 85% partnership interest in a partnership which owns a hotel (collectively, the "Owned Hotels"), (ii) a hotel management company, with 21 hotels under management inclusive of the Owned Hotels (hereinafter the hotels which are managed, but not owned by the Company, are referred to as the "Managed Hotels" and the Owned Hotels and the Managed Hotels are collectively referred to as the "Hotels"), (iii) a management fee sharing arrangement with Summit Hotel Management Company ("Summit") and (iv) two loans, one of which is secured by a first mortgage on a hotel and the other of which is secured by a first mortgage on a campground and both of which are personally guaranteed by Messrs. Beck and Yeaggy (the acquired businesses and assets are collectively the "Beck-Yeaggy Group"). See "Certain Relationships and Related Transactions." In consideration therefor, Messrs. Beck and Yeaggy and Beck Hospitality III, Inc., a corporation wholly-owned by them, received shares of the Company's common stock, par value $.01 per share (the "Common Stock"), representing approximately 43% of the total outstanding shares of Common Stock and shares of the Series B preferred stock of the Company, par value $.01 per share (the "Series B Preferred Stock"), representing 100% of the total outstanding shares of Series B Preferred Stock.

      Messrs. Beck and Yeaggy have been engaged in the hospitality business since 1972. After giving effect to the transactions with the Company, Messrs. Beck and Yeaggy continue to hold controlling equity interests in 12 hotel properties, seven of which are now managed by the Company (such seven hotels are the "Beck Yeaggy Affiliates") and, through another entity, continue to manage an additional two hotel properties. With the exception of these existing businesses, they have agreed not to engage in any business which competes with the business of the Company. See "Executive Compensation - Employment Agreements."

      In July 1996, the Company acquired substantially all of the assets of Pre-Tek Wireline Service Company, Inc. ("Wireline"), an oil and gas engineering services and wireline logging company based in Bakersfield, California. Wireline was founded in 1989 to provide customers in the oil and gas industry with integrated well testing and production logging services. The Company uses precision downhole data acquisition systems, and also uses advanced computer software to provide a complete analysis service including well test design and interpretation and simulation. KFE Wireline, Inc. ("KFE", and collectively with Wireline, "Pre-Tek"), a wholly-owned subsidiary of Wireline which is also engaged in the oil and gas engineering services business, was acquired by Wireline in February 1996 and became a wholly-owned subsidiary of the Company upon the acquisition of the business of Wireline by the Company.

The Hospitality Business

      General

      The Company's primary business is the ownership and management of hospitality properties.

      Owned Hotels

      The Owned Hotels are located in four states and operate under franchise agreements which provide for the use of the brand names Days Inn, Best Western and Knights Inn. One of the Owned Hotels is located at the Kings Dominion amusement park near Richmond, Virginia and has been designated as the host facility hotel for the amusement park. The remaining Owned Hotels are located either near office parks, interstate highways or airports in Ohio, Indiana and North Carolina. The Owned Hotels generally offer remote control cable television and pool facilities, and in some cases, restaurants. Most do not have meeting facilities nor do they offer in-room food service. They are designed to appeal primarily to business travelers and vacationers seeking lower cost hotel accommodations.

      The Owned Hotels are owned in fee, either directly or through consolidated entities. With the exception of the Hotel located at the Kings Dominion amusement park, the properties are wholly-owned by the Company. The Best Western Kings Quarters Hotel is owned by Kings Dominion Lodge, a general partnership in which the Company has an 85% interest and Messrs. Beck and Yeaggy through a partnership, have a 15% interest. See "Certain Relationships and Related Transactions - Interest of Messrs. Beck and Yeaggy in Best Western, Kings Quarters."

      The following chart presents a summary of the operations at the Owned Hotels for calendar years ended December 31, 1995 and 1996.

                                                        1995
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         HOTEL AND LOCATION          RMS AVAIL.(1)  OCC%(2)  ADR(3)  RevPAR(4)
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    DAYS INN, SHARONVILLE, OHIO         52,195       64%    $44.28    $28.34

    BEST WESTERN KINGS QUARTERS,        90,768       52%    $54.32    $28.32
         DOSWELL, VIRGINIA

   KNIGHTS INN, WESTERVILLE, OHIO       39,785       72%    $32.95    $23.87

  KNIGHTS INN, LAFAYETTE, INDIANA       40,880       82%    $36.39    $29.71

KNIGHTS INN, MICHIGAN CITY, INDIANA     37,595       53%    $34.66    $18.28

         DAYS INN CRABTREE,             44,251       70%    $45.37    $31.74
      RALEIGH, NORTH CAROLINA

----------
(1) Calculation is based on number of hotel rooms multiplied by number of days in a year.
(2) Total number of rooms sold during a year divided by total number of rooms available in such year.
(3) Average Daily Rate equals total room revenue (exclusive of taxes) during a year divided by rooms sold.
(4) Revenue Per Available Room equals total room revenues (exclusive of taxes) during a year, divided by rooms available for sale during such year.


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


           DAYS INN RTP,               40,108        83%    $55.60    $46.26
      RALEIGH, NORTH CAROLINA
                                                        1996
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         HOTEL AND LOCATION          RMS AVAIL.     OCC%     ADR     RevPAR
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    DAYS INN, SHARONVILLE, OHIO        52,338        59%    $45.10    $26.50

    BEST WESTERN KINGS QUARTERS,       91,016        52%    $53.86    $27.86
         DOSWELL, VIRGINIA

   KNIGHTS INN, WESTERVILLE, OHIO      39,894        72%    $34.24    $24.80

  KNIGHTS INN, LAFAYETTE, INDIANA      40,942        75%    $35.88    $26.98

KNIGHTS INN, MICHIGAN CITY, INDIANA    37,633        59%    $58.93    $20.47

         DAYS INN CRABTREE,            44,652        71%    $50.03    $33.62
      RALEIGH, NORTH CAROLINA

           DAYS INN RTP,               40,260        97%    $60.33    $57.12
      RALEIGH, NORTH CAROLINA

      The following is a description of each of the Owned Hotels:

      Days Inn Hotel, Raleigh, North Carolina. Built in 1979, the 122 room hotel is located on 2.79 acres on the south side of Glenwood Avenue in the Crabtree area of Raleigh. Glenwood Avenue is a major roadway through the area and connects the Raleigh-Durham airport (approximately 11 miles northwest of the property) and Interstate Highway 440 (one mile southeast). The hotel is well located relative to the area's universities and freeways. The improvements consist of two two-story, concrete block buildings with brick and glass exteriors, an outdoor swimming pool and a one-story building consisting of the hotel lobby and a 65 seat restaurant. Access to the guest rooms is from exterior corridors. In 1996, approximately $37,000 was spent on capital improvements and upgrading the property.

      The hotel is subject to a first mortgage with a balance of approximately $2,814,000 as of June 30, 1997, which amount is to be amortized on a monthly basis through its maturity date of July 1, 2015. The mortgage carries a fixed interest rate of 8.875% per annum. At June 30, 1997, the loan was in its third loan year. Under the terms of the mortgage, the loan may not be prepaid prior to the eighth loan year. Prepayment in loan years 8 through 14 is subject to a prepayment penalty of 7% in year 8 decreasing by 1% each year thereafter.

      In 1997 the Company intends to spend approximately $110,000 on capital improvements. Such improvements are expected to be paid from working capital and existing replacement reserves. The replacement reserve balance was $197,847 as of June 30, 1997.

      Best Western Kings Quarters, Doswell, Virginia. Built in 1977, the 248 room hotel is located on 10.5 acres on the eastern side of Interstate Highway 95 and the south side of Route 30 in Hanover County (Doswell), Virginia, 20 miles north of Richmond, Virginia. The hotel is the "Host Facility" for the adjacent Paramount Kings Dominion theme park.

      The improvements consist of two-story, brick hotel buildings with exterior corridors and pitched roofs. The hotel's lobby is attached to one of the guest buildings. The adjacent 140 seat Denny's restaurant is owned by Kings Dominion Lodge, the partnership which owns the hotel. The amenities also include an outdoor swimming pool, two tennis courts, a putting green, shuffleboard, volleyball, ping-pong, horseshoes, children's playground, video arcade, guest laundry, meeting room, lounge, exterior lighting and a paved parking lot for 360 cars.


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

      The hotel is subject to a first mortgage with a balance of approximately $5,096,000 as of June 30, 1997, which amount is to be amortized on a monthly basis through its maturity date of January 1, 2016. The mortgage carries a fixed interest rate of 9.75% per annum. At June 30, 1997, the loan was in its second loan year. Under the terms of the mortgage, the loan may not be prepaid prior to the eighth loan year. Prepayment in loan years 8 through 14 is subject to a prepayment penalty of 7% in year 8 decreasing by 1% each year thereafter.

      The Company expects to spend approximately $50,000 for improvements to the property in 1997. Additionally, the hotel is scheduled for a design review in 1997. It is anticipated that the design review will result in additional improvements approximating $350,000 over a two to three year period beginning January 1998.

      Improvements are expected to be financed from working capital and existing replacement reserves. The replacement reserve balance as of June 30, 1997 was $457,740.

      Days Inn, Sharonville, Ohio. Built in 1974, the 142 room hotel is located along the southwest quadrant of the Interstate Highway Loop 275/State Road 42 intersection. The property's visibility from the two major highways is considered to be excellent. Improvements consist of three two story concrete buildings. The buildings have both interior and exterior corridors. The lobby/reception area is part of one of the guest buildings. Additionally, there is a one-story restaurant located on the property. The restaurant is leased to and is operated by an unrelated third party.

      The hotel is subject to a first mortgage with a balance of approximately $2,739,900 as of June 30, 1997. The mortgage requires monthly payments and matures on September 1, 2002 with a remaining balance, assuming no prepayment, of approximately $2,134,000. The mortgage carries an interest rate of 9.50% per annum subject to adjustment on September 1, 1999 to a rate equal to 300 basis points above the weekly average yield on United States Treasury Securities adjusted to a constant maturity of three years. Under the terms of the mortgage, the loan has a "marked to market" prepayment penalty.

      In 1995, the Company, in concert with Days Inn of America, Inc., prepared a two year product improvement plan. Phase I was completed in 1996 and Phase II will be completed in the fourth quarter of 1997. Phase II is expected to cost approximately $115,000 and will be financed through internally generated cash flow.

      Days Inn (Research Triangle), Morrisville, North Carolina. Built in 1987, the 110 room hotel is located on approximately 3.47 acres on Airport Blvd., south of Interstate Highway 40 and the Raleigh-Durham Airport. The three-story concrete block building is faced with a brick and glass facade and is well located relative to area universities, research facilities and freeways. The building has interior corridors and a port cochere for convenient loading and unloading of guests, and which provides a protected entry into the hotel's lobby. Amenities include a fitness room, two meeting rooms, an outdoor swimming pool and two airport shuttle vans.

      The hotel is subject to a first mortgage with a balance of approximately $2,886,000 as of June 30, 1997, which amount is to be amortized on a monthly basis through its maturity date of July 1, 2015. The mortgage carries a fixed interest rate of 8.875% per annum. At June 30, 1997, the loan was in its third loan year. Under the terms of the mortgage, the loan may not be prepaid prior to the eighth loan year. Prepayment in loan years 8 through 14 is subject to a prepayment penalty of 7% in year 8 decreasing by 1% in each year thereafter.

      The Company intends to spend approximately $110,000 for capital improvements in 1997. Capital expenditures are expected to be financed from working capital and replacement reserves. As of June 30, 1997, the balance in the replacement reserve account was $141,768.

      Knights Inn, Westerville, Ohio. Built in 1985, the 109 room hotel is located on approximately 2.85 acres at the northern line of Heather Down Road, approximately 155 feet west of State Highway 10. Improvements consist of four one-story modular buildings with wood trimmed stone and stucco exteriors and an outdoor pool. The buildings have exterior corridors. The lobby consists of a reception area and an office.

      The hotel is subject to a first mortgage with a balance of approximately $1,049,000 as of June 30, 1997. The mortgage matures at August 1, 2001 with a remaining balance, assuming no prepayment, of approximately $867,000. The mortgage carries a fixed interest rate of 8.91% per annum. Under the terms of the mortgage, the loan may be prepaid in whole or part at any time without penalty.

      The Company intends to spend approximately $33,000 for capital improvements in 1997. Capital expenditures will be financed from working capital.

      Knights Inn, Michigan City, Indiana. Built in 1987, the 103 room hotel is located on approximately 3.45 acres on the north side of Kieffer Road approximately 1/4 mile west of U.S. Highway 421. The property is highly visible from U.S. Highway 421. Improvements consist of 5 one-story modular buildings with wood trimmed stone and stucco exteriors. The buildings have exterior corridors. The lobby consists of a reception area and an office.

      The hotel is subject to a first mortgage with a balance of approximately $1,640,000 as of June 30, 1997. The mortgage requires monthly payments and matures at April 1, 2006 with a remaining balance, assuming no prepayment, of approximately $1,097,000. The mortgage carries an interest rate of 9.5% per annum subject to adjustment every three years to a rate 100 basis points above the prime rate of Provident Bank. Such bank's prime rate is 8.50% as of August 20, 1997. The interest rate on the mortgage was last adjusted April 1, 1997. Under the terms of the mortgage, the loan may be prepaid in whole or in part at any time without penalty.

      The Company intends to spend approximately $60,000 for capital improvement in 1997. The scheduled capital improvements are expected to be financed from working capital.

      Knights Inn, Lafayette, Indiana. Built in 1987, the 112 room hotel is located on approximately 3.24 acres on the north side of State Road 26 approximately 1/2 mile west of Interstate Highway 65. The property is not visible from the interstate highway, but is visible from State Road 26. Improvements consist of four one-story modular buildings with wood trimmed stone and stucco exteriors and an outdoor swimming pool. The buildings have exterior corridors. The lobby consists of a reception area and an office.

      The hotel is subject to a mortgage with a balance of approximately $2,173,000 as of June 30, 1997. The mortgage matures at April 1, 2006 with a remaining balance, assuming no prepayment, of approximately $1,453,000. The mortgage carries an interest rate of 9.50% per annum subject to adjustment every three years to a rate 100 basis points above the original lending bank's prime rate. The interest rate on the mortgage was last adjusted April 1, 1997. Under the terms of the mortgage, the loan may be prepaid in whole or in part at any time without penalty.


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

      The Company intends to spend approximately $65,000 for capital improvements in 1997. Capital improvements are expected to be financed from working capital.

      The Managed Hotels

      The Company operates the Managed Hotels pursuant to management agreements (the "Management Agreements") with the owners of such Managed Hotels. Eleven of the Managed Hotels are operated under nationally-recognized brand names and three are non-franchised properties. The brand names of the Managed Hotels include Best Western, Days Inn, Knights Inn, Comfort Suites, Howard Johnson and Holiday Inn. There are three categories of properties from which the Company derives management fees: (i) the Beck-Yeaggy Affiliates managed by the Company;
(ii) third party owned properties managed by the Company; and (iii) third party owned properties managed by the Company's marketing partner, Summit. No single Management Agreement accounted for more than 5% of the total annual revenue of the Beck-Yeaggy Group for the year ended December 31, 1996.

      The Company is responsible for all matters relating to the day-to-day operations of the Managed Hotels and is required to prepare an annual operating budget, use its reasonable best efforts to market the hotel properties and ensure compliance with the terms of any applicable franchise agreements. As manager, the Company is also responsible for the retention and supervision of personnel, necessary for the operation of the hotel property. The Company has a contract with a third party for this purpose. See "Operations - Hotel Personnel."

      Under the terms of the Management Agreements, management fees are based on a fixed percentage of a property's total revenues and/or incentive payments based upon net operating income. Additional fees are also generated from the rendering of accounting services. Each of the Management Agreements with respect to the Beck-Yeaggy Affiliates has fixed management fees of 5% of total revenues of the Managed Hotel. The Management Agreements for properties owned by third parties provide for fixed management fees of either 4% of the total revenues of the Managed Hotel or a flat fee per month.

      The Management Agreements with respect to the Beck-Yeaggy Affiliates have a term of ten years and expire in the year 2007. The Management Agreements for properties owned by third parties generally have terms of one year and are automatically renewed for successive one year periods unless either party decides not to renew the same. Two of the Management Agreements for properties owned by third parties allow either party to terminate such agreements prior to the stated expiration date without cause. All of the Management Agreements permit the owners of the Managed Hotels to terminate such agreements prior to the stated expiration dates if the applicable hotel is sold. The Management Agreements with the Beck-Yeaggy Affiliates provide that in the event of a sale of the underlying hotels, the Company is entitled to a termination payment equal to the present value of the average of total fees for the prior three years (or such shorter period that the Management Agreement was in effect) times the number of years remaining on the term of the Management Agreement. The Management Agreements for properties owned by third parties do not provide for a termination payment in the event of a sale of the underlying hotel.

      Messrs. Beck and Yeaggy, together with Summit, organized the Beck-Summit Hotel Management Group, a Florida general partnership ("Beck-Summit"), in 1992. The Company has


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

succeeded to the 50% partnership interest in Beck-Summit previously beneficially owned by Messrs. Beck and Yeaggy. The purpose of the partnership is to market management services jointly and divide the management fees resulting therefrom. Under the terms of the agreement between the parties, the party which identifies a management opportunity acts as the manager for the applicable property and receives 80% of the management fees payable by the property owner. The remaining 20% of the management fees are retained by Beck-Summit. Funds retained by the partnership that are in excess of its cash requirements, are distributed to the Company and Summit equally. Upon termination of the partnership, each party retains the management rights to the properties it originally identified. The Beck-Yeaggy Group earned approximately $691,000 during the calendar year 1996 through its relationship with Beck-Summit.

      Operations

      The Company operates each Hotel according to a business plan specifically tailored to the characteristics of the Hotel and its market and employs centralized management, accounting and purchasing systems to enhance hotel operations, reduce the costs of goods purchased for the Hotel and increase operating margins.

      Computerized Reporting Systems. The Company has a service agreement dated April 23, 1997 for a hotel property management information system with Computel Computer Systems, Inc. ("Computel"), a corporation wholly-owned by Messrs. Beck and Yeaggy. This agreement provides a computerized system which tracks all services provided by most of the Hotels and enables the Company to monitor a broad spectrum of the operations of each Hotel covered by the system, including the occupancy and revenues of the Hotels. The agreement with Computel has a term of one year and automatically renews for successive terms of one year, unless one party notifies the other to the contrary at least three months prior to the termination date. Computel is paid a monthly fee of $275 per hotel for its basic property management software package and one computer terminal. Additional monthly fees are charged for additional terminals and add-on software for services such as guest messaging, call accounting interface, franchise central reservation interface and movie interface. On each annual renewal of the agreement, Computel is entitled to adjust its fees to the Company commensurate with the fees charged to other customers. See "Certain Relationships and Related Transactions - Interest of Messrs. Beck and Yeaggy in Service Providers to the Company."

      Hotel Personnel. Personnel at the Hotels are provided by Hospitality Employee Leasing Program, Inc. ("HELP"), a corporation wholly-owned by Messrs. Beck and Yeaggy, pursuant to an agreement dated April 23, 1997. The agreement has a term of one year and automatically renews for successive terms of one year, unless one party notifies the other to the contrary at least three months prior to the termination date. The Company pays HELP the actual costs of the personnel provided to it to operate the Hotels plus an administrative fee of $8.15 per bi-monthly pay period per person provided. See "Certain Relationships and Related Transactions - Interest of Messrs. Beck and Yeaggy in Service Providers to the Company."

      Franchise Agreements

      The Company has entered into non-exclusive multi-year franchise, licensing or membership agreements, which allow the Company to utilize the franchise or brand name of the franchiser or licensor. The Company believes that its relationships with nationally recognized franchisers provides significant benefits for its existing Owned Hotels. The franchise agreements require the Company to pay annual fees, to maintain certain standards and to implement certain programs which require additional expenditures by the Company such as remodeling or redecorating. The payment of annual fees, which typically total from 8% to 12% of room revenues, covers royalties and the costs of marketing and reservation services provided by the franchisers. Franchise agreements, at their inception, generally provide for a term of 15 years and for an initial fee in addition to annual fees payable to the franchiser.

      The Company currently has franchise or membership relationships with Days Inn, Knights Inn and Best Western, and through the Managed Hotels, relationships with Howard Johnson, Comfort Suites and Holiday Inn. Franchise agreements may be terminated if, among other reasons, the Company breaches its obligations under the agreement, the hotel is not operated in the ordinary course of business or the Company becomes financially unstable. There can be no assurance that a desirable replacement could be available if any of the franchise agreements were to be terminated. Upon such termination, the Company would incur the costs of signage removal and other expenses, possible lost revenues and the costs incidental to establishing new associations.

      Employment and Other Government Regulation

      The lodging industry is subject to numerous federal, state and local government regulations, including those relating to the preparation and sale of food and beverages (such as health and liquor license laws) and building and zoning requirements. Also, the Company and HELP are subject to laws governing relationships with employees, including minimum wage requirements, overtime, working conditions and work permit requirements. The failure to obtain or retain liquor licenses or an increase in overall wage rates, employee benefit costs or other costs associated with employees, could adversely affect the Company. Under the Americans with Disabilities Act of 1990 (the "ADA") all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. While the Company believes its hotels are substantially in compliance with these requirements, a determination that the Company is not in compliance with the ADA could result in the imposition of fines or an award of damages to private litigants. These and other such initiatives could adversely affect the Company.

      Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In connection with the ownership or operation of the Hotels, the Company may be potentially liable for any such costs. Although the Company is not currently aware of any material environmental claims pending or threatened against it, no assurance can be given that a material environmental claim will not be asserted against the Company or against the Company and the Hotels. The cost of defending against claims of liability or of remediating a contaminated property could have a material adverse effect on the results of operations of the Company.

      Competition

      The lodging industry is highly competitive both in terms of geographic markets and market segmentation. The Owned Hotels are in the market segment known as limited service budget hotels. The Company competes with other franchisers of Days Inn hotels, Knights Inn hotels and Best Western hotels within the geographic markets of the applicable Owned Hotels and operators of other limited service budget hotels under franchise names such as Red Roof Inn, Super 8 and Motel 6, as well as independent hotel operators in the applicable geographic markets. The Managed Hotels cover the spectrum of market segments and include limited service budget hotels, full service mid-market hotels and higher rated luxury properties. Like the Owned Hotels, the Managed Hotels compete, within their geographical markets, with other properties operating under the same franchise names, with properties operating under other franchise names and with independent operators. Several owners/managers of multiple hotel properties are larger than the Company and have greater financial and other resources and better access to the capital markets than the Company. Performance of the hotel industry has been cyclical and is affected by general economic conditions and by the local economy where each hotel is located. In addition, to remain competitive, hotels must be periodically renovated and modernized in order to compete with newer or more recently renovated facilities. Furthermore, shifts in demographics or other local market changes can reduce the economic returns from a hotel.

      Employees

      As of August 1, 1997, four full-time employees and four part-time employees of the Company were engaged in management, business operations and administration of its hospitality business. In addition, at that date approximately 817 individuals employed by HELP provided services at the Hotels under a service agreement between HELP and the Company. See "The Hospitality Business - Operations."

      Growth Strategy

      Management of the Company intends to pursue a program of expanding its business of the acquisition and/or management of hospitality (including hotels), recreation, health care, entertainment or other related properties through the marketing of its services to properties not owned by the Company or by affiliates of Messrs. Beck and Yeaggy and through the acquisition of properties either by itself or with others. Presently, the Company is engaged in preliminary discussions with various parties who desire to sell hotel properties. No acquisition proposals have been presented to the Company's Board of Directors. There can be no assurance that any of these discussions will result in an actual transaction. Moreover, there can be no assurance that the Company will be successful in pursuing its growth strategy due to the highly competitive nature of the market and current limitations on the Company's ability to raise capital through the issuance of Common Stock and certain types of preferred stock. See "Risk Factors -Competition"; and - "Possible Need for Additional Financing" and "Management's Discussion and Analysis or Plan of Operation - Liquidity and Capital Resources."

      Investment Policies

      Generally. The Company's core business is the acquisition and/or management of hospitality (including hotels), recreation, health care, entertainment or other related properties which the Company believes may benefit from the Company's management expertise.

      Investments in Real Estate or Interests in Real Estate. Investments in properties may include the acquisition and redevelopment of existing properties, the acquisition of existing properties in concert with a third party, acquisition of existing or new management contracts related to hospitality, recreation, health care or entertainment properties or, in circumstances the Company deems potentially advantageous, the acquisition of unimproved property and the subsequent development or sale of such property.

      There is no limitation on the percentage of the Company's assets which may be invested in any one investment or in any one type of investment, including the geographic location or distribution of such investments. The Company's investment policy may be changed without a vote of the Company's security holders. The primary purpose of the Company's acquisition and investment policy is to acquire assets which will provide income to the Company. Capital gains related to the disposition of assets held by the Company is a secondary consideration.

      While the Company is unrestricted in terms of the type of properties in which it may invest, the Company intends to focus its real estate investments on hospitality or entertainment-related properties without specific geographic limitations. Financing for any acquisitions undertaken by the Company is expected to be provided through a combination of cash on hand, internally generated cash, capital stock transactions (to the extent such capital stock transactions can be accomplished without jeopardizing the Company's net operating loss carryforwards) and through borrowings. There can be no assurance that the enumerated sources of financing will be available to the Company on a timely basis nor that borrowings by the Company will be available on terms the Company deems acceptable, or at all. There is no limitation as to the amount of indebtedness the Company may incur nor the amount or number of mortgages which the Company may place on any one piece of property.

      Investments in Real Estate Mortgages. The Company does not, within its core business, intend to invest in real estate mortgages, except as ancillary to the acquisition of other assets. It is not the Company's intention to service or to warehouse real estate mortgages, nor is it the Company's intention to invest in real estate mortgages as a passive investor in such instruments.

      Securities of or Interests in Persons Primarily Engaged in Real Estate Activities. The Company does not intend to invest in securities of persons primarily engaged in real estate activities, except where such investment may be ancillary or incidental to transactions involving hospitality, recreation or entertainment-related properties or management agreements to be acquired by the Company. In this respect, the Company may acquire positions in corporate common stock, real estate investment trusts, partnerships or limited liability companies.

The Energy Service Business

      General

      In July 1996 the Company acquired the assets and liabilities of Pre-Tek Wireline Service Company, Inc. ("Wireline"), an oil and gas engineering services and wireline logging company based in Bakersfield, California, and all of the stock of its wholly-owned subsidiary, KFE Wireline, Inc. ("KFE", and collectively with Wireline, "Pre-Tek"), which engages in the same type of businesses as Wireline. Wireline was founded in 1989 to provide customers in the oil and gas industry with integrated well testing and production logging services. The company provides precision downhole data acquisition systems, and also uses advanced computer software to provide a complete analysis service including well test design and interpretation and simulation.

      Pre-Tek's operations are primarily in California. Its major customers include Mobil Oil Corp., Chevron U.S.A., Inc., Texaco E & P Inc., Unocal Corporation, Shell Western E&P and Southern California Gas Company. Wireline acquired KFE in February 1996.

      Wireline logging services are required in order to evaluate downhole conditions at various stages of the well drilling and production process. Such services are typically provided with a truck-mounted winch unit equipped with an armored cable to which a variety of tools may be attached. The cable, which contains one or more electrical conductors, is used to lower instruments and tools into a well to perform a variety of services and tests. The winch unit's instrument cab compartment contains both computerized and electronic equipment to supply power to downhole instruments, to receive and record data from these instruments in order to produce the logs which define specific characteristics of each formation, the flow of product from the well and to display the data received from the well.

      These services are performed at various times, from the time a well is first drilled until it is depleted and abandoned. Open hole logging is performed after the drilling of the well. Cased hole logging is performed after the casing is set in the well and cemented into place, and from time-to-time thereafter, during the life of the well. Cased hole services include radioactive and acoustic logging which are used to evaluate downhole conditions such as lithology, porosity, production patterns and the cement bonding effectiveness between the casing and the formation. Other cased hole services include perforating, which opens up the casing to allow production from the formations, and free-point and back-off, which locates and releases pipes that have become lodged in the well. Cased hole services are used in the initial completion of the well and in virtually all subsequent workover and stimulation projects throughout the life of the well. Pre-Tek performs these services at the well site for well operators and owners.

      Competition

      Pre-Tek's services are sold in highly competitive markets. Competition is based upon a combination of price, service (including the ability to deliver services on "as needed, where needed basis") and technical proficiency. Pre-Tek's major competitors include Schlumberger, Ltd., Halliburton Company and Black Warrior Wireline Corp., all of which service many geographic areas and, in the case of the first two companies, conduct their operations worldwide. These competitors are larger and have greater resources than Pre-Tek.

      Government Regulation

      Pre-Tek is subject to various licensing requirements under California law pertaining to the use and transportation of radioactive materials and other hazardous substances utilized in down hole testing, as well as other state and federal environmental laws and regulations concerning anti-pollution controls and waste discharge. Compliance with such requirements has historically neither substantially increased capital expenditures nor adversely affected the Pre-Tek's competitive position. There can be no assurance that this condition will continue in the future.

      Employees

      Pre-Tek has 13 full time employees, of which nine are field personnel who are responsible for the labor and technical aspects of downhole well testing and logging, two are management, one is clerical and one is a salesperson. Pre-Tek retains part-time employees on an as needed basis.

History of the Company's Reorganization

      Under the terms of the Plan, (i) The United States Lines, Inc. and United States Lines (S.A.), Inc. Reorganization Trust (the "Reorganization Trust") was created for the benefit of unsecured creditors of U.S. Lines and U.S. Lines (S.A.); (ii) certain assets and liabilities of U.S. Lines and U.S. Lines (S.A.) were transferred to the Reorganization Trust; and (iii) U.S. Lines and U.S. Lines (S.A.) were discharged of all liabilities.

      The agreement establishing the Reorganization Trust (the "Trust Agreement") provided for shares of stock of Janus and JI Subsidiary to be distributed to the unsecured creditors as their claims were allowed. See "The Reorganization Trust." The Plan provided for the unsecured creditors to hold a majority of the outstanding stock of the reorganized companies through the Reorganization Trust and further provided for a sale of stock to an investor who would identify investment opportunities for the reorganized companies.

      A principal objective of the Plan revealed in the Second Amended and Restated Disclosure Statement of McLean Industries, Inc., First Colony Farms, Inc., United States Lines and United States Lines (S.A.), Inc. dated February 23, 1989 (the "Disclosure Statement") was the preservation and maximization of substantial net operating loss carryforwards ("NOLs") of U.S. Lines and U.S. Lines (S.A.) for Federal income tax purposes. The Plan designed the Company's post-reorganization capital structure in order to comply with the net operating loss provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and to ensure that at least one half of the common stock of Janus was owned by creditors whose claims were "old and cold". For purposes of this Registration Statement the term "Net NOLs" means the amount of NOLs of U.S. Lines and U.S. Lines (S.A.) for federal income tax purposes adjusted to reflect reductions and related adjustments required under Code ss.382(1)(5) subject to Internal Revenue Service audits, subsequent changes in the ownership of the Company and effects under Code ss.382, the application of Code Sections 269 and 384, and the consolidated return regulations under Code Section 1502. See "The Net Operating Loss Carryforwards - Application of Code ss.382 Under the Chapter 11 Reorganization". Management of the Company believes that after taking into account these reductions and related adjustments the Net NOLs currently are at least $500 million. See "Risk Factors - Net Operating Loss Carryforwards".


      For financial statement reporting purposes, no value is assigned to the Net NOLs due to the Company's historical lack of taxable income and the contingency that the Net NOLs may be reduced as a result of Internal Revenue Service review. See Note 5 to the Consolidated Financial Statements of Janus Industries, Inc. Moreover, while the Net NOLs may be available to the Company, management of the Company believes that it is unlikely that it will be able to utilize a significant portion of the Net NOLs prior to their scheduled expiration during the period 1999 through 2002. The present scope of the Company's operations, which resulted in pro forma revenues of less than $15,000,000 for the year ended December 31, 1996, produces insufficient taxable income to take advantage of a material amount of the Net NOLs during their limited remaining life. See "Unaudited Pro Forma Condensed Combined Statement of Operation for the Year Ended December 31, 1996."


      Indebtedness of creditors was deemed "old and cold" by the Reorganization Trust if the indebtedness (i) was held by a particular creditor for at least 18 months before the date of the filing of the Chapter 11 case or (ii) arose in the ordinary course of the trade or business of the old loss corporation and was held by the person who at all times held a beneficial interest in that debt. Common Stock was issued to creditors with "old and cold" indebtedness and a class of 4,000 shares of 12% preferred stock, having a liquidation value of $100 per share (the "Series A Preferred Stock"), was created for distribution to those creditors whose claims did not meet the "old and cold" criteria. The Company redeemed the outstanding shares of Series A Preferred Stock in December 1996.

      Under the terms of the Plan, reorganized U.S. Lines (S.A.) remained a separate entity under the name JI Subsidiary. Approximately ninety percent (90%) of the outstanding common stock of JI Subsidiary is owned by Janus. As another means of preserving the Federal income tax attributes of both U.S. Lines and U.S. Lines (S.A.), the Reorganization Trust was issued both common stock of JI Subsidiary and a class of preferred stock of JI Subsidiary (the "JIS Series A Preferred Stock") for the benefit of the separate former unsecured creditors of U.S. Lines (S.A.). JI Subsidiary redeemed the outstanding shares of JIS Series A Preferred Stock in December 1996.

      The Dyson-Kissner-Moran Corporation, through a subsidiary ("DKM"), was the investor which acquired stock of Janus as part of the Plan. DKM purchased 36% of the stock of Janus for $3,000,000 and received a warrant to buy an additional 9% of the stock. In addition, DKM purchased shares of the common stock of JI Subsidiary and shares of JIS Series A Preferred Stock. Under the Plan, DKM controlled the board of directors of Janus and provided managerial services. Three representatives of the unsecured creditors of U.S. Lines also served on the board.

      The combination of an initial cash investment from the unsecured creditors, an initial cash investment from DKM, estimated available NOLs of at least $500 million and DKM's experience in acquisitions, investments and management were to have resulted in Janus' acquisition of one or more operating companies, the goal of which was to enhance the value of the Janus stock to be distributed to the former creditors from the Reorganization Trust. After five years, DKM was unable to make an acquisition for Janus or JI Subsidiary. DKM's stock in Janus and JI Subsidiary was redeemed effective May 15, 1995 for less than half of DKM's original investment.

      Effective upon the redemption, the representatives of the former creditors of U.S. Lines on the Janus Board of Directors assumed responsibility for the management of the Company and JI Subsidiary. The Board thereafter retained James
E. Bishop, an individual with experience in mergers, acquisitions and investment banking as a senior officer and charged him with the responsibility of carrying out the Company's and JI Subsidiary's acquisition objectives.

The Reorganization Trust

      The Reorganization Trust was created by the Plan for the purpose of resolving the disputed claims of former unsecured creditors of U.S. Lines and U.S. Lines (S.A.), marshalling the remaining assets of U.S. Lines and U.S. Lines (S.A.), such as claims against third parties, and acting as the disbursing agent for distributions to the former creditors. The Trustee of the Reorganization Trust is John T. Paulyson, who has been employed by the Reorganization Trust since its inception.

      The Reorganization Trust was issued stock by both Janus and JI Subsidiary which was intended by the Plan to be distributed to the former creditors of U.S. Lines and U.S. Lines (S.A.) as their claims were resolved. 5,000,000 shares of the Company's Common Stock was originally issued to the Reorganization Trust, all ultimately to be distributed to allowed creditors of U.S. Lines. As of June 9, 1997, the most recent distribution date, 3,943,025 of such shares have been distributed by the Reorganization Trust to former creditors.

      The balance of 1,056,975 shares, inclusive of a fixed reserve of 352,850 shares of Common Stock established by order of the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") for the benefit of asbestos-related and other late-manifesting claimants, is to be distributed to former creditors of U.S. Lines. The former creditors of U.S. Lines whose claims have yet to be resolved include, in addition to approximately 900 non-asbestos related claimants, more than 10,800 individuals who have asserted asbestos and other late-manifesting personal injury claims. The resolution of these claims (and any future late-manifesting asbestos and other personal injury claims) is delayed, in part, by a dispute between the Reorganization Trust and the insurance carriers of U.S. Lines over certain aspects of insurance coverage. This dispute has no impact upon the Company other than delaying identification of individual shareholders and prolonging the activities of the Reorganization Trust the operations of which utilize cash which the Company and JI Subsidiary might receive as a distribution.

      The Trust Agreement provides for the Reorganization Trust to make contributions of cash to Janus and JI Subsidiary from time to time of cash on hand which exceeds its projected liabilities and administrative requirements. Such contributions are to be made ninety percent (90%) to Janus and ten percent (10%) to JI Subsidiary. In accordance with this provision, the Reorganization Trust transferred an aggregate of $7,621,980 to Janus and JI Subsidiary during 1996. An additional $755,000 was transferred on April 25, 1997 and $6,736,022 was transferred on August 19, 1997. The latter amount was attributable to the settlement of an adversary proceeding commenced by the Reorganization Trust on September 18, 1989 against the United States Maritime Administration ("MARAD") relating to a sum of money that was subject to an alleged preferential security interest received by MARAD. The full amount of the settlement proceeds received by the Reorganization Trust was contributed to the Company and JI Subsidiary.

      As of June 30, 1997, the Reorganization Trust reported total cash and cash equivalents of $5,431,293 of which $2,417,110 was identified as "restricted funds". While there is no objective formula to determine the extent to which Reorganization Trust assets exceed projected liabilities and administrative requirements, management of the Company believes that more monies may ultimately be available for contribution to the Company and JI Subsidiary by the Reorganization Trust. For the fiscal year 1996, the Reorganization Trust reported operating expenses (including litigation expense) of approximately $1,000,000. However, during 1997, the administrative costs of the Reorganization Trust have been decreased through reductions in personnel and office space, attributable to the decreasing volume of unsettled claims of former unsecured creditors of U.S. Lines and U.S. Lines (S.A.). Also, the MARAD litigation has been concluded. The principal unknown variable which could cause substantial depletion of the unrestricted available cash and cash equivalents is the remaining period of Reorganization Trust activity necessary to resolve outstanding claims, particularly, the asbestos and other late-manifesting personal injury claims, and the amount of professional fees associated with this activity. No assurance can be given, nor is any assurance intended, that additional cash will become available to the Company and JI Subsidiary from the Reorganization Trust or the amount of such additional cash, if any.

            The Net Operating Loss Carryforwards

      The following description of the NOLs is based upon management's analysis of the application of the relevant sections of the Code to the historical NOLs of U.S. Lines and U.S. Lines (S.A.). There can be no assurance that the Internal Revenue Service or the courts will agree with management's analysis. There are substantial risks associated the Company's utilization of its NOLs. See "Risk Factors - Net Operating Loss Carryforwards."

      In the Disclosure Statement, it was estimated that the Gross NOLs available to U.S. Lines and U.S. Lines (S.A.) (collectively, the "US Lines Group") were in the range of $900 million to $1.15 billion dollars. For purposes of this Registration Statement, unless otherwise defined or modified, the term "Gross NOLs" means the total NOLs reported to the Internal Revenue Service on the federal income tax returns of U.S. Lines and U.S. Lines (S.A.), including any filed amended returns, before the application of any reductions and related adjustments described in the following paragraphs under this heading "The Net Operating Loss Carryforwards". Based on its federal income tax returns for the years of 1985 through 1995, Janus reported cumulative Gross NOLs of approximately $970,000,000. Under Code ss.172(b), unused NOLs expire after fifteen taxable years from the taxable year of loss. Therefore, minor amounts of these Gross NOLs will expire before 1999 (approximatley $1,700,000) and material amounts of these NOLs will expire beginning in 1999 (approximately $124,000,000 in 1999, approximately $623,000,000 in 2000, approximately $201,000,000 in 2001, approximately $9,000,000 in 2002 and smaller amounts in later years.)


      After taking into account the reorganization of the US Lines Group pursuant to the Plan (especially because of the reductions and related adjustments imposed by Code ss.382(1)(5)), as described in more detail in this section "The Net Operating Loss Carryforwards", management of the Company believes the Net NOLs are currently at least $500 million, although management further believes that it is unlikely that the Company will be able to generate sufficient taxable income in order to utilize a material portion of these Net NOLs prior to their scheduled expirations during the period 1999 through 2002. Moreover, the NOLs of the Company may be affected by Internal Revenue Service audits, subsequent changes in the ownership of the Company and effects under Code ss.382, the application of Code Sections 269 and 384, and the consolidated return regulations under Code Section 1502, which are described below in this section. See "Risk Factors - The Net Operating Loss Carryforwards."


      Cancellation of Debt Income. Under the Plan, as described in the Disclosure Statement, unsecured indebtedness of the US Lines Group with an aggregate face amount of approximately $1 billion to $1.35 billion was canceled. Generally, the Code provides that a debtor whose indebtedness is canceled must include the amount of canceled indebtedness in gross income to the extent the indebtedness canceled exceeds any consideration given for the cancellation. The Code further provides, however, that if a taxpayer is the subject of a bankruptcy case and the cancellation of indebtedness ("COD") is pursuant to a plan approved by the Bankruptcy Court, the amount canceled is not required to be included in gross income. Instead, if the creditors receive cash or property other than stock of the debtor, any amounts so excluded from gross income reduce prescribed tax attributes of the debtor, including NOLs and the bases of the assets of the debtor, in a specified order of priority beginning with NOLs. As described in the Disclosure Statement, since it was expected that creditors would receive some stock of the debtor (discussed in the following paragraphs), it was anticipated that the amount of NOLs that would be reduced pursuant to these provisions would be relatively small.

      Provided two "de minimis" requirements were satisfied, if a debtor in bankruptcy satisfied its debt by issuing its own stock prior to the effective date of the Revenue Reconciliation Act of 1993, the debtor generally did not recognize COD income nor did it suffer NOL reduction. To satisfy these two de minimis requirements former Code ss.108(e)(8) required that (i) a creditor must have received more than nominal or token shares, and
(ii) with respect to any unsecured creditor, the ratio of the value of the stock received by the unsecured creditor to the amount of its indebtedness canceled or exchanged for the stock must not have been less than 50% of a similar ratio computed for all unsecured creditors participating in the restructuring. For purposes of this ratio, secured creditors were treated as unsecured to the extent they were under-secured.

      It had been hoped that the US Lines Group could meet the two de minimis tests by issuing stock of U.S. Lines to the creditors of both U.S. Lines and U.S. Lines (S.A.) because this approach would have provided a simpler and more flexible capital structure for the U.S. Lines Group. U.S. Lines requested a private letter ruling from the Internal Revenue Service asking it to rule that the US Lines Group could be considered a single entity both in applying the stock for debt exception to COD and in applying Code ss.382 (discussed below). A favorable ruling on this issue, however, could not be obtained because on policy grounds the Internal Revenue Service was unwilling at that time to allow a subsidiary to utilize its parent's stock in applying the stock for debt exception of Code ss.382. Therefore, both U.S. Lines and U.S. Lines (S.A.) issued stock to their respective unsecured creditors to minimize any COD. Because the Reorganization Trust represented and acted on behalf of the creditors of both U.S. Lines and U.S. Lines (S.A.), stock of both entities was issued to the Reorganization Trust in order to settle claims of creditors of both entities.

      The Plan was confirmed in 1989. Pursuant to the Plan, the then outstanding common stock of U.S. Lines was canceled. Sixty-four percent (64%) of the issued shares of Common Stock (55% after dilution for the warrant issued to DKM) and 2,200 shares of the Series A Preferred Stock, was distributed to the Reorganization Trust for the benefit of creditors of U.S. Lines in exchange for the cancellation of their debt and a $3 million cash capital contribution. DKM contributed $3 million dollars in exchange for 36% of the issued Common Stock, 1,800 shares of the Series A Preferred Stock, that qualified under Code ss.1504(a)(4), which is discussed below, and a warrant to acquire an additional 9% of the Common Stock at a nominal exercise price (the "Warrant"). All of the interests of DKM in Janus and JI Subsidiary were redeemed effective May 15, 1995.

      Code ss.382 In General. If a corporation undergoes an "ownership change", Code ss.382 limits the corporation's right to use its NOLs each year to an annual percentage (based on the federal long-term tax-exempt rate) of the fair market value of the corporation at the time of the ownership change (the "Section 382 Limitation"). If an ownership change under Code ss.382 is triggered, a corporation may also be restricted from utilizing certain built-in losses and built-in deductions recognized during a five-year recognition period after the ownership change. A corporation is considered to undergo "an ownership change" if, as a result of changes in the stock ownership by "5-percent shareholders" or as a result of certain reorganizations, the percentage of the corporation's stock owned by those 5-percent shareholders has increased by more than 50 percentage points over the lowest percentage of stock owned by those shareholders at any time during a prescribed prior three-year testing period. Five-percent shareholders are persons who hold 5% or more of the stock of a corporation at any time during the testing period as well as groups of shareholders who are not individually 5-percent shareholders. Stock ("Section 1504(a)(4) stock") that is limited and preferred as to dividends, does not participate in corporate growth to any significant extent, has redemption and liquidation rights that do not significantly exceed the issue price of the stock, is not convertible into another class of stock and is not entitled to a vote (except as a result of dividend arrearages) is not considered stock for this purpose.

      Application of Code ss.382 Under the Chapter 11 Reorganization. Management does not believe that the US Lines Group was subject to the Section 382 Limitation because although a 50% ownership change was expected to occur as a result of the transfer of stock of Janus and JI Subsidiary to the Reorganization Trust for the benefit of the former unsecured creditors, an exception under Code ss.382(l)(5) is believed to have applied as described as follows. Code ss.382(l)(5) provides that the Section 382 Limitation will not apply to a loss corporation if (1) the corporation, immediately before the ownership change, is under the jurisdiction of a court in a United States Code Title 11 or similar case, and (2) the shareholders and creditors of the old corporation own at least 50% of the total voting power and value of the stock of the corporation after the "ownership change" as a result of being shareholders and creditors before the change. Stock transferred to such creditors counts only if it is transferred with respect to "old and cold" indebtedness (as defined above). The debtor company U.S. Lines requested a private letter ruling from the Internal Revenue Service to the effect that if a corporation or other entity held indebtedness of U.S. Lines that was otherwise "old and cold", the indebtedness would not lose its characterization as "old and cold" as a result of changes in ownership of the corporation or entity. Such a ruling was issued on December 22, 1989 (the "IRS Ruling"). The IRS Ruling also held that the ownership change of U.S. Lines was covered by Code ss.382(l)(5) and therefore the Section 382 Limitation was not triggered as a result of the owner shift associated with the reorganization.

      Consistent with the IRS ruling, the Company's management believes that Code 382(l)(5) applied to the transfer of Janus stock to the U.S. Lines creditors and JI Subsidiary's stock to the U.S. Lines (S.A.) creditors. Under former Code 382(l)(5)(c), although the ss.382 Limitation does not apply, the Gross NOLs originally available to the US Lines Group must nevertheless be reduced by Janus and JI Subsidiary to the extent of 50% of the COD income not taken into account by virtue of the stock for debt exception of Code ss.108(e)(10)(B) (see "Cancellation of Debt Income", above in this section). Based on a review of its accounting and tax records related to this formerly unrecognized COD income conducted by the Company's management with the assistance of outside tax professionals, the Company's management believes that its Gross NOLs must be reduced and adjusted under former Code ss.382(1)(5)(C) in an amount of approximately $450,000,000. The calculation of the unrecognized COD income amount depends on the characterization of certain historical loans and other financial relationships as well as on certain assumptions and estimates. While management of the Company believes it has a reasonable basis for this calculation, no assurance can be provided that the Internal Revenue Service would agree with the Company's analysis. In addition, the Company's management is not aware of any authority published by the Internal Revenue Service or otherwise that describes the proper method of allocating the reduction under Code ss.382(1)(5)(C) among the particular NOLs according to source year. Under Code ss.382(l)(5)(B), the Gross NOLs originally available to the US Lines Group must also be reduced by Janus and JI Subsidiary to the extent of the amount of interest accrued with respect to such canceled debt during the three taxable years prior to the taxable year of the "ownership change" and during the taxable year of the "ownership change" (up to the change date.) This Code ss.382(1)(5)(B) adjustment is relatively minor (i.e. no more than $5 million) because Janus filed its bankruptcy petition in 1986 and had substantially ceased to accrue interest expense on its federal income tax returns. After taking into account those reductions and related adjustments to the Gross NOLs, management of the Company believes that the Net NOLs currently are at least $500 million subject to Internal Revenue Service audits, subsequent changes in the ownership of the Company and effects under Code ss.382, the application of Code Sections 269 and 384, and the consolidated return regulations under Code Section 1502, which are described below in this section. See "Risk Factors - The Net Operating Loss Carryforwards".

      Redemption of DKM. Management of the Company believes that the redemption of stock held by DKM did not cause an ownership change under Code ss.382. DKM held 36% of the stock of Janus, based on a determination that the Warrant would not be deemed exercised pursuant to the option attribution rules under Internal Revenue Service regulations. At least one former creditor, Daewoo Corporation, became a 5-percent shareholder of the Company based upon its claims against U.S. Lines as settled by the Reorganization Trust. The remaining beneficiaries of the Reorganization Trust, which individually were not 5-percent shareholders through the Reorganization Trust, were collectively a "public group" 5-percent shareholder for purposes of Code ss.382.

      The interests of the Daewoo Corporation and the public group increased by a total of 36 percentage ownership points as a result of the redemption of the Common Stock held by DKM. This was less than the 50% necessary for an ownership change under Code ss.382.

      The redemption of the interests of DKM also gave rise to the emergence of several new 5-percent shareholders based upon their respective interests in the Reorganization Trust. As a result of restrictions contained in the Company's Restated Certificate of Incorporation, as amended, Daewoo Corporation and these 5-percent shareholders are presently precluded from acquiring additional shares of Common Stock. See "Description of Securities - Preservation of Income Tax Attributes."

      Code ss.382 and Subsequent Events and Investors. After the issuance of Common Stock in the acquisitions recently completed by the Company, management of the Company believes that the Company's current cumulative ownership shift under Code ss.382 is only a few percentage points short of a 50 percentage point ownership change. If a future ownership change under Code ss.382 were triggered, the Company would be allowed to use its NOLs only up to the amount of its
Section 382 Limitation on an annual basis. More specifically, this annual amount would equal the fair market value of the Company at that time of the ownership change multiplied by the federal long-term tax-exempt rate. Therefore, it will be necessary for Janus to monitor, and Janus has taken certain steps to so monitor, any further transfers of Common Stock by its 5-percent shareholders and further issuances or redemptions of Common Stock. See "Description of Securities
- Preservation of Income Tax Attributes". Because Code ss.382 tests whether a 50 percentage point ownership change has occurred over a three-year testing period, Janus' capacity to issue more Common Stock during the three years subsequent to these recent transactions will be severely curtailed.

      If the Company issues stock in connection with acquisitions or to raise cash, the new shareholders generally will be treated as either new 5-percent shareholders or a new public group under Code ss.382.

      Certain Transferability Restrictions. In accordance with authority granted by the Company's Restated Certificate of Incorporation, as amended, the Company has imposed certain transferability restrictions upon Daewoo Corporation, Mitsubishi Corporation, General Electric Capital Corporation and The Prudential Insurance Company of America, each of whom is presently a 5-percent shareholder for purposes of Code ss.382. These restrictions provide that until April 24, 2001, the specified shareholders shall be prohibited from transferring, in any manner, any shares of Common Stock, without the consent of the Company's Board of Directors. The Company shall have no obligation to consent to a transfer unless it shall have received an opinion of legal counsel acceptable to the Company to the effect that the transfer does not give rise to an "ownership change" under Code ss.382 or otherwise affect the availability to the Company of its NOLs and any other applicable tax attributes for Federal income tax purposes. In addition to such imposed transferability restrictions, Messrs. Beck and Yeaggy have agreed to equivalent transferability restrictions. See "Certain Relationships and Related Transactions Transferability Restrictions on Stock Owned by Messrs. Beck and Yeaggy and Registration Rights." In the event that the Company's Board of Directors is willing to consent to a transfer of Common Stock by any one shareholder subject to transferability restrictions, the other shareholders subject to equivalent restrictions, including Messrs. Beck and Yeaggy, will be offered the opportunity to engage in a transfer on a ratable basis.

      Impact of Consolidated Return Regulations. Under the consolidated return regulations pursuant to the Code, the consolidated return change of ownership ("CRCO") rule may limit the carryover of NOLs from a consolidated return year ending before the year of a CRCO ownership change. The Company believes that the changes to the US Lines Group former consolidated group's capital structure caused a CRCO ownership change on or about December 30, 1988 when U.S. Lines left its former consolidated group. To the extent the CRCO rule applies, Janus and JI Subsidiary may carry over NOLs incurred in tax years prior to the CRCO change of ownership only to the extent of the consolidated taxable income of Janus and JI Subsidiary in the particular year after the CRCO ownership change. The CRCO rule should not adversely affect the use of NOLs against the income of a business acquired directly by Janus through merger or the purchase of the acquired entities assets. The CRCO rule may prevent the Janus consolidated group from utilizing its pre-CRCO NOLs against income generated by a newly acquired business that is held in a subsidiary other than JI Subsidiary. Even with a CRCO ownership change in 1988, the CRCO rule should not prevent the Janus consolidated group from utilizing its NOLs that were generated in 1988 or in later years against income of a new subsidiary.

      Effect of Code ss.384. Congress adopted Code ss.384 in 1987 to prevent a loss corporation from using its pre-acquisition NOLs and net built-in losses against any net built-in gains of a corporation the control of which (utilizing an 80% test of Code ss.1504(a)(2)) is acquired by the loss corporation or whose assets are acquired by the loss corporation in certain types of reorganizations. The limitation of Code ss.384 applies to built-in gains recognized within the five-year recognition period after the acquisition date. Code ss.384 will prevent Janus from utilizing its NOLs against built-in gains recognized by any acquired companies (assuming the control test is met) within five years of the acquisition date, including Janus' recent entry into the hospitality business. Any future acquisitions by Janus will need to be analyzed for the impact that Code ss.384 may have on the utilization of Janus' NOLs against any recognized built-in gains. The interaction of the five-year rule of Code ss.384 with the impending expiration of most of the NOLs of Janus under the general rule of Code ss.172 reduces the possible tax benefit Janus can expect from its NOLs.

      Effect of Code ss.269. Code ss.269(a) provides that if:

            (1) any person or persons acquire ... directly or indirectly, control of a corporation, or

            (2) any corporation acquires ..., directly or indirectly, property of another corporation, ... the basis of which property, in the hands of the acquiring corporation, is determined by reference to the basis in the hands of the transferor corporation, and the principal purpose of such acquisition was the evasion or avoidance of Federal income tax by securing the benefit of a deduction, credit, or other allowance which such person or corporation would not otherwise enjoy, then the Internal Revenue Service may disallow such deduction, credit, or other allowance. Control is defined to mean the ownership of stock possessing at least 50% of the total combined voting power of all classes of stock entitled to vote or at least 50% of the total value of shares of all classes of stock of the corporation.

      Under Treas. Reg. ss. 1.269-3(a), the determination of the purpose for which an acquisition was made requires a scrutiny of the entire circumstances in which the transaction or course of conduct occurred, in connection with the tax result claimed to arise therefrom.

      The Disclosure Statement states that Code ss.269 should not apply to the transactions provided for under the Plan. The Disclosure Statement points out that the creditors' receipt of Common Stock of the Company was a direct consequence of their having extended credit to the debtor U.S. Lines. This credit was not extended to achieve control of the debtor in bankruptcy and thus avoid or evade federal income tax. Presumably, because of the 50% control test, Code ss.269 would not have applied to the DKM transaction. It is uncertain whether the Internal Revenue Service would attempt to apply Code ss.269 to any acquisition by Janus that met the 50% control test because, in part, of the difficulty in determining whether the principal purpose for which an acquisition was made was evasion or avoidance of federal income tax.

Risk Factors

      The Common Stock of the Company is speculative in nature and involves a high degree of risk. The risk factors below are not listed in order of importance.

      Possible Need for Additional Financing

      The Company has been substantially dependent upon mortgage loans for the financing of its real estate activities and internal cash flow for its working capital requirements. The Company anticipates that in the absence of further acquisitions and based on currently proposed plans and assumptions relating to its operations, that available resources, including its current cash balances, will be sufficient to satisfy the Company's contemplated cash requirements for at least the next 24 months. In the event that the Company's plans change, or its assumptions change or prove to be inaccurate, the Company could be required to seek additional financing or curtail its activities. The Company has no current arrangements with respect to, or sources of, additional financing. Any equity financing may involve substantial dilution to the interest of the Company's stockholders, and any debt financing could result in operational or financial restrictions on the Company. There can be no assurance that any additional financing will be available to the Company on acceptable terms or at all. There are also restrictions on the Company's ability to issue Common Stock and certain kinds of preferred stock if the Company wishes to preserve its NOLs. See "Description of Business - The Net Operating Loss Carryforwards" and "Management's Discussion and Analysis - Janus Industries, Inc. and Subsidiaries."

      Conflicts of Interest

      Messrs. Beck and Yeaggy continue to own and/or manage hotel properties independent of the Company which are located in markets in which the Company is operating. While under the terms of their employment agreements with the Company, Messrs. Beck and Yeaggy are prohibited from acquiring additional interests in hotels or hotel management companies while they serve as officers of the Company, their present independent businesses give rise to the possibility of conflicts of interest in common markets.

      The Company relies upon Computel and HELP, which are wholly-owned by Messrs. Beck and Yeaggy, for administrative and personnel services at the Hotels.

      The Company also has management agreements covering seven hotels which are owned by affiliates of the Messrs. Beck and Yeaggy which accounted for $407,346 or 30.3% of the management fee revenues of the Beck-Yeaggy Group on a pro forma basis for the year ended December 31, 1996. See "Pro Forma Condensed Financial Statements." Loss of these contracts would be materially adverse to the Company.

      Conflicts may arise between the Company and Messrs. Beck and Yeaggy in connection with the exercise of any rights or the conduct of any negotiations to extend, renew, terminate or amend the agreements between each of Computel and HELP and the Company or any of the management agreements between the Company and affiliates of Messrs. Beck and Yeaggy. Conflicts may also arise between the Company and Messrs. Beck and Yeaggy in connection with certain mortgage indebtedness of the Company which is personally guaranteed by Messrs. Beck and Yeaggy, or in connection with the exercise by the Company of its rights with respect to two mortgage notes and related mortgages which were among the assets acquired from the Beck Yeaggy Group. Although management's recommendation on matters potentially involving conflicts of interest will be referred to the Audit Committee of the Board of Directors for review, there can be no assurance that any such conflicts will be resolved in favor of the Company. "See Management -- Employment Agreements" and "Certain Relationships and Related Transactions."

      Seasonality; Quarterly Fluctuations

      The lodging industry is seasonal in nature. Generally, hotel revenues are greater in the second and third quarters than in the first and fourth quarters. This seasonality can be expected to cause quarterly fluctuations in the revenues of the Company. Quarterly earnings may also be adversely affected by events beyond the Company's control, such as extreme weather conditions, economic factors and other considerations affecting travel.

      Operating Risks

      The Company's business is subject to all of the risks inherent in the lodging industry. These risks include, among other things, adverse effects of general and local economic conditions, changes in local market conditions, cyclical overbuilding of hotel space, a reduction in local demand for hotel rooms, changes in travel patterns, the recurring need for renovations, refurbishment and improvements of hotel properties, changes in interest rates and the other terms and availability of credit. Changes in demographics or other changes in a hotel's local market could impact the convenience or desirability of a hotel, which, in turn, could affect the economic returns from the operation of a hotel. The operational expenses of a hotel cannot be reduced when circumstances result in a reduction of revenue.

      Competition

      The lodging industry is highly competitive. Several of the Company's competitors are larger than it and possess greater financial, operational and managerial resources. There can be no assurance that in the markets in which the Company's Hotels operate, competing hotels will not pose greater competition for guests than presently exists, or that new hotels will not be constructed in such locales. New or existing competitors could significantly lower rates or offer greater conveniences, services or amenities, or significantly expand, improve or introduce new facilities in markets in which the Hotels compete, thereby adversely affecting the Company's operations. See "Description of Business - The Hospitality Business - Competition."

      Geographic Concentration of Hotels

      Many of the Company's Hotels are located in Florida and Ohio. Such geographic concentration exposes the Company's operating results to events or conditions which specifically affect those areas, such as local and regional economic, weather and other conditions. Adverse developments which specifically affect those areas may have a material adverse effect on the results of operations of the Company.

      Relationships with Franchisers

      The Company enters into non-exclusive agreements with certain franchisers for the franchise or license of brand names, which allows the Company to benefit from franchise name recognition and loyalty. The Company believes that its relationships with nationally recognized franchisers provides significant benefits for its existing Owned Hotels and acquisitions it may make in the future. While the Company believes that it currently enjoys good relationships with its franchisers, there can be no assurance that a desirable replacement would be available if any of the franchise agreements were to be terminated. Upon termination of any franchise agreement, the Company would incur the costs of signage removal and other costs, possible lost revenues and the costs incidental to establishing new associations.

      Compliance with Government Regulation

      The lodging industry is subject to numerous federal, state and local government regulations, including those relating to the preparation and sale of food and beverages (such as health and liquor license laws) and building and zoning requirements. Also, the Company is subject to laws governing its relationships with employees, including minimum wage requirements, overtime, working conditions and work permit requirements. The failure to obtain or retain liquor licenses or an increase in the minimum wage rate, employee benefit costs or other costs associated with employees, could adversely affect the Company. Under the Americans with Disabilities Act of 1990 (the "ADA") all public accommodations are required to meet certain federal requirements related to access and use by disabled persons. While the Company believes that the Hotels are substantially in compliance with these requirements, a determination that the Company is not in compliance with the ADA could result in the imposition of fines or an award of damages to private litigants. These and other initiatives could adversely affect the Company.

      Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In connection with the ownership or operation of the Hotels, the Company may be potentially liable for any such costs. Although the Company is not currently aware of any material environmental claims pending or threatened against it, no assurance can be given that a material environmental claim will not be asserted against the Company or against the Company and the Hotels. The cost of defending against claims of liability or of remediating a contaminated property could have a material adverse effect on the results of operations of the Company.

      Litigation

      The Company's Hotels are visited by thousands of invitees each year. Injuries incurred by any invitees on the hotel premises may result in litigation against the Company. While the Company maintains general liability insurance, there can be no assurance that a claim will be covered by such insurance or that claims made against insurers by the Company will not result in increased premiums or cancellation of insurance coverage.

      Ownership of Hotel Real Estate

      The Company currently owns seven hotels. Accordingly, the Company is subject to the risks associated with the ownership of real estate. These risks include, among others, changes in national, regional and local economies, changes in real estate market conditions, changes in the costs, terms and availability of credit, the potential for uninsured casualty or other losses and changes in or enactment of new laws or regulations affecting real estate. Many of these risks are beyond the control of the Company. Real estate is generally illiquid which could result in limitations on the ability of the Company to sell any one or more Owned Hotels if business conditions so required.

      Hotel Renovation Risks

      The renovation of hotels involves risks associated with construction and renovation of real property, including the possibility of construction, cost overruns and delays due to various factors (including the inability to obtain regulatory approvals, inclement weather, labor or material shortages and the unavailability of construction or permanent financing) and market or site deterioration after acquisition or renovation. Any unanticipated delays or expenses in connection with the renovation of hotels could have an adverse effect on the results of operations and financial condition of the Company.

      No Limits on Indebtedness

      Neither the Company's Restated Certificate of Incorporation, as amended, nor its by-laws limit the amount of indebtedness that the Company may incur. Subject to limitations it may agree to in debt instruments, the Company expects to incur additional debt in the future to finance acquisitions and renovations. The Company's continuing substantial indebtedness could increase its vulnerability to general economic and lodging industry conditions (including increases in interest rates) and could impair the Company's ability to obtain additional financing in the future and to take advantage of significant business opportunities that may arise. The Company's indebtedness is, and will likely continue to be, secured by mortgages on all of the Owned Hotels. There can be no assurance that the Company will be able to meet its debt service obligations and, to the extent that it cannot, the Company risks the loss of some or all of its assets, including the Owned Hotels, to foreclosure. Adverse economic conditions could cause the terms on which borrowings become available to be unfavorable. In such circumstances, if the Company is in need of capital to repay indebtedness in accordance with its terms or otherwise, it could be required to liquidate one or more investments in hotels at times which may not permit realization of the maximum return on such investments. See "Management's Discussion and Analysis or Plan of Operation - Liquidity and Capital Resources."

      Control of the Company by Principal Officers

      Messrs. Beck and Yeaggy beneficially own approximately 43% of the outstanding shares of the Common Stock. As a result, such persons, acting together, have the ability to exercise significant influence over all matters requiring stockholder approval. Messrs. Beck and Yeaggy are also directors and executive officers of the Company. The concentration of ownership could delay or prevent a change in control of the Company. See "Security Ownership of Certain Beneficial Owners and Management" and "Directors, Executive Officers, Promoters and Control Persons."

      No Public Trading Market; Possible Volatility of Stock Price; No Listing of Securities on an Exchange; Potential Effects of "Penny Stock" Rules

      There is no public market for the Company's securities, and there can be no assurance that a public market for the Company's securities will develop or be sustained if developed. In addition, while the Company has applied for quotation of the Common Stock on the Nasdaq National Market System or the Nasdaq SmallCap Market, the Company's securities are not listed on any such exchange and there can be no assurance that they will be so listed. The Company's application was pending as of August 22, 1997. In order to qualify for such quotation, the Company must satisfy initially and continue to satisfy certain criteria for listing. Since the bid price for a share of Common Stock is not known, the Company cannot determine whether it will initially meet or be able to maintain a minimum $3.00 per share bid price entry standard (or a minimum $5.00 per share bid price entry standard under proposed Nasdaq rule changes which would be retroactive to February 28, 1997). The failure to meet and maintain such criteria may result in the Common Stock being ineligible for quotation on Nasdaq. As a result of no public market for the Company's securities, an investor may find it difficult to dispose of or to obtain accurate quotations as to the market value of the Company's securities. In addition, if the Common Stock has a trading price of less than $5.00 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage them from effecting transactions in the Common Stock, which could severely limit the liquidity of the Common Stock.

      The offering prices of the Company's securities and other terms of the sales of the Company's securities within the last fifteen months were established by negotiation between the Company and the acquirers thereof or their representatives and may not be indicative of prices that will prevail in the trading market. In the absence of an active trading market, purchasers of the Company's securities may experience substantial difficulty in selling their securities. The trading price of the Company's securities is expected to be subject to significant fluctuations in response to variations in quarterly operating results, changes in estimates of earnings and other factors often unrelated to operating performance. See "Market Price of and Dividends on the Registrant's Common Equity and Other Shareholder Matters."

      Irregular Trading Market

      If a public market for the Common Stock develops, the actual "float" of shares available for sale in the market will be approximately 36.3% of the 8,731,836.181 shares outstanding as of August 20, 1997. Approximately 5,658,060 shares, comprised of 3,799,999 shares held by Messrs. Beck and Yeaggy and their affiliate and 1,858,061 shares held by five percent shareholders for purposes of the NOL preservation rules, are subject to transferability restrictions until April 24, 2001. See "Description of Business - "The Net Operating Loss Carryforwards - Certain Transferability Restrictions." In addition, 1,056,975 shares are still held by the Reorganization Trust for the benefit of former unsecured creditors of U.S. Lines. See "Description of Business The Reorganization Trust." Moreover, among the approximately 3,690 holders of record of the Common Stock there are numerous holders of very small numbers of shares.

      When the transferability restrictions expire, and as a result of certain registration rights which have been granted to Messrs. Beck and Yeaggy, sales of substantial amounts of Common Stock, or the perception that such sales could occur, would adversely affect prevailing market prices for the Common Stock. See "Certain Relationships and Related Transactions - Transferability Restrictions on Stock Owned by Messrs. Beck and Yeaggy and Registration Rights."

      Dependence on Key Personnel

      The Company believes that its success will depend to a significant extent on the efforts and abilities of certain of its senior management, particularly those of its Chairman of the Board, Louis S. Beck, its Vice Chairman, Harry Yeaggy, its President, James E. Bishop and its President of Hotel Operations, Michael Nanosky. Although the Company has entered into an employment agreement with each of Messrs. Beck, Yeaggy, Bishop and Nanosky, the loss of any one of them or other key management or operations employees could have a material adverse effect on the Company's operating results and financial condition. There is strong competition for qualified management personnel, and the loss of key personnel or an inability on the Company's part to attract, retain and motivate key personnel could adversely affect the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to retain its existing key personnel or attract additional qualified personnel. The Company does not presently carry and does not intend to carry "key man" insurance on the lives of any of its key personnel. See "Directors, Executive Officers, Promoters and Control Persons."

      Potential Adverse Effects of Preferred Stock Issuance

      The Board of Directors has the authority, without further stockholder approval, to issue up to 5,000,000 shares of preferred stock, in one or more series, and to fix the number of shares and the rights, preferences and privileges of any such series. The issuance of preferred stock by the Board of Directors could affect the rights of the holders of the Common Stock. For example, such an issuance could result in a class of securities outstanding that would have dividend, liquidation, or other rights superior to those of the Common Stock or could make a takeover of the Company or the removal of management of the Company more difficult. See "Description of Securities - Preferred Stock."

      Dividends Unlikely

      Since reorganization, the Company has never declared or paid dividends on the Common Stock and currently does not intend to pay dividends in the foreseeable future. The payment of dividends in the future will be at the discretion of the Board of Directors. In addition, the Company may not pay any dividends on the Common Stock unless dividends on the outstanding preferred stock are current. The Company presently has 10,451.88 shares of preferred stock outstanding with an annual dividend expense of $783,891. The Company was current in the payment of dividends on the preferred stock as of June 30, 1997. See "Market Price of and Dividends on the Registrant's Common Equity and Other Shareholder Matters."

      Net Operating Loss Carryforwards

      While management believes that the Net NOLs are at least $500 million (see "Description of Business - The Net Operating Loss Carryforwards - Application of Code ss.382 Under The Chapter 11 Reorganization") there are risks associated with the Company's use of its NOLs to reduce Federal income tax payments, including the possibility that the Internal Revenue Service may seek to challenge such use, that the Company may be unable to produce significant levels of taxable income prior to the expiration of the NOLs and that a "change in ownership" of the Company may occur which would cause the Company to lose a substantial portion of the NOLs. Although the Company has taken steps to restrict transfers of Common Stock in order to avoid a "change in ownership," there can be no assurance that these steps will be successful. See "Description of Business - The Net Operating Loss Carryforwards" and Consolidated Financial Statements. Code ss.384 will prevent Janus from utilizing its NOLs against built-in gains recognized by any acquired companies (assuming a control test is met) within five years of the acquisition date. The interaction of this five-year rule of Code ss.384 with the impending expiration of most of the NOLs of Janus under the general rule of Code ss.172 reduces the possible tax benefit Janus can expect from its NOLs. See "Description of Business - The Net Operating Loss Carryforwards - Effect of Code ss.384". In addition, the reductions and related adjustments to the Gross NOLs calculated by the Company pursuant to Code ss.382(1)(5)(C) may be successfully challenged by the Internal Revenue Service which would result in larger reductions of the Gross NOLs than the Company has currently estimated. The Internal Revenue Service could also challenge the manner in which the Company eventually allocates the reductions under Code ss.382(1)(5)(C) among the source years so as to reduce the Net NOLs available to the Company in later years as the Company's most recent NOLs expire. See "Description of Business - The Net Operating Loss Carryforwards - Application of Code ss.382 Under The Chapter 11 Reorganization".

Forward Looking Statements

      When used in this and in future filings by the Company with the Securities and Exchange Commission, in the Company's press releases and in oral statements made with the approval of an authorized executive officer of the Company, the words or phrases "will likely result," "expects," "plans," "will continue," "is anticipated," "estimated," "project" or "outlook" or similar expressions (including confirmations by an authorized executive officer of the Company of any such expressions made by a third party with respect to the Company) are intended to identify forward-looking statements. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, each of which speak only as of the date made. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. Such risks and other aspects of the Company's business and operations are described in "Description of the Business" and "Management's Discussion and Analysis or Plan of Operation." The Company has no obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Management's Discussion and Analysis of the Historical Results of Operations and Financial Condition of Janus and its Subsidiaries

      General. For purposes of the discussion under the heading "Year Ended December 31, 1996 Compared with the Year Ended December 31, 1995", the "Company" means Janus collectively with its subsidiaries, JI Subsidiary, Wireline and KFE. For purposes of the discussion under the heading "Six Months Ended June 30, 1997 Compared with the Six Months Ended June 30, 1996," the "Company" also includes the former operations of the Beck-Yeaggy Group. The following discussion of the Company's historical results of operations, changes in liquidity and capital resources and liquidity and capital resources as of June 30, 1997 should be read in conjunction with the historical audited and unaudited consolidated financial statements of Janus Industries, Inc. and Subsidiaries and the notes thereto and the Unaudited Pro Forma Condensed Combined Financial Statements of Janus Industries, Inc. and Subsidiaries and the notes thereto included in this Registration Statement. References to the operations of Pre-Tek in this discussion are to the combined operations of Wireline and KFE.

      Janus Industries Inc. and JI Subsidiary are the successors to U.S. Lines and U.S. Lines (S.A). which emerged from a Chapter 11 bankruptcy in 1990. The Plan which was approved by the creditors of U.S. Lines and U.S. Lines (S.A.) and the Bankruptcy Court, contemplated that Janus and JI Subsidiary would seek out acquisition opportunities for each of the reorganized companies in order to utilize their respective NOLs. See "Description of Business - History of the Company's Reorganization," and "- The Reorganization Trust."

      The Company's current management is committed to the Plan's objectives and, as a result, the Company acquired Pre-Tek in July 1996 and the Beck-Yeaggy Group in April 1997. Management is diligently pursuing a program for additional acquisitions through the use of a combination of cash, capital stock and, when necessary, borrowing.

      Net Operating Loss Carryforwards. Management believes that Janus possesses Net NOLs of at least $500 million for Federal income tax purposes. See "Description of Business - The Net Operating Loss Carryforwards" and "Note 5 of the Notes to the consolidated financial statements of Janus Industries, Inc. and Subsidiaries." Janus intends to use its NOLs to minimize the payment of U.S. Federal income taxes by the Company. There are risks with respect to the availability and utilization of the NOLs. See "Risk Factors - Net Operating Loss Carryforwards."

Year Ended December 31, 1996 Compared with the Year Ended December 31, 1995

      Historical Results of Operations

      From the date of its reorganization until July 15, 1996, when the Company acquired Pre-Tek, the Company's revenues were derived solely from earnings on cash invested in short-term certificates of deposit of banking institutions and in government obligations. The acquisition of Pre-Tek was accounted for as a purchase; therefore the results of Pre-Tek's operations have only been consolidated with those of the rest of the Company subsequent to the date of acquisition on July 15, 1996. Accordingly, the Company's results of operations for 1996 are not directly comparable with those of 1995 as further explained below.

      The net loss of the Company was $1,193,981 for 1996 compared to a net loss of $660,036 during 1995. The principal reasons for the increase in net loss were the inclusion of the net loss generated by the operations of Pre-Tek only in 1996 and increases in compensation expenses incurred by Janus in 1996. The magnitude of the increase in net loss from 1995 to 1996 was in part reduced through an increase in interest income in 1996 derived primarily from the temporary investment of cash received by the Company as a capital contribution from the Reorganization Trust. Sales of $381,055 and operating costs of $363,162 in 1996 were derived from the operations of Pre-Tek; there were no comparable amounts in 1995. Selling, general and administrative expenses increased by $591,907 from $728,084 for 1995 to $1,319,991 for 1996 of which $203,769 was attributable to the operations of Pre-Tek and the balance predominantly due to increased compensation expenses at Janus. Increases in depreciation of property and equipment from $3,881 in 1995 to $61,434 in 1996 and amortization of intangible assets from $7,560 in 1995 to $30,375 in 1996 were also a result of the Pre-Tek acquisition. As a result of the factors described above, total costs and expenses increased from $739,525 for 1995 to $1,774,962 for 1996.

      Interest income for 1996 was $247,516 compared to $140,307 for 1995. The increase was primarily due to an increase in the amount of funds invested in 1996.

      The charge to operations for minority interest decreased from $60,818 for 1995 to $50,490 for 1996 as a result of the reduction in the number of outstanding shares of Series A Preferred Stock of JI Subsidiary attributable to the redemption of DKM's shares of such stock.

      The decline in preferred stock dividend requirements from $31,800 for 1995 to $24,712 for 1996 resulted from the redemption by Janus of its Series A Preferred Stock during 1996, and the repurchase by Janus of DKM's Series A Preferred Stock of Janus in 1995.

      Historical Changes in Liquidity and Capital Resources

      Total assets increased from $2,109,303 at December 31, 1995 to $9,047,317 at December 31, 1996.

      Total current assets of the Company increased from $2,088,632 at December 31, 1995 to $7,521,870 at December 31, 1996 for the following reasons: Cash and cash equivalents increased from $2,053,437 at December 31, 1995 to $6,580,836 at December 31, 1996 as a result of contributions of $7,621,980 to the Company by the Reorganization Trust. The Company received $101,631 of cash as part of the consideration for Pre-Tek. Cash restricted for payments to redeem preferred stock of subsidiary increased from $0 at December 31, 1995 to $673,200 at December 31, 1996 and represents cash held by Janus and owed to holders of Series A Preferred Stock of JI Subsidiary as a result of JI Subsidiary's redemption of such shares. Accounts receivable increased from $0 at December 31, 1995 to $83,100 at December 31, 1996, which increase resulted from operations of Pre-Tek. Other current assets increased from $35,195 at December 31, 1995 to $184,734 at December 31, 1996, which increase consists primarily of accrued interest receivable and prepaid directors fees of Janus and prepaid insurance premiums and supply inventories of Pre-Tek.

      Property and equipment, net of accumulated depreciation, increased by $575,418 from $7,275 at December 31, 1995 to $582,693 at December 31, 1996. This
increase resulted primarily from the acquisition of Pre-Tek.

      Goodwill was $0 at December 31, 1995 and increased to $860,966 at December 31, 1996 as a result of the acquisition of Pre-Tek in 1996.

      Deferred costs of proposed acquisition increased from $0 at December 31, 1995 to $74,692 at December 31, 1996 as a result of expenses incurred in 1996 related to the acquisition of the Beck-Yeaggy Group.

      Liabilities and stockholders' equity increased from $2,109,303 at December 31, 1995 to $9,047,317 at December 31, 1996.

      Current liabilities increased from $239,737 at December 31, 1995 to $981,875 at December 31, 1996 as follows: Payable for redemption of preferred stock of subsidiary increased from $0 at December 31, 1995 to $673,200 at December 31, 1996 as a result of Janus holding funds for payment to holders of Series A Preferred Stock of JI Subsidiary which stock was redeemed in 1996. Accounts payable increased from $0 at December 31, 1995 to $149,020 at December 31, 1996 as a result of the operations of Pre-Tek. Accrued expenses rose from $134,137 at December 31, 1995 to $159,655 at December 31, 1996 principally as a result of the operation of Pre-Tek. Dividends payable were reduced from $105,600 at the end of 1995 to $0 at the end of 1996. The reduction is attributable to the redemption by Janus of the Series A Preferred Stock of Janus.

      Minority interest decreased from $622,710 at December 31, 1995 to $43,837 at December 31, 1996. The decrease was the result of capital contributions made to JI Subsidiary in 1996 and the redemption of Series A Preferred Stock of JI Subsidiary in 1996 which resulted in the reclassification of the liquidation preference and accrued dividends on such stock which were included in minority interest to "payable for redemption of preferred stock of subsidiary". See "Minority Interest," in Note 2 to the Consolidated Financial Statements of Janus Industries, Inc. and Subsidiaries.

      Total stockholders' equity increased from $1,246,856 at December 31, 1995 to $8,021,605 at December 31, 1996. The increase was attributable primarily to the contributions to capital made by the Reorganization Trust of $7,578,143 during 1996 and the issuance of Common Stock with a value of $738,012 as part of the consideration for Pre-Tek which were offset in part by the redemption of Janus' Series A Preferred Stock and the increase in accumulated deficit. The accumulated deficit increased $1,218,693 from $3,027,037 at December 31, 1995 to $4,245,730 at December 31, 1996. This increase was primarily attributable to the operating losses in 1996 described above.

Six Months Ended June 30, 1997 Compared With Six Months Ended June 30, 1996

      Historical and Pro Forma Results of Operations

      The acquisitions of the Beck-Yeaggy Group and Pre-Tek were accounted for as purchases and, accordingly, the Company's historical results of operations for the six months ended June 30, 1997 and 1996 include the results of operations of the Beck-Yeaggy Group subsequent to April 30, 1997 and Pre-Tek subsequent to July 15, 1996 (the respective effective dates of acquisition for accounting purposes). Accordingly, the Company's historical results of operations for the six months ended June 30, 1997 are not directly comparable to those of 1996.

      To present more comparable information, unaudited pro forma combined results of operations for the six months ended June 30, 1997 and 1996 are set forth below. In addition to combining the historical results of operations of the Company and the historical pre-acquisition results of operations of the Beck-Yeaggy Group for the periods from January 1, 1997 to April 30, 1997 and January 1, 1996 to June 30, 1996 as if the acquisitions had been consummated on January 1, 1996 , the pro forma results of operations include adjustments that, among other things, reflect: the elimination of the net revenues derived from management contracts of the Beck-Yeaggy Group that were not acquired by the Company; depreciation and amortization of property and equipment based on the fair values of assets acquired; the amortization of goodwill; the net effects of changes to compensation and related expenses based on revised employment and lease agreements; and the issuance of shares of preferred and common stock (net of shares returned) as part of the consideration for the acquisitions.

      The pro forma combined net income of the Company was $96,340 for the six months ended June 30, 1997 as compared to a net loss of $872,421 during the same period of 1996. The increase in net income was primarily the result of decreases in compensation expense and professional fees, an increase in hotel revenues, other income and state tax refunds from prior years which were received in 1997. Selling, general, and administrative expenses decreased by $507,335 from $2,717,257 in 1996 to $2,209,922 for 1997 as a result of an increase in expenses attributable to the acquisition of Pre-Tek of $100,488 and a reduction in compensation expense and professional fees. As a result of the factors described above, total costs and expenses decreased from $6,856,818 in 1996 to $6,476,357 for 1997.

      Room revenue increased $120,719 to $4,952,302 in 1997. The 2.4% increase was attributable primarily to an increase in room rates from Owned Hotels. The average rate increased from $42.91 in 1996 to $45.26 for 1997 as occupancy decreased 1.86% in 1997 to 61.79% from 63.65% in 1996.

      Food and beverage revenues are principally a function of the number of guests who stay at each Owned Hotel, local walk-in business and catering sales. The $22,849 decrease in food and beverage sales from $774,424 for the six month period ended June 30, 1996 to $751,575 for the comparable period in 1997 is related to a reduction in occupancy at the Owned Hotel, Best Western Kings Quarters.

      Management fee income increased from $544,667 in 1996 to $556,440 in 1997 as room revenues increased at Managed Hotels where the management fees are calculated as a percent of room revenues.

      Other hotel related revenues increased in 1997 from $89,537 in 1996 to $106,272 for 1997. The increase was directly related to the co-marketing of Kings Island and Kings Dominion amusement park tickets with room rentals which generate $.50 to $3.00 per ticket in additional income.

      Sales generated by Pre-Tek increased from $497,582 in 1996 to $731,529 in 1997 primarily as a result of perforation and land logging revenues.

      Direct hotel operating expenses decreased by $52,617 from $2,131,575 in 1996 to $2,078,958 in 1997. Direct room and related services costs remained stable as room revenue increased and occupancy decreased. Food and beverage costs decreased as food and beverage sales decreased. Selling, general and administrative expenses decreased as a result of expiring billboard contracts which were not renewed.

      Occupancy and other operating expenses increased to $1,417,947 in 1997 from $1,241,724 in 1996. Operating expenses at Owned Hotels decreased by approximately $76,400 as repairs and maintenance expense and utility expenses decreased. Operating expenses for Pre-Tek and subsidiary increased $257,275 from $316,724 in 1996 to $573,999 in 1997 and is primarily attributable to the direct costs associated with generating additional sales.

      Selling, general and administrative expenses decreased by $507,335 to $2,209,922 in 1997 from $2,717,257 in 1996 as a result of an increase in expense attributable to the acquisition of Pre-Tek of $100,488 which were more than offset by a reduction in compensation expenses and professional fees.

      Interest and other income increased $16,138 to $343,895 in 1997 from $327,757 in 1996 as the amount of funds invested increased in 1997.

      Interest expense decreased from $1,045,817 in 1996 to $935,420. The decrease was related to a decrease in the amount of long-term debt secured by and the Owned Hotels.

      The charges to operations for minority interest were not material in 1997 and 1996.

      The decline in preferred stock dividends from $405,146 for 1996 to $391,946 for 1997 resulted from the effects of the redemption of the Company's Series A Preferred Stock during 1996 which exceeded the effects of the issuance of Series B Preferred issued as a part of the consideration for the acquisition of the Beck-Yeaggy Group in April 1997.

      Historical Changes in Liquidity and Capital Resources

      Total assets increased from $9,047,317 at December 31, 1996 to $55,438,506 at June 30, 1997. The increase in total assets was the result of the acquisition of the Beck-Yeaggy Group as described in Note 2 of Unaudited Consolidated Financial Statements of Janus Industries, Inc. and Subsidiaries at June 30, 1997.

      Property, plant and equipment, goodwill, notes receivable, long-term debt, paid-in-capital, preferred stock and common stock all fluctuated as a result of the acquisition. See Note 2 referred to above.

Liquidity and Capital Resources at June 30, 1997

      The following discussion reflects the liquidity and capital resources of the Company after the acquisition of the Beck-Yeaggy Group by the Company. The Company's principal sources of liquidity are cash on hand (including escrow deposits and replacement reserve), cash from operations, earnings on invested cash and, when required, principally in connection with acquisitions, borrowings (consisting primarily of loans secured by mortgages on real property owned or to be acquired by the Company). The Company's continuing operations are funded through cash generated from its hotel operations. Acquisitions of hotels are expected to be financed through a combination of cash on hand, internally generated cash, issuance of equity securities of Janus and borrowings, some of which is likely to be secured by assets of the Company. The Company has no committed lines of credit and there can be no assurance that credit will be available to the Company or if available that such credit will be available on terms and in amounts satisfactory to the Company. The ability of the Company to issue its common or preferred stock is materially restricted by the requirements of the Code if the Company wishes to preserve its NOLs. See "Description of Business - The Net Operating Loss Carryforwards" and "Risk Factors - Net Operating Loss Carryforwards."

      At June 30, 1997, the Company had $5,808,141 in cash and cash equivalents.

      During the six months ended June 30, 1997, the Company invested $306,617 in capital improvements in connection with the Owned Hotels. The Company plans to spend an additional $655,000 on such capital improvements over the six month period ending December 31, 1997.

      Capital for improvements to Owned Hotels has been and is expected to be provided by a combination of internally generated cash and, if necessary and available, borrowings. The Company expects to spend annually approximately 4% to 5% of revenues from Owned Hotels for ongoing capital expenditures in each year. The Company believes, based on its operating experience, that these types of capital investments will enhance the competitive position of the Owned Hotels and thereby enhance the Company's competitive position. Changes in the competitive environment for a specific Owned Hotel may dictate higher or lower capital expenditures.

      The Company maintains a number of commercial banking relationships but does not currently have any committed lines of credit, but it is in active negotiations with lending institutions which might extend credit facilities to the Company for capital purposes including capital that might be required for the acquisition of additional hotels or management contracts. There can be no assurance such negotiations will be successful.

      The Company anticipates that it will be able to secure the capital required to pursue its acquisition program through a combination of borrowing, internally generated cash and utilization of its common and/or preferred stock to the extent such utilization does not jeopardize the Company's NOLs. See "Description of Business - The Net Operating Loss Carryforwards" and "Risk Factors - Net Operating Loss Carryforwards." There can be no assurance however that the Company will be able to negotiate sufficient borrowings to accomplish its acquisition program on terms and conditions acceptable to the Company, or at all. Further, any such borrowings may contain covenants that impose limitations on the Company which could constrain or prohibit the Company from making additional acquisitions as well as its ability to pay dividends or to make other distributions, incur additional indebtedness or obligations or to enter into other transactions which the Company may deem beneficial. Additionally, factors outside of the Company's control could affect its ability to secure additional funds on terms acceptable to the Company. Those factors include, without limitation, any increase in the rate of inflation and/or interest rates, localized or general economic dislocations, an economic down-turn and regulatory changes constricting the availability of credit.

      The Company has benefited and continues to benefit as the recipient of moneys disbursed by the Reorganization Trust as the Reorganization Trust accumulates moneys in excess of its reasonably required reserves and projected operating expenses. During 1996, the Company received $7,621,980 in contributions from the Reorganization Trust. Additional amounts of $755,000 and $6,736,022 were transferred on April 25, 1997 and August 19, 1997, respectively. While there is no objective formula to determine the extent to which Reorganization Trust assets exceed projected liabilities and administrative requirements thereby making additional cash available for contribution to the Company, management of the Company believes that there will be future contributions. This belief is based upon the decrease of the Reorganization Trust's administrative expenses through reductions in personnel and office space, which is related to the decreasing volume of unsettled claims of former unsecured creditors of U.S. Lines and U.S. Lines (S.A.). The amount of excess cash available for contribution to the Company will be dependent upon the remaining duration of Reorganization Trust activity necessary to resolve outstanding claims, particularly the asbestos and other late-manifesting personal injury claims, and the amount of professional fees associated with this activity. Accordingly, no assurance can be given as to the amount or timing of additional contributions from the Reorganization Trust, if in fact there are any additional contributions.

      The Company's long-term debt at June 30,1997 totals $20,269,600. Mortgage debt totals $20,025,158, which consists of $10,818,822 in fixed rate, fully self-amortizing mortgage loans and $9,204,336 in adjustable rate (3-5 year adjustment period) mortgage loans. Such adjustable rate loans have maturity dates range from March 1998 to April 2006. Interest rates on mortgage debt range from 8.875% to 9.75% with a weighted average interest rate of 9.3% effective at July 1, 1997. The approximate scheduled repayments of principal on the long-term debt of the Company are: from July 1, 1997 through December 31, 1997 -- $290,000; 1998 -- $2,115,000; 1999 -- $591,000; 2000 -- $627,000. Management of
the Company currently believes that the cash flow from the Company's hotel operations will be sufficient to make the required amortization payments. Balloon payments required to be made at the maturity of the non-self-amortizing loans are expected to be made from cash on hand at the time or from the proceeds of refinancing. There can be no assurance that the Company will be able to obtain financing, or financing on terms satisfactory to it.

      Demand at many of the hotels is affected by seasonal patterns. Demand for hotel rooms in the industry generally tends to be lower during the first and fourth quarters and higher in the second and third quarters. Accordingly, the Company's revenues reflect this seasonality.

Inflation

      Although inflation has been relatively stable over the past two years and has not had any discernible effect on the Company's operations, an increase in the inflation rate and related higher interest rates could have a negative effect on the Company's ability to secure additional capital under terms and conditions acceptable to the Company or refinance indebtedness secured by the Owned Hotels. Increase in the rate of inflation and interest rates could materially adversely affect the ability of the Company to expand its operations through the acquisition of Owned Hotels.

Management's Discussion and Analysis of the Historical Results of Operations and Financial Condition of Beck-Yeaggy Group

      General. The following discussion of the Beck-Yeaggy Group's historical results of operations and liquidity and capital resources should be read in conjunction with the combined financial statements of the Beck-Yeaggy Group and notes thereto included in this Registration Statement. In addition to the Beck-Yeaggy Group, Messrs. Beck and Yeaggy also controlled, operated and/or managed other hotel properties that are not part of the Beck-Yeaggy Group. Management of the Beck-Yeaggy Group believes that the historical financial statements include all charges applicable to the Beck-Yeaggy Group and that all related allocations and estimates are based on assumptions that are reasonably based on historical operations. However, such financial statements are not necessarily indicative of the financial position that would have existed or the results that would have been obtained from operations had the Beck-Yeaggy Group operated as an unaffiliated entity. In addition, as a result of purchase accounting adjustments arising from the acquisition of the Beck-Yeaggy Group by Janus, these financial statements will not be directly comparable to those applicable to periods subsequent to such acquisition. The Beck-Yeaggy Group's revenues are derived principally from a combination of room revenues, food and beverage sales and management fees. Factors which affect the Beck-Yeaggy Group's operating results include occupancy levels and room rates which may vary by brand, time of year and local demand. The ability to provide high quality services to its hotel guests while carefully managing operating expenses is crucial to the Beck-Yeaggy Group's profitability. Identifying growth potential, competitive factors and securing adequate capital to take advantage of new opportunities, particularly in under-served markets or with regard to under-performing properties which may be acquired on advantageous terms is important to the Beck-Yeaggy Group's future growth.

Year Ended December 31, 1996 Compared with the Year Ended December 31, 1995

      Historical Results of Operations

      Net income rose from $2,033,176 for the year ended December 31, 1995 to $2,215,184 for the year ended December 31, 1996.

      Revenues increased from $13,992,532 for the year ended December 31, 1995 to $14,420,581 for the year ended December 31, 1996 for the following reasons. Revenues related to the sale of available rooms at Owned Hotels increased from $10,429,089 for the year ended December 31, 1995 to $10,927,443 for the year ended December 31, 1996. The 4.77% increase was attributable primarily to increased income per occupied room and increased overall occupancy. For the year ended December 31, 1996, the average daily rate at the Owned Hotels increased $1.69 (3.7%) from $44.81 per occupied room in 1995 to $46.50 in 1996. Overall occupancy in the Owned Hotels was 65.7% in 1995, increasing to 66.1% in 1996. The increase in average daily rate and occupancy was accomplished through a program of continuous market analysis and management of room rates. Food and beverage revenues are a function of the number of guests who stay at each hotel property, local walk-in business and catering sales. The $102,520 decrease in food and beverage revenues is primarily related to a reduction in local walk-in business and a reduction in catered affairs at Owned Hotels. Management fee income decreased by $33,520 from $1,662,812 for the year ended December 31, 1995 to $1,629,562 for the year ended December 31, 1996. The reduction in management fee income was related to a decrease, by one, of hotels under management and the restructuring of the calculation of management fees for certain of the Company's managed properties. Certain expiring management contracts were replaced with contracts which provided for lower fees based on the percentage of gross revenues combined with a participation in any increase in the specific property's net operating income. Other revenues increased from $180,336 for the year ended December 31, 1995 to $245,801 for the year ended December 31, 1996. The increase in other revenues was primarily due to revenue generated from amusement park discount packages.

      Costs and expenses increased from $10,529,476 for the year ended December 31, 1995 to $10,744,403 for the year ended December 31, 1996 for the following reasons: Direct hotel operating expenses decreased from $4,505,159 for the year ended December 31, 1995 to $4,403,814 for the year ended December 31, 1996. The 2.25% decrease in direct hotel operating expenses is attributable to reductions of food and beverage costs resulting from the decrease in sales of food and beverages and reductions in direct selling expenses as underperforming advertising programs were discontinued. The decrease in direct hotel operating expenses was off-set to some degree by increased labor costs from tight labor conditions in some geographic areas. Occupancy and other operating expenses increased to $1,842,254 for the year ended December 31, 1996 from $1,671,648 for the year ended December 31, 1995. The $170,606 increase was related to increased energy costs in the form of higher incremental demand charges and repairs and maintenance increases, reflecting management's commitment to continued property improvements. General and administrative expenses increased $109,216 to $3,624,674 for the year ended December 31, 1996 from $3,515,458 for the year ended December 31, 1995. The change is attributable to increases in professional fees incurred primarily in connection with proposed transactions and increased development activity.

      Interest expense was reduced from $2,002,637 for the year ended December 31, 1995 to $1,935,877 for the year ended December 31, 1996. The 3.33% reduction in interest expense was related to the scheduled principal reduction of long-term debt.

      In 1995, the Company sold approximately 4.8 acres of unimproved land resulting in a gain on sale of property of $104,003. No property was sold in 1996 and the Beck-Yeaggy Group presently owns no unimproved land.

      Historical Changes in Liquidity and Capital Resources

      Total assets decreased from $20,690,585 at December 31, 1995 to $20,466,314 at December 31, 1996.

      Current assets increased from $872,471 at December 31, 1995 to $1,147,433 at December 31, 1996 for the following reasons: Cash totaled $146,901 at December 31, 1996 compared to $46,475 at December 31, 1995. The $100,426 difference is attributable to increased cash flow from operations. Accounts receivable increased $156,492 from $160,299 at December 31, 1995 to $316,791 at December 31, 1996. The increase in accounts receivable was related to an increase in direct bill accounts at two of the Owned Hotels. Current portion of mortgage notes receivable increased to $204,864 at December 31, 1996 compared to $189,897 at December 31, 1995. The increase was attributable to a scheduled increase in amortization of the mortgage notes receivable. Escrow deposits increased from $297,357 at December

31, 1995 to $363,841 at December 31, 1996 as a result of deposits in excess of withdrawals from the debt service reserve. Other current assets decreased from $178,443 at December 31, 1995 to $115,036 at December 31, 1996. The change of $63,407 was primarily due to the collection of a miscellaneous receivable.

      Property and equipment, net of accumulated depreciation and amortization, declined from $12,978,776 at December 31, 1995 to $12,503,176 at December 31, 1996 due to normal scheduled depreciation of assets and the acquisition of personal property and equipment of $398,071.

      Reserve for replacement increased from $418,964 at December 31, 1995 to $628,271 at December 31, 1996. The increase of $209,307 was a result of deposits to the replacement reserve in excess of withdrawals from the reserve.

      Liabilities and owners' capital deficiency decreased from $20,690,585 at December 31, 1995 to $20,466,314 at December 31, 1996.

      Current liabilities decreased from $1,713,175 at December 31, 1995 to $1,629,209 at December 31, 1996 for the following reasons: The current portion of long-term debt increased from $509,699 at December 31, 1995 to $536,215 at December 31, 1996 due to scheduled increases of the amortization of principal of long-term debt. Accounts payable decreased from $560,309 at December 31, 1995 to $400,199 at December 31, 1996. The decrease of $160,110 was attributable to a timing difference in the payment of accrued invoices in December 1995 and in December 1996. Accrued liabilities, primarily consisting of salaries and wages, taxes and interest payable increased to $692,795 at December 31, 1996 compared to $643,167 at December 31, 1995. The increase of $49,628 was related to property taxes and accrued interest, as interest was paid through December 31, 1995 at the closing of the refinancing in 1995 of the Best Western, Kings Quarters hotel.

      Long-term debt, net of current portion, decreased from $21,793,585 at December 31, 1995 to $19,814,561 at December 31, 1996. The reduction of $1,979,024 is attributable to principal payments on mortgage indebtedness.

      Owners' capital deficiency decreased from $2,816,175 at December 31, 1995 to $977,456 at December 31, 1996. The $1,838,719 reduction was primarily due to the net income of $2,215,184 for 1996.

Three Months Ended March 31, 1997 Compared With Three Months Ended March 31,
1996

      Historical Results of Operations

      Net loss for the three months ended March 31, 1997 was $102,213 as compared to $185,032 for the three months ended March 31, 1996.

      Revenues related to the sale of available rooms increased from $ 1,872,022 for the three month period ended March 31, 1996 to $ 1,919,698 for the three month period ended March 31, 1997. The 2.54% increase was attributable primarily to an increase in room rates in Owned Hotels located in Michigan City, Indiana and Raleigh, North Carolina.

      Food and beverage revenues are principally a function of the number of guests who stay at each Owned Hotel, local walk in business and catering sales. The $22,067 decrease in food and beverage revenues from $316,846 in the three month period ended March 31, 1996 to $294,779 for the three month period ended March 31, 1997 is primarily related to a reduction in occupancy at the Owned Hotel Best Western, Kings Quarters.

      Other revenues decreased from $47,213 for the quarter ended March 31, 1996 to $34,066 for the quarter ended March 31, 1997. The decrease was attributed primarily to a lease assigned to a related party.

      Direct hotel operating expenses decreased from $943,937 for the quarter ended March 31, 1996 to $907,918 for the period ended March 31, 1997. Room and related services remained stable as revenue increased. Food and beverage expense decreased as a result of a decrease in related revenues.

      Occupancy and other operating expenses decreased to $415,173 for the three month period ended March 31, 1997 from $456,002 for the three month period ended March 31, 1996. The $40,829 decrease was related to a decrease in the cost of repairs and maintenance expenses as a result of the 1996 capital improvement program and the sublease of rented space.

      General and administrative expenses decreased $58,579 to $774,162 for the three month period ended March 31, 1997 from $832,741 for the three month period ended March 31, 1996. The change is primarily a result of professional fees related to an abandoned acquisition.

      Interest expense decreased from $484,834 for the quarter ended March 31, 1996 to $451,666 for the quarter ended March 31, 1997. The decrease in interest expense was related to a decrease in long-term debt.

      Historical Changes in Liquidity and Capital Resources

      Total assets decreased from $20,466,314 at December 31, 1996 to $20,181,231 at March 31, 1997. The principal reasons for the decrease were as follows:

      Accounts receivable decreased from $316,791 at December 31, 1996 to $193,620 at March 31, 1997 due to a reduction of outstanding direct bill accounts at two of the Owned Hotels. Escrow deposits declined from $363,841 at December 31, 1996 to $178,642 at March 31, 1997 primarily due to payments of indebtedness from the debt service reserve. Property and equipment, net of accumulated depreciation and amortization declined from $12,503,176 at December 31, 1996 to $12,454,801 at March 31, 1997 due to normal scheduled depreciation of assets and the acquisition of $166,452 of personal property and equipment.

      Liabilities and owners' capital deficiency declined from $20,466,314 at December 31, 1996 to $20,181,231 at March 31, 1997. The decline was principally the result of the borrowing by the Beck-Yeaggy Group of $793,803 during the first quarter of 1997 from Messrs. Beck and Yeaggy and an increase in owners' capital deficiency from $977,456 at December 31, 1996 to $2,207,503 at March 31, 1997 as a result of net distributions to or on behalf of the owners and the net loss incurred during the quarter.

ITEM 3. DESCRIPTION OF PROPERTY

      The Company conducts its corporate and business operations activities from offices in Cincinnati, Ohio and Boca Raton, Florida. The Company occupies 4,300 square feet of office space in

Cincinnati, Ohio under a three-year sublease which terminates in February 2000 and occupies 2,200 square feet of office space Boca Raton, Florida under two-year sublease which terminates in April, 1999.

      Pre-Tek occupies 9,100 square feet of office space in Bakersfield, California. The premises also includes a 163,850 square foot yard.

      See "Business Description - The Hospitality Business" for a description of the properties that are owned and operated by the Company; and "Certain Relationships and Related Transactions - Interest of Messrs. Beck and Yeaggy in Premises Occupied by the Company."

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information with respect to the beneficial ownership of the capital stock of the Company as of August 20, 1997 for (i) each person who is known by the Company to beneficially own more than 5% of any class the capital stock, (ii) each named executive officer listed in the Summary Compensation Table, (iii) each director of the Company, and (iv) all directors and executive officers of the Company as a group.

                                         Amount and Nature    Amount and Nature
                                         of Beneficial        of Beneficial        Percent of      Percent of
Name and Address of                      Ownership of         Ownership of         Class of        Class of
Beneficial Owner (1)                     Common Stock         Preferred Stock      Common Stock    Preferred Stock
--------------------                     -----------------    -----------------    ------------    ---------------
Louis S. Beck (2)                           2,927,499             8,113.91             34%              78%

Harry G. Yeaggy (3)                         1,182,500             3,437.97             14%              33%

Vincent W. Hatala, Jr. (4)                    4,000                  0                  *               0%

Anthony J. Pacchia (5)                        6,000                  0                  *               0%

Arthur Lubell (6)                             6,000                  0                  *               0%

Richard P. Lerner                               0                    0                 0%               0%

James E. Bishop (7)                           4,000                  0                  *               0%

C. Scott Bartlett, Jr.                          0                    0                 0%               0%

Lucille Hart-Brown                              0                    0                 0%               0%

Richard A. Tonges                               0                    0                 0%               0%

Michael M. Nanosky                              0                    0                 0%               0%

Paul Tipps                                      0                    0                 0%               0%

Peter G. Aylward                                0                    0                 0%               0%

The United States Lines, Inc.               1,056,975                0                 12%              0%
and United States Lines (S.A.),
Inc. Reorganization Trust, John
Paulyson, Trustee (8)
184-186 North Avenue East

Cranford, N.J.  07016

Beck Hospitality Inc. III (9)               310,000               1,100               4%               11%
8534 E. Kemper Road
Cincinnati, Ohio 45249

Daewoo Corporation (10)                      623,911                 0                 7%               0%
c/o Lubell & Koven
350 Fifth Avenue
New York, New York 10118

All directors and executive                 4,129,999            10,451.88             47%             100%
officers as a group (13 persons)

*     Less than 1%.

----------
      (1) Unless otherwise noted, the address of each of the listed persons is c/o the Company at 2300 Corporate Blvd., N.W., Boca Raton, Florida 33431-8596.
      (2) Includes 310,000 shares of Common Stock and 1,100 shares of preferred stock held by Beck Hospitality Inc. III. Mr. Beck is an officer, director and controlling shareholder of Beck Hospitality Inc. III.
      (3) Includes 310,000 shares of Common Stock and 1,100 shares of preferred stock held by Beck Hospitality Inc. III. Mr. Yeaggy is an officer, director and shareholder of Beck Hospitality Inc. III.
      (4) Includes options to purchase 4,000 shares of Common Stock which are currently exercisable.
      (5) Includes options to purchase 6,000 shares of Common Stock which are currently exercisable.
      (6) Includes options to purchase 6,000 shares of Common Stock which are currently exercisable.
      (7) Includes options to purchase 4,000 shares of Common Stock which are currently exercisable.
      (8) The Reorganization Trust is the record owner of 1,056,975 shares of Common Stock for the benefit of former unsecured creditors of U.S. Lines whose claims have not been resolved. In accordance with an order of the United States Bankruptcy Court for the Southern District of New York (In re United States Lines, Inc., Case No. 86B 12240), the Trustee of the Reorganization Trust votes such shares, on each proposal before shareholders, in the same proportion "for" or "against" (or "withhold" in the case of director elections) such proposal as shareholders (other than the Trust) who actually vote in person or by proxy, but disregarding for this purpose (i) shareholders who do not vote or who vote "abstain" and (ii) shares of Common Stock issued after March 16, 1997. At present, the 3,799,999 shares held by Messrs. Beck, Yeaggy and their affiliate are the shares issued after March 16, 1997.
      (9) Messrs. Beck and Yeaggy own 75% and 25%, respectively, of the stock of Beck Hospitality Inc. III and are officers and directors of the corporation.
      (10) Daewoo Corporation, a public corporation of South Korea with headquarters in Seoul, was the largest unsecured creditor in the U.S. Lines bankruptcy and, accordingly, the recipient of the greatest number of shares through the Reorganization Trust.

ITEM 5. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

      The directors, executive officers and significant employees of the Company, and a consultant who is expected to make a significant contribution to the Company, are as follows:

Name                        Age      Position
----                        ---      --------
Louis S. Beck                51      Chairman of the Board
Harry G. Yeaggy              51      Vice Chairman of the Board
James E. Bishop              45      Director and President
Michael M. Nanosky           38      Director and President of Hotel Operations
Vincent W. Hatala, Jr.       66      Director
Anthony J. Pacchia           41      Director
Arthur Lubell                83      Director
Richard P. Lerner            58      Director
C. Scott Bartlett, Jr.       64      Director
Lucille Hart-Brown           48      Director
Paul Tipps                   60      Director
Peter G. Aylward             55      Director
Richard A. Tonges            41      Treasurer and Vice President of Finance
Charles W. Thornton          54      Corporate Counsel

      Louis S. Beck has been a director and Chairman of the Board of the Company since April 24, 1997. He has been a principal stockholder and Chief Executive Officer of Beck Hospitality Inc. III and predecessor companies engaged in the hotel management business since 1972. He has also been a principal stockholder and Chairman of the Board of Union Savings Bank in Cincinnati, Ohio since 1986. Union Savings Bank is a wholly owned subsidiary of U.S. Bancorp., a savings and loan holding company of which Mr. Beck is a director and President. In addition, since 1992 he has served as Chairman of the Board of Guardian Savings Bank in Cincinnati, Ohio and serves as a director and President of its holding company, Guardian Bancorp, Inc. Mr. Beck's term as a director of the Company expires at the Company's 1997 Annual Meeting of Stockholders ("Annual Meeting").

      Harry G. Yeaggy has been a Director and Vice Chairman of the Company since April 24, 1997. He has been a principal stockholder and chief operating officer of Beck Hospitality Inc. III and predecessor companies engaged in the hotel management business since 1986. He has also been a director and President of Union Savings Bank in Cincinnati, Ohio since 1986. Union Savings Bank is a wholly owned subsidiary of U.S. Bancorp., a savings and loan holding company of which Mr. Yeaggy is a director and Vice President and Secretary. Mr. Yeaggy's term as a director of the Company expires at the Company's 1999 Annual Meeting.

      James E. Bishop has served as President and a director of the Company since August 1996. Mr. Bishop was Chief Executive Officer of the Company from August 1996 until April 24, 1997. Mr. Bishop joined the Company in September 1995 as its Executive Vice President and was charged with the responsibility for carrying out the Company's acquisition objectives. From 1993 to 1995 he was Senior Vice President of Gates Capital Corp., an investment banking firm. For the seventeen years prior thereto he was an investment banker and senior manager for various public and private entities. Mr. Bishop's term as a director expires at the Company's 1999 Annual Meeting.

      Michael M. Nanosky has been a director and President of Hotel Operations of the Company since April 24, 1997. Prior to joining the Company, since March, 1990 he was President of Beck Group Management Corp., a company engaged in the hotel management business. Mr. Nanosky's term as a director expires at the Company's 1999 Annual Meeting.

      Vincent W. Hatala, Jr. was designated a creditor representative member of the Board of Directors pursuant to the Plan in May 1990 and was President of the Company following the redemption of the interests of DKM on May 15, 1995 until August 28, 1996, and Chairman until April 24, 1997. Mr. Hatala operated an independent financial consulting business from 1971 until his retirement from that business in 1990. He was a member of the U.S. Lines Creditors' Committee from its inception and served as a co-trustee of the Reorganization Trust from 1990 to 1993. Mr. Hatala's term as a director expires at the Company's 1999 Annual Meeting.

      Anthony J. Pacchia was designated a creditor representative member of the Board of Directors in the Plan in May 1990 and was Secretary of the Company following the redemption of the interests of DKM on May 15, 1995 until April 24, 1997. He had been a member of the U.S. Lines Creditors' Committee from inception in 1986 until conclusion of the Chapter 11 proceeding. Since 1994 he has operated an independent financial consulting business and engaged in the private practice of law. From 1991 to 1994 he was a Group Vice President of First Fidelity Bank, N.A., New Jersey and responsible for special situation loan workouts. Mr. Pacchia's term as a director expires at the Company's 1998 Annual Meeting.

      Arthur Lubell was designated a creditor representative member of the Board of Directors pursuant to the Plan in May 1990 and was Treasurer of the Company following the redemption of the interests of DKM on May 15, 1995 until April 24, 1997. Mr. Lubell has been a member of the law firm Lubell & Koven, New York City, since 1960, and is counsel to Daewoo International (America) Corp., a subsidiary of Daewoo Corporation, a former major unsecured creditor of U.S. Lines and a current stockholder of the Company. On November 23, 1994, pursuant to a plea agreement, Mr. Lubell pled guilty to a federal misdemeanor offense charging that he offered compensation to an agent of the Internal Revenue Service. Mr. Lubell was fined $5,000 and given six months of unsupervised probation. Mr. Lubell's term as a director expires at the Company's 1998 Annual Meeting.

      Richard P. Lerner has been a director of the Company since August 1996. Mr. Lerner has been a partner with the law firm of Lambos & Junge, New York since 1996. Mr. Lerner was a partner with the law firm of Lambos & Giardino, New York from 1978 to 1996. Mr. Lerner was a member of the U.S. Lines Creditors' Committee from inception in 1986 until conclusion of Chapter 11 proceeding. Mr. Lerner's term as a director expires at the Company's 1997 Annual Meeting.

      C. Scott Bartlett, Jr. has been a director of the Company since August 1996. Mr. Bartlett has served as independent financial consultant advising financial institutions in matters involving credit policy, loan approval and loan workout since 1990. Mr. Bartlett served as Senior Vice President and Chief Credit Officer of MTB Bank from 1992 until 1994. Mr. Bartlett served as Executive Vice President, Senior Lending Officer and Chairman, Credit Policy Committee for National Westminster Bank USA from 1984 until 1990. Mr. Bartlett presently serves as a director of the following corporations: Harvard Industries, Inc. (Chairman, Audit Committee; Compensation Committee); NVR, Inc. (Audit Committee, Nominating Committee); The Western Transmedia Co., Inc. (Compensation Committee); Darling International, Inc. (Chairman, Compensation Committee; Audit Committee); Triangle Wire & Cable, Inc. (Audit Committee);

Bucyrus International, Inc. (Compensation Committee). Mr. Bartlett's term as a director expires at the Company's 1997 Annual Meeting.

      Lucille Hart-Brown has been a director since August 1996. Ms. Hart-Brown has served as President of Benefit Services, Inc. since June 1996. Ms. Hart-Brown served as Administrator of Marine Engineers' Beneficial Association from 1982 until 1996. Ms. Hart-Brown was a member of the Creditors' Committee from inception in 1986 until conclusion of Chapter 11 proceeding. Ms. Hart-Brown's term as a director expires at the Company's 1997 Annual Meeting.

      Paul Tipps has been a director of the Company since April 24, 1997. Mr. Tipps has been president of Public Policy Consultants, Inc., a government affairs consulting firm, since 1983. Since January 1997 he has been a director of the Federal Home Loan Bank - Cincinnati. Mr. Tipp's term as a director expires at the Company's 1998 Annual Meeting.

      Peter G. Aylward has been a director of the Company since April 24, 1997. Mr. Aylward has been President of Strategic Property Advisers, Inc., an investment advisory company, since 1992 and has operated his own law firm, specializing in tax and securities law, since 1993. Mr. Alyward's term as a director expires at the Company's 1998 meeting.

      Richard A. Tonges has been Vice President-Finance and Treasurer of the Company since April 24, 1997. Prior to joining the Company, Mr. Tonges was Chief Financial Officer of Beck Group Management Corp. since September 1978. Mr. Tonges is a certified public accountant.

      Charles W. Thornton has been Corporate Counsel of the Company since April 24, 1997. Prior to joining the Company, Mr. Thornton was General Counsel to Beck Group Management Corp. since 1989.

Committees of the Board of Directors

      The Board of Directors of the Company has appointed three committees: the Audit Committee, Compensation Committee and Operating Committee. The members of the Audit Committee are Peter Aylward, Anthony J. Pacchia, Paul Tipps, Richard
P. Lerner and Arthur Lubell. The Audit Committee periodically reviews the Company's auditing practices and procedures and makes recommendations to management or to the Board of Directors as to any changes to such practices and procedures deemed necessary from time to time to comply with applicable auditing rules, regulations and practices, and recommends independent auditors for the Company to be elected by the stockholders. The members of the Compensation Committee are C. Scott Bartlett, Jr., Lucille Hart-Brown, Paul Tipps and Richard
P. Lerner. The Compensation Committee meets periodically to make recommendations to the Board of Directors concerning the compensation and benefits payable to the Company's executive officers and other senior executives. The members of the Operating Committee are Louis S. Beck, James E. Bishop. C. Scott Bartlett, Jr., Lucille Hart-Brown, and Peter Aylward. The Operating Committee advises and makes recommendations to the full Board of Directors with respect to matters of policy relating to the general conduct of the business of the Company.

Staggered Board of Directors

      The Company's Restated Certificate of Incorporation, as amended, provides for a staggered Board of Directors having three classes: Class A, Class B and Class C. The number of directors in each class shall consist, as nearly as may be possible, of one-third of the authorized number of directors. The authorized number of directors shall be determined from time to time by a majority of the directors in office.

      A classified Board of Directors may have the effect of making it more difficult to remove incumbent directors, providing such directors with enhanced ability to retain their positions. A classified Board of Directors may also make the acquisition of control of the Company by a third party by means of a proxy contest more difficult. In addition, the classification may make it more difficult to change the majority of directors for business reasons unrelated to a change of control.

      The Certificate provides that the above provisions regarding classification of the Board of Directors may not be amended, altered, changed or repealed except by the affirmative vote of at least 66-2/3% of the shares of Common Stock entitled to vote at a meeting of the stockholders called for the consideration of such amendment, alteration, change or repeal, unless such proposal shall have been proposed by a majority of the Board of Directors.

      There are no family relationships among any of the directors and executive officers of the Company.

ITEM 6. EXECUTIVE COMPENSATION

Director Compensation

      During calendar year 1996, the Company's non-employee directors and the non-salaried employee directors received an annual retainer of $15,000 and $1,000 per meeting attended of the Board of Directors or any committee thereof. The arrangements for director compensation have remained the same for calendar year 1997.

Executive Compensation

      The following table sets forth the compensation paid or accrued by the Company for services rendered in all capacities for executive officers of the Company who received compensation in excess of $100,000 during the period January 1, 1996 to December 31, 1996.

Summary Compensation Table

                                          Annual Compensation
Name and Principal Position         Year        Salary ($)       Bonus($)    Long Term Compensation Awards
---------------------------         ----        ----------       --------    -----------------------------
                                                                             Securities Underlying Options (#)
                                                                             ---------------------------------
James E. Bishop, President          1996        $119,500         $25,000     4,000

Vincent W. Hatala, Jr., Chairman    1996        $358,200         $0          4,000(1)

----------

      (1) See "Stock Options below for a description of the special provisions applicable to Mr. Hatala's options.

Employment Agreements

      The Company has entered into written employment agreements with Louis S. Beck, Harry G. Yeaggy and Michael M. Nanosky all dated April 24, 1997, James E. Bishop dated April 4, 1997 and Vincent W. Hatala, Jr. dated January 1, 1997.

      The agreement with Mr. Beck is for a term of three years which ends on April 23, 2000. He is employed as Chairman of the Board, and is paid an annual salary of $275,000, which may be increased from time to time at the discretion of the Board of Directors. He may also be paid a bonus in an amount determined by the Board of Director in its discretion and is entitled to such benefits as the Board of Directors shall adopt. Mr. Beck expects to devote a significant portion of his working time to the business of the Company. In the agreement the Company has acknowledged that Mr. Beck is the owner, an officer and director of other businesses that engage in the same business as the Company and that, in certain instances, such businesses may be considered to be in competition with the Company. Together with Mr. Yeaggy, Mr. Beck owns seven of the Managed Hotels and five additional hotel properties which are managed by their affiliate Beck Hospitality III Inc. Mr. Beck has agreed not to engage in any business that competes with the Company other than the existing businesses. Matters involving potential conflicts of interests will be referred by management to the Audit Committee of the Board of Directors for consideration. The Audit Committee is comprised of independent directors.

      The agreement with Mr. Yeaggy is for a term of three years which ends on April 23, 2000. He is employed as Vice Chairman of the Board and is paid an annual salary of $175,000, which may be increased from time to time at the discretion of the Board of Directors. His agreement is otherwise substantially similar to the agreement between Mr. Beck and the Company. Mr. Yeaggy expects to devote a significant portion of his working time to the business of the Company.

      The agreement with Mr. Bishop is for a term of three years which ends on April 23, 2000. He is employed as President of the Company with general supervisory authority of the business of the Company and its subsidiaries and charged with the responsibility of preparing and implementing a strategic plan and seeking out and consummating acquisitions, under the supervision of and in accordance with policies set by the Chairman of the Board and the Board of Directors. Mr. Bishop is paid an annual salary of $200,000, which may be increased from time to time at the discretion of the Board of Directors. He is also entitled to an annual bonus in an amount to be determined in accordance with the Company's then current bonus or incentive compensation plan. Mr. Bishop is also entitled to a comprehensive medical indemnity policy for himself and his family, an annual allowance of $2,000 for additional out-of-pocket medical payments, an annual allowance of $2,000 for dental expenses, an annual payment of $10,000 for the purchase of annuity, grossed up for the income tax cost, term life insurance coverage in the amount of $1,000,000 to the extent the same is available at normal market rates, long term disability insurance coverage and such other benefits as the Board of Directors shall adopt and approve for him. Under the agreement, the Company reimbursed Mr. Bishop for his reasonable moving expenses incurred incidental to the relocation of the Company's principal offices from New Jersey to Boca Raton, Florida. In the event of a change in control of the Company, Mr. Bishop is entitled to a lump sum payment of $300,000.

      The agreement with Mr. Nanosky is for a term of three years which ends on April 23, 2000. He is employed as President - Hotel Operations of the Company and charged with the responsibilities typical of a division president. He is paid an annual salary of $100,000, which may be increased from time to time at the discretion of the Board of Directors. He is also entitled to an annual bonus of up to $100,000 based upon the Company's success in achieving budgeted goals for the Company's hotel properties and operations. Mr. Nanosky is also entitled to a comprehensive medical indemnity policy for himself and his family, "split dollar" life insurance coverage in the amount of $480,000, long term disability insurance coverage and such other benefits as the Board of Directors shall adopt and approve for him.

      Mr. Hatala's employment agreement with the Company which was in effect during the year 1996 provided for an annual base salary of $75,000 plus $200 per hour for each hour devoted to the business of the Company in excess of 500 hours per annum. Effective January 1, 1997 his prior agreement was replaced with a new agreement for a one year term which expires December 31, 1997. Under this agreement, Mr. Hatala is paid an annual salary of $75,000 in consideration of his services as Chairman of the Board (which position he resigned from effective April 24, 1997) and such other executive duties as are assigned to him by the Board of Directors from time to time. He may also be paid a bonus by the Board of Directors in its discretion. He has agreed to make himself available to the Company for at least 500 hours on an annual basis. Mr. Hatala is also entitled to an annual allowance of $2,000 on account of dental expenses, reimbursement for medical insurance premium payments and up to an additional $2,000 on account of out-of-pocket medical expenses and such other benefits as the Board of Directors shall adopt and lawfully approve for him.

Stock Options

      In August, 1996, the Board of Directors and stockholders of the Company adopted the 1996 Stock Option Plan ("Plan") and reserved 300,000 shares of Common Stock for issuance thereunder. The Plan provides for the granting to employees (including employee directors and officers) of options intended to qualify as incentive stock options within the meaning of Code ss.422, and for the granting of nonstatutory stock options to employees and consultants. The Plan is currently administered by the Company's Compensation Committee.

The Plan provides for the granting of both Incentive Stock Options ("ISOs") and nonstatutory stock options (a "NSO") and in connection with such options the granting of stock appreciation rights (an "SAR") or additional stock options, known as progressive stock options, in the event the grantee exercises such stock options by surrendering shares of Common Stock of the Company (a "PSO"). NSOs and SARs may be issued to any key employee or officer of the Company or its subsidiaries, or any other person who is an independent contractor, agent or consultant of the Company or its subsidiaries but not any director of the Company who is not an employee of the Company. ISOs may be issued to key employees and officers of the Company and its subsidiaries, but not to any independent contractor, agent or consultant. The Compensation Committee also determines the times at which options become exercisable, their transferability and the dates, not more than ten years after the date of grant, on which options will expire. In the event of a tender offer for more than 25% of the Company's outstanding stock, or a "change in control" (as defined in the Plan) of the Company, all outstanding options become immediately exercisable. The fair market value of the stock with respect to which ISOs under the Plan or any other plan of the Company first become exercisable may not exceed $100,000 in any year. The option price of an ISO is to be at least 100% of the fair market value on the date of grant (110% in the case of optionees holding more than ten percent of the combined voting power of all classes of stock of the Company). The Plan, however, permits the Compensation Committee to grant NSOs at any exercise price consistent with the purposes of the Plan, whether or not such exercise price is equal to the fair market value of the stock on the date of grant of the NSO. NSOs with an exercise price of less than fair market value on the date of grant would not qualify as performance-based compensation under ss.162(m) of the Internal Revenue Code of 1986, as amended, and, therefore, any compensation expense generated by the exercise of such an option would not be deductible by the Company when the Company is considered to be subject to such Section, if the optionee is a "covered employee" who is paid compensation from the Company in an amount in excess of $1,000,000 in the year of exercise.

      Options may be exercised by the payment of the exercise price in cash, Common Stock or a combination thereof. Subject to compliance with the provisions of applicable governmental regulations, the Compensation Committee may make a loan for the purpose of exercising any option granted under the Plan to an optionee in an amount not to exceed 100% of the purchase price of the shares acquired upon exercise of the options. The loan must be secured by a pledge of shares of the Company having an aggregate purchase price equal to or greater than the amount of the loan.

      The Plan permits the Compensation Committee to grant SARs in connection with any option granted under the Plan. SARs enable an optionee to surrender an option and to receive a payment in cash or Common Stock, as determined by the Compensation Committee, equal to the difference between the fair market value of the Common Stock on the date of surrender of the related option and the option price.

      The Plan also permits the Compensation Committee to grant PSOs in connection with any option granted under the Plan. PSOs enable an optionee to receive additional stock options in the event the grantee exercises a stock option, in whole or in part, by surrendering shares of Common Stock of the Company. Any PSO granted will be for a number of shares equal to the number of surrendered shares of Common Stock, shall not be exercisable for a minimum of six months from the grant date of the option, shall have an option price per share equal to 100% of the fair market value of a share of stock on the grant date and shall be subject to such other terms and conditions as the Compensation Committee may determine.

      Unless otherwise provided by the Compensation Committee, the following rules will apply to all options granted under the Plan. Options granted under the Plan expire immediately if an employee is terminated for cause. If termination of employment is voluntary or involuntary, options granted expire after a three month period. In the event of an employee's death within such three-month period, the employee's estate may exercise the option for the number of shares for which it is exercisable at the date of termination, for one year after death but in no event beyond the expiration dates of the option. An option outstanding at the time an employee retires under a Company retirement plan or becomes disabled is exercisable within one year of termination in the case of an ISO and in the case of a NSO may be exercisable at any time to the extent that the optionee was otherwise entitled to exercise it at the time of such cessation of employment with the Company or a subsidiary thereof, but in no event after the expiration of the option period. If an employee dies, whether before or after such retirement or disability, the employee's estate may exercise the option exercisable at the date of termination of employment for up to three years after death (one year in the case of voluntary termination of employment), but in no event beyond the expiration dates of the option.

      Pursuant to the Plan, Messrs. Hatala and Bishop have been granted ISOs incentive stock options to acquire 4,000 shares of Common Stock at $2.75 per share, and Messrs. Lubell and Pacchia have been granted NSOS to acquire 6,000 shares of Common Stock at $2.75 per share. Mr. Hatala has also been granted a tandem NSO to acquire 6,000 shares of Common Stock at $2.75 per share. The two options granted to Mr. Hatala are mutually exclusive. The NSO will not be exercisable as long as the ISO remains exercisable. To the extent that the ISO is exercised in part, the number of shares subject to the NSO will be reduced by
 .667 shares for each share issued pursuant to the exercise of the ISO.

Stock Appreciation Rights

      Effective April 23, 1997, the Company granted a stock appreciation right to James E. Bishop, the President of the Company, in connection with his employment agreement with respect to 100,000 shares of Common Stock at an exercise price of $3.25 per share, which vests 20,000 shares per year over a period of five years, commencing that date, subject to accelerated vesting under certain circumstances. Messrs. Hatala, Lubell, Pacchia, Bartlett, Lerner, Aylward and Tipps and Ms. Hart-Brown have been granted stock appreciation rights with respect to 5,000 shares at an exercise price of $3.25 per share (collectively, the "Director SARs"). Subject to approval of such grants by the Company's stockholders at the 1997 Annual Meeting, the Director SARs may be exercised during the period October 25, 1997 through April 23, 2003. In no event may the appreciated value per share paid in respect of the Director SARs exceed $7.00 per share.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Interest of Messrs. Beck and Yeaggy in Hotels Under Management by the Company

      The Company has agreements to manage 14 Managed Hotels which are not owned directly or indirectly by the Company. Seven of these Managed Hotels are owned by corporations or partnerships owned by Messrs. Beck and Yeaggy. The management agreements with the Beck/Yeaggy - affiliated hotels provides for the payment to the Company of an annual management fee equal to 5% of gross revenues and have an initial term expiring in 2007. In the event of a sale of a hotel subject to a management agreement, the Company is entitled to receive a payment equivalent to the discounted present value of the anticipated management fees over the remainder of the initial term.

Interest of Messrs. Beck and Yeaggy in Properties Subject to Mortgages held by the Company

      The Company has financial participations in the form of promissory notes secured by mortgages on a hotel property in Juno Beach, Florida (the "Juno Note") and on a KOA Campground in the vicinity of Orlando, Florida (the "KOA Note"), both of which are owned by affiliates of Messrs. Beck and Yeaggy. The principal balances of the Juno Note and the KOA Note as of June 30, 1997 are $2,199,921 and $3,524,439 respectively. The Juno Note is subject to a prior lien in favor of The Provident Bank as security for indebtedness of the Company in the remaining principal amount of $1,160,602 as of June 30, 1997. Both the Juno Note and KOA Note provide for monthly principal payments based upon a twenty year amortization. Both notes mature on May 1, 2000, but their respective maturity dates may be extended for an additional three years if the notes are not in default on the original maturity date. The Juno Note bears interest at a floating rate equal to the prime rate plus 1%, but in no event less than 7.75% per annum. The KOA Note bears interest at a fixed rate of 8% per annum. Messrs. Beck and Yeaggy have jointly and severally guaranteed the payment of the notes. The Company does not regard these guarantees as material to the ultimate satisfaction of either the Juno Note or the KOA Note on the basis that the values of the respective properties exceed the underlying mortgage indebtedness.

Interest of Messrs. Beck and Yeaggy in Service Providers to the Company

      The Company has a service agreement dated April 23, 1997 for a hotel property management system with Computel Computer Systems, Inc. ("Computel"), a corporation wholly-owned by Messrs. Beck and Yeaggy. The agreement has a term of one year and automatically renews for successive terms of one year, unless one party notifies the other to the contrary at least three months prior to the termination date. Computel is paid a monthly fee of $275 per hotel location for its basic property management software package plus one computer terminal. For each additional terminal at a hotel location there is an additional charge of $75 per month. Additional monthly fees are charged for add-on software for such services as guest messaging, call accounting interface, franchise central reservation interface and movie interface. The Company believes that these are market-rate fees. Based on the Company's present operations, the Company projects aggregate payments to Computel of $43,650 during 1997. On each annual renewal of the agreement, Computel is entitled to increase its fees commensurate with the fees charged to other customers.

      Personnel at the hotels owned and managed by the Company are provided by Hospitality Employee Leasing Program, Inc. ("HELP"), a corporation also wholly-owned by Messrs. Beck and Yeaggy, pursuant to an agreement dated April 23, 1997. The Agreement has a term of one year and automatically renews for successive terms of one year, unless one party notifies the other to the contrary at least three months prior to the termination date. The Company pays HELP an administrative fee of $8.15 per bi-monthly pay period per employee. The Company believes that this is a market-rate fee. Based on the Company's present operations, the Company projects aggregate fees of $39,120 to HELP during 1997.

Interest of Messrs. Beck and Yeaggy in Premises Occupied by the Company

      The Company subleases office space in Cincinnati, Ohio and Boca Raton, Florida from affiliates of Messrs. Beck and Yeaggy. The Sublease agreements are on a triple-net basis and provide for annual rental payments of $25,248 and $18,240 respectively. The Company believes that these are market rate rentals.

Interest of Messrs. Beck and Yeaggy in Best Western, Kings Quarters

      The Company has an 85% general partnership interest in Kings Dominion Lodge, a Virginia general partnership, the sole asset of which is the hotel known as the Best Western, Kings Quarters, which is adjacent to the Kings Dominion Amusement Park near Richmond, Virginia. The remaining 15% general partnership interest is held by Elbe Properties, an Ohio general partnership whose partners are Messrs. Beck and Yeaggy.

      Under the partnership agreement for Kings Dominion Lodge, the Company is the managing partner and has the authority to direct the day to day affairs of the partnership's business. The managing partner may not construct any buildings on the real property owned by the partnership without the consent of the other partner. Any sale of an interest in the partnership requires the consent of the other partner. The partnership agreement also provides for periodic distributions of free cash flow except to the extent that any distribution would impair the business of the partnership.

Independent Hospitality Business Maintained by Messrs. Beck and Yeaggy

      In addition to their ownership of seven of the Managed Hotels, Messrs. Beck and Yeaggy own five additional hotel properties which are managed by their affiliate Beck Hospitality Inc. III. In their respective employment agreements with the Company, Messrs. Beck and Yeaggy have agreed with the Company that, in some instances, these existing businesses may be competitive with the hospitality business of the Company and, with the exception of these existing businesses, they have agreed not to engage in any business that competes with the Company.

Guarantees by Messrs. Beck and Yeaggy of Indebtedness of the Company

      Messrs. Beck and Yeaggy have personally guaranteed the obligations of Envoy Inns of Morrisville, L.L.C., a Delaware limited liability company, of which the Company is the sole member, and Kings Dominion Lodge, a Virginia general partnership, of which the Company owns an 85% interest, in connection with three loans secured by mortgages on three Owned Hotels from State Street Bank and Trust Company, as Trustee under a Pooling and Servicing Agreement dated as of January 1, 1997 for J.P. Morgan Commercial Mortgage Finance Corporation. The obligations of Messrs. Beck and Yeaggy pursuant to their guarantees in connection with these loans are limited to payment of the outstanding debt in the event of fraud or material misrepresentation by the borrowing entities, and indemnification in connection with certain specific liability and costs for the lender, such as environmental liability and liability caused by the gross negligence or willful misconduct of the borrowing entity, the failure to pay property taxes when due, the misapplication of insurance and condemnation proceeds, damage or waste to the property subject to lender's mortgage, and costs incurred by the Lender as a result of certain actions taken by the borrowing entity after an event of default.

      In addition, Messrs. Beck and Yeaggy have personally guaranteed the obligations of the Company in connection with two loans from Star Bank, N.A., which obligations were assumed by the Company on April 24, 1997 from affiliates of Messrs. Beck and Yeaggy and are secured by mortgages on two Owned Hotels. The guarantees of Messrs. Beck and Yeaggy pursuant to these loans are limited to an aggregate total of $209,250, plus liability incurred by the lender in connection with events such as fraud or intentional misrepresentation by the Company or its predecessor and misapplication of insurance or condemnation proceeds.

      Messrs. Beck and Yeaggy are also personally obligated in connection with loans from The Huntington National Bank in the original principal amount of $3,260,000 with a balance of $2,739,900 as of June 30, 1997, and from 1st National Bank, located in Warren County, Ohio, in the original principal amount of $50,000 each of which was assumed by the Company on April 24, 1997 and are secured by mortgages on the Days Inn, Sharonville, an Owned Hotel. Prior to the Company's acquisition of the Beck-Yeaggy Group, this property was appraised at $4,200,000.

Transferability Restrictions on Stock Owned by Messrs. Beck and Yeaggy and Registration Rights

      Messrs. Beck and Yeaggy, in the aggregate, directly and indirectly own approximately 43% of the outstanding shares of the Company's Common Stock. They have agreed that until April 23, 2001, they will not transfer, in any manner, any shares of the Common Stock, without the consent of the Company's Board of Directors. The Company shall have no obligation to consent to a transfer unless it shall have received an opinion of counsel to the effect that the transfer does not give rise to an "ownership change" under Code ss. 382 or otherwise affect the availability to the Company of its NOLs and any other applicable tax attributes for Federal income tax purposes. See "Description of Business - The Net Operating Loss Carryforwards." In addition to the foregoing transferability restrictions which have been consented to by Messrs. Beck and Yeaggy, the Company has imposed equivalent transferability restrictions upon certain other "5-percent shareholders" for purposes of Code ss. 382. See "Description of Business - The Net Operating Loss Carryforwards - Certain Transferability Restrictions."

      Messrs. Beck and Yeaggy have been granted certain registration rights with respect to the Company's securities owned by them. On a one-time basis they may demand registration, at the Company's expense, of shares of preferred stock owned by them. In addition, if the Company proposes to register any of its securities in connection with a public offering of such securities (other than in connection with certain limited purpose registrations), Messrs. Beck and Yeaggy may request that the preferred stock be registered incidental thereto. Following the termination of the transferability restrictions referred to above, on a one-time basis, Messrs. Beck and Yeaggy may also demand registration, at the Company's expense, of their shares of Common Stock. In addition, if following the termination of the transferability restrictions referred to above, the Company proposes to register any of its securities in connection with a public offering of such securities (other than in connection with certain limited purpose registrations), Messrs. Beck and Yeaggy may request that their Common Stock be registered incidental thereto.

ITEM 8. DESCRIPTION OF SECURITIES

      The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, par value $.01 per share and 5,000,000 shares of Preferred Stock, par value $.01 per share.

Preferred Stock

      The Company is authorized to issue Preferred Stock in classes or series having such designations, preferences and relative participating, optional or other special rights, qualifications, limitations or restrictions, as shall be stated and expressed in the resolutions of the Board of Directors providing for the issuance of such stock. The Preferred Stock shall not have voting rights except as required by law or as expressed in the resolutions of the Board of Directors providing for the issuance of such shares.

      The Company's Restated Certificate of Incorporation, as amended, provides for a series of 12,000 shares of Preferred Stock, par value $.01 per share, Series B (the "Series B Preferred Stock"), of which 10,451.88 shares are outstanding. The Series B Preferred Stock has a redemption price of $1,000 per share. Each holder of a share of Series B Preferred Stock is entitled to cumulative dividends at the annual rate of $75 per share payable on the last day of each March, June, September and December. There are currently no accrued and unpaid dividends on the Series B Preferred Stock. The shares of Series B Preferred Stock are not convertible into any other security.

      Generally, the Series B Preferred Stock is non-voting. However, if accrued and unpaid dividends have accumulated in an amount equal to the sum of four quarterly dividends, under the Company's Restated Certificate of Incorporation, the holders of Series B Preferred Stock are entitled to 0.01 of a vote per share.

Common Stock

      As of August 20, 1997, there were 8,731,836.181 shares of Common Stock outstanding. Each holder of Common Stock is entitled to one vote for each share held. The holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. As long as there are accrued unpaid dividends on the Preferred Stock, no dividends may be declared and paid on the Common Stock until such dividends have been paid or until provision has been made for such payment. In the event of a liquidation, dissolution or winding up of the company, holders of Common Stock would be entitled to share in the Company's assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. The shares of Common Stock are not convertible into any other security.

Warrants

      The Company has outstanding Warrants to purchase 223,600 shares of the Company's Common Stock. The Warrants are currently exercisable and have a term of five years expiring in July 2001. Beginning in May 1999, the Company shall have the right, upon at least thirty days notice to the holders of the Warrants, to call the same for redemption if the market price of Common Stock shall have exceeded $10.00 per share for a period of ten consecutive trading days. The redemption price would be $0.25 per share.

      The Warrants would not be exercisable if at the time of exercise or after giving effect thereto, the holder would be directly, indirectly or by attribution, a holder of five percent of more of the issued and outstanding capital stock of the Company or the votes represented by the shares of the capital stock of the Company entitled to vote for the election of directors.

      The Warrants were issued in denominations divisible by four, and are exercisable for two shares of the Common Stock at $3.00 per share, for one share at $4.00 per share and for one share at $5.00 per share.

      The exercise price of the Warrants is subject to adjustment in the event of stock dividends or stock splits. In the event of a reorganization, consolidation or merger, transfer of substantially all the assets or dissolution involving the Company, the Company is required to make adequate provision for the rights of the holders of the Warrants and the holders shall receive, upon exercise of the Warrants, in lieu of Common Stock, the same kind and amount of any share, securities or assets as may be issuable, distributable or payable on any such sale, transfer, merger, reorganization, dissolution or winding up with respect to each share of Common Stock that the holder would have received upon exercise of the Warrant.

The Delaware Business Combination Act

      Section 203 of the Delaware General Corporation Law (the "Delaware Business Combination Act") imposes a three-year moratorium on business combinations between a Delaware corporation whose stock generally is publicly traded or held of record by more than 2,000 stockholders and an "interested stockholder" (in general, a stockholder owning 15% or more of a corporation's outstanding voting stock) or an affiliate or associate thereof unless (a) prior to an interested stockholder becoming such, the board of directors of the corporation approved either the business combination or the transaction resulting in the interested stockholder becoming such, (b) upon consummation of the transaction resulting in the interested stockholder becoming such, the interested stockholder owns 85% of the voting stock outstanding at the time the transaction commenced (excluding, from the calculation of outstanding shares, shares beneficially owned by directors who are also officers and certain employee stock plans) or (c) on or after an interested stockholder becomes such, the business combination is approved by (i) the board of directors and (ii) holders of at least 66-2/3% of the outstanding shares (other than those shares beneficially owned by the interested stockholder) at a meeting of stockholders. The term "business combination" is defined generally to include mergers or consolidations between a Delaware corporation and an "interested stockholder" involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an "interested stockholder's" percentage ownership of stock.

      The Delaware Business Combination Act applies to certain corporations incorporated in the State of Delaware unless the corporation expressly elects not to be governed by such legislation and sets forth such election in (a) the corporation's original certificate of incorporation, (b) an amendment to the corporation's by-laws as adopted by the corporation's board of directors within 90 days of the effective date of such legislation or (c) an amendment to the corporation's certificate of incorporation or by-laws is approved by (in addition to any other vote required by law) a majority of the shares entitled to vote (however, such amendment would not be effective until 12 months after the date of its adoption and would not apply to any business combination between the corporation and any person who became an interested stockholder on or prior to such adoption of such amendment). The Company has not made such an election and is subject to the Delaware Business Combination Act since it has over 2,000 shareholders of record. However, while they own more than 15% of the Company's outstanding voting stock, Messrs. Beck and Yeaggy are not "interested stockholders" because the Company's Board of Directors approved the transactions resulting in their Stock ownership. Accordingly, the restrictions of Section 203 will not apply to transactions, if any, between the Company and either Mr. Beck or Mr. Yeaggy.

Director Liability Provisions

      As permitted by the Delaware General Corporation Law, the Company's Restated Certificate of Incorporation, as amended, contains a provision which eliminates under certain circumstances the personal liability of directors (only in their capacities as directors of the Company) to the Company or its stockholders for monetary damages for a breach of fiduciary duty as directors. The provision in the Certificate does not change a director's duty of care, but it does authorize the Company to eliminate monetary liability for certain violations of the duty, including violations based on grossly negligent business decisions which may include decisions relating to attempts to change control of the Company. The provision does not affect the availability of equitable remedies for a breach of duty of care, such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty; however, in certain circumstances equitable remedies may not be available as a practical matter. The provision in the Certificate in no way affects a director's liability under the federal securities laws. The Company's By-Laws contain similar provisions.

Preservation of Income Tax Attributes

      The Company's Restated Certificate of Incorporation contains several provisions which are intended to preserve the availability of the Company's net operating losses. See "Description of Business - The Net Operating Loss Carryforwards." Except if a transaction is approved by resolution of the Board of Directors by a vote of two-thirds of the directors then in office, the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock is required to approve (i) the issuance during any 24-month period of shares of the capital stock or other securities of the Company convertible into capital stock, which shares would entitle the holders thereof to exercise five percent (5%) or more of the voting power of the Company for the election of directors immediately after the issuance of such shares, (ii) any merger, consolidation or other reorganization of the Company,
(iii) any dissolution or liquidation of the Company of (iv) any sale or disposition of any substantial portion of the assets of the Company.

      No person or entity may acquire shares of the capital stock of the Company if, after giving affect to any acquisition, such person or entity would have record or beneficial ownership directly or by attribution, of five percent (5%) or more of the issued and outstanding capital stock of the Company determined on the basis of the fair market value of the capital stock of the Company or the votes represented by the shares of the capital stock of the Company entitled to vote for the election of directors. There is an exception to the foregoing restriction for any person or entity which originally received shares of the capital stock of the Company pursuant to the Plan, but no such person or entity may acquire additional capital stock.

      The Board of Directors of the Company is empowered to adopt such procedures and to impose such further limitations on the transferability of the Company's capital stock as the Board deems desirable to preserve and maintain the Federal income tax attributes of the Company. Moreover, the Board of Directors is empowered to waive any transferability restrictions if it determines that a proposed acquisition of shares of the Company's capital stock would not be adverse to the interests of the Company and its stockholders, taking into account the likely effect of a transaction upon the Federal income tax attributes of the Company. See "Description of Business - The Net Operating Loss Carryforwards" and "Risk Factors - Irregular Trading Market."

Transfer Agent and Registrar

      Chase Mellon Shareholder Services, Inc. acts as the Company's transfer agent and registrar.

                                     PART II

ITEM 1. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

      As of August 20, 1997, there were approximately 3,690 holders of record of the Company's Common Stock.

      The Company has never declared or paid dividends on its Common Stock and currently does not intend to pay dividends in the foreseeable future. The payment of dividends in the future will be at the discretion of the Board of Directors.

      There has been no prior market for the Company's Common Stock and there can be no assurance that a public market for the Common Stock will develop or be sustained in the future. The Company intends to apply for quotation of the Common Stock on the Nasdaq National Market System or the Nasdaq SmallCap Market. In order to qualify for such quotation, the Company must satisfy certain maintenance criteria. The failure to meet and maintain such maintenance criteria will result in the Common Stock being ineligible for quotation on Nasdaq and trading, if any, of the Common Stock. As a result of no public market for the Company's securities, an investor may find it difficult to dispose of or to obtain accurate quotations as to the market value of the Company's securities. In addition, if the Common Stock has a trading price of less than $5.00 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage them from effecting transactions in the Common Stock, which could severely limit the liquidity of the Common Stock.

      The offering prices of the Company's securities and other terms of the sales of the Company's securities within the last ten months were established by negotiation between the Company and the acquirers thereof and may not be indicative of prices that will prevail in the trading market. In the absence of an active trading market, purchasers of the Company's securities may experience substantial difficulty in selling their securities. The trading price of the Company's securities is expected to be subject to significant fluctuations in response to variations in quarterly operating results, changes in estimates of earnings and other factors often unrelated to operating performance.

ITEM 2. LEGAL PROCEEDINGS

      The Company is not involved in any material legal proceedings.

ITEM 3. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

      In November 1996, the Company engaged J.H. Cohn LLP ("J.H. Cohn") as independent auditors to perform the audit of the Company's annual financial statements as successor to Arthur Andersen LLP

("Arthur Andersen"). In October, 1996, Arthur Andersen decided to no longer serve as the Company's auditors. Arthur Andersen informed the Company that it was not aware of any disputes between its firm and the Company in the context of its audits and tax return services performed for the years ended December 31, 1994 and 1995. From the effective date of the Plan in 1990 until the date hereof, there have been no disagreements between the Company and prior certified public accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of such prior accountants, would have caused them to make reference in connection with their report to the subject matter of the disagreements.

ITEM 4. RECENT SALES OF UNREGISTERED SECURITIES

      The following sets forth information with respect to all sales of unregistered securities by the Company within the past three years:

      (a) Private placement of 268,368 shares of Common Stock (subsequently reduced to 231,018 as a result of a post-closing adjustment) and warrants to acquire 500,000 shares of Common Stock (the "Warrants") to former debt and equity investors in and service providers to Pre-Tek Wireline Service Company, Inc., a California corporation (the "Selling Company").

      This placement was made in connection with the sale of the business of the Selling Company to the Company and the subsequent dissolution of the Selling Company. Four individuals were accredited investors. An additional 150,000 shares of Common Stock was placed in escrow for issuance contingent upon the purchased business achieving sales of a target level. This level of sales was not achieved and the 150,000 shares were returned to treasury in August 1997. The Company relied on Section 4(2) of the Securities Act and Rule 506 promulgated thereunder. Prior to the Selling Company's approval of the transaction, the Company provided a private placement memorandum to each recipient of the Common Stock and Warrants which met the disclosure requirements of Rule 502. Non-accredited investors were represented by investor representatives Fred Miller and Eric Riedman, who were the control persons of the Selling Company.

      For purposes of the transaction, a share of Common Stock was valued at $2.75 per share for an aggregate offering price (prior to the post-closing adjustment) of $738,012. No value was ascribed to the Warrants. The Warrants were issued as nearly as practicable in multiples of four, with two of each block of four representing a Common Stock purchase price of $3.00 per share; one of $4.00 per share; and one of $5.00 per share. The Warrants expire on July 15, 2001. Commencing in May 1999, the Warrants become subject to redemption by the Company at $0.25 per Warrant if the market price of the Common Stock equals or exceeds $10.00 per share for 10 consecutive trading days.

      The recipients of the securities, through the Selling Company, were:

         Name                      Security                            Amount

Mary Boehm                       Common Stock                         7,272.727
                                   Warrants                             2,353

Richard Sheffield                Common Stock                         7,272.727
                                   Warrants                             2,353

Hansjorg & Brigit Jansen         Common Stock                         7,272.727

                                   Warrants                             2,353

Nanette K. Moore                 Common Stock                         7,272.727
                                   Warrants                             2,353

Reynoldo Frios                   Common Stock                         7,272.727
                                   Warrants                             2,353

Hugh & Marjorie Lehman           Common Stock                         3,636.364
                                   Warrants                             1,176

Robert A. Hardekopf              Common Stock                         1,818.182
                                   Warrants                             2,353

Stargate Corporation             Common Stock                           2,523
                                   Warrants                             3,800

Patrick J. Sanjenis              Common Stock                           8,541

Wayne Corprew                    Common Stock                           8,541
                                   Warrants                            13,000

Ram Krishna                      Common Stock                          33,768
                                   Warrants                            92,000

Jack R. Gill                     Common Stock                            749
                                   Warrants                             1,250

Patrick D. Love                  Common Stock                            749
                                   Warrants                             1,250

Guy Chaffin                      Common Stock                            749
                                   Warrants                             1,250

Karl F. Edmonds, Jr.             Common Stock                            749
                                   Warrants                             1,250

Eric Riedman                     Common Stock                          28,333
                                   Warrants                            100,153

Fred Miller                      Common Stock                          23,800

Adolph Weissman                  Common Stock                           6,175

Target Energy Partners           Common Stock                           6,227
                                   Warrants                             9,400

Texas A & G Systems, L.P.        Common Stock                          28,131
                                   Warrants                            61,000

Om Prakash                       Common Stock                           7,358
                                   Warrants                            10,400

PT Liquidating Corp.             Common Stock                          12,807

Janus, as Escrow Agent           Common Stock                          20,000
(for Miller and Riedman)

Robert J. Hess                     Warrants                             2,353

Dick Teater                        Warrants                             2,353

Nancy S. Miller                    Warrants                            93,391

Ruth Weissman                      Warrants                             9,400

Shirley L. Sanjenis                Warrants                            57,965

Arthur Kronenberg                  Warrants                            14,491

Ivan Irizarry, II                  Warrants                            10,000

      (b) Private placement of 3,799,999 shares of Common Stock, valued for purposes of the transaction at $3.25 per share, and 10,451.88 shares of Series B Preferred Stock, valued at the liquidation preference of $1,000 per share, to Louis S. Beck, Harry Yeaggy and Beck Hospitality Inc III. Management of the Company valued the Series B Preferred Stock by comparing the taxable equivalent yield on such stock (after application of an assumed 70% dividend exclusion) with a market basket of below investment grade high yield corporate bonds, and by making adjustments in the yield on the stock to reflect both positive and negative market related attributes.

      This placement was made in connection with the acquisition of the Beck-Yeaggy Group.

      The securities were issued as follows:

           Name                    Shares of Common         Shares of Preferred

Louis S. Beck                          2,617,499                 7,013.91

Harry Yeaggy                            872,500                  1,237.97

Beck Hospitality Inc III.               310,000                    1,100


      The Company relied on Section 4(2) of the Securities Act and Rule 506 promulgated thereunder. All three recipients were accredited investors.

      No underwriters were involved nor any commissions paid in connection with any of the above transactions.

ITEM 5. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Company's Restated Certificate of Incorporation, as amended, limits the liability of directors to the maximum extent permitted by Delaware law. The Company's By-Laws provide that the Company shall indemnify its directors and executive officers and may indemnify its other officers, employees, agents and other agents to the fullest extent permitted by law. The Company's By-Laws also permit the Company to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the By-Laws would permit indemnification.

      Each of the officers and directors of the Company is insured against certain liabilities which he or she might incur in his or her capacity as an officer or director pursuant to a Directors and Officers Liability and Reimbursement Policy issued by American Guarantee and Liability Insurance Company, of New York, New York. The general effect of this policy is that if during the policy period any claim or claims are made against the officers and directors of the Company or any of them individually for a Wrongful Act (as defined in the policy) while acting in their individual or collective capacities as directors or officers, and the Company has indemnified them, the insurer will, after application of a $50,000 deductible, reimburse the Company for 100% of any Loss (as defined in the policy). In those instances where the officers and directors are not indemnified by the Company, the insurer will pay on behalf of the officers and directors of the Company or any of them, their executors, administrators, or assigns, 100% of the Loss. The insurer's combined limit of liability is $5,000,000 during any policy year and $5,000,000 for any single Loss. "Wrongful Act" is defined as any error, misstatement, misleading statement, act, omission, neglect or breach of duty actually or allegedly committed or attempted by the officers or directors of the Company while acting in their individual or collective capacities or in any matter, not excluded by the terms and conditions of the policy, claimed against them by reason of their being directors or officers of the Company. For purposes of reimbursement of the Company for indemnity payments by the Company to officers or directors, the term "Loss" is defined as any amount which the Company shall be required or permitted by law to pay to such person as indemnity for a claim or claims made against them for "Wrongful Acts", and for purposes of direct payment by the insurer to officers and directors, the term "Loss" is defined as any amount which the officers and directors of the Company are legally obligated to pay for a claim or claims made against them for "Wrongful Acts"; and includes in each case damages, judgments, settlements, costs, charges, and expenses incurred in the defense of actions, suits or proceedings and appeals therefrom, except that the term "Loss" does not include fines or penalties imposed by law or matters which may be deemed uninsurable under the law pursuant to which the policy shall be construed.

                          INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
JANUS INDUSTRIES, INC. AND SUBSIDIARIES:
  REPORTS OF INDEPENDENT PUBLIC ACCOUNTANTS                                F-3/4

  CONSOLIDATED BALANCE SHEETS
    DECEMBER 31, 1996 AND 1995                                               F-5

  CONSOLIDATED STATEMENTS OF OPERATIONS
    YEARS ENDED DECEMBER 31, 1996 AND 1995                                   F-6

  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
    YEARS ENDED DECEMBER 31, 1996 AND 1995                                   F-7

  CONSOLIDATED STATEMENTS OF CASH FLOWS
    YEARS ENDED DECEMBER 31, 1996 AND 1995                                   F-8

  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                              F-9/23

  CONDENSED CONSOLIDATED BALANCE SHEET
    JUNE 30, 1997 (Unaudited)                                               F-24

  CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
    SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (Unaudited)                     F-25

  CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
    SIX MONTHS ENDED JUNE 30, 1997 (Unaudited)                              F-26

  CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
    SIX MONTHS ENDED JUNE 30, 1997 AND 1996 (Unaudited)                     F-27

  NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
  (Unaudited)                                                            F-28/30

THE BECK/YEAGGY GROUP:
  REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS                                  F-31

  COMBINED BALANCE SHEETS
    DECEMBER 31, 1996 AND 1995                                              F-32

  COMBINED STATEMENTS OF INCOME
    YEARS ENDED DECEMBER 31, 1996 AND 1995                                  F-33

  COMBINED STATEMENTS OF OWNERS' CAPITAL DEFICIENCY
    YEARS ENDED DECEMBER 31, 1996 AND 1995                                  F-34

  COMBINED STATEMENTS OF CASH FLOWS
    YEARS ENDED DECEMBER 31, 1996 AND 1995                                  F-35

  NOTES TO COMBINED FINANCIAL STATEMENTS                                 F-36/43

                          INDEX TO FINANCIAL STATEMENTS
                                   (Concluded)

                                                                           PAGE
                                                                           ----
THE BECK/YEAGGY GROUP (Concluded):
  CONDENSED COMBINED BALANCE SHEET
    MARCH 31, 1997 (Unaudited)                                              F-44

  CONDENSED COMBINED STATEMENTS OF OPERATIONS
    THREE MONTHS ENDED MARCH 31, 1997 AND 1996 (Unaudited)                  F-45

  CONDENSED COMBINED STATEMENTS OF OWNERS' CAPITAL DEFICIENCY
    THREE MONTHS ENDED MARCH 31, 1997 (Unaudited)                           F-46

  CONDENSED COMBINED STATEMENTS OF CASH FLOWS
    THREE MONTHS ENDED MARCH 31, 1997 AND 1996 (Unaudited)                  F-47

  NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
  (Unaudited)                                                            F-48/49

PRE-TEK WIRELINE SERVICE COMPANY, INC. AND SUBSIDIARY:
  REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS                                  F-50

  CONSOLIDATED STATEMENTS OF OPERATIONS
    PERIOD FROM APRIL 1, 1996 THROUGH JULY 15, 1996 AND
    YEARS ENDED MARCH 31, 1996 AND 1995                                     F-51

  CONSOLIDATED STATEMENTS OF CASH FLOWS
    PERIOD FROM APRIL 1, 1996 THROUGH JULY 15, 1996 AND
    YEARS ENDED MARCH 31, 1996 AND 1995                                  F-52/53

  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                             F-54/66

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS:
  INTRODUCTION TO THE UNAUDITED PRO FORMA CONDENSED COMBINED
  FINANCIAL STATEMENTS                                                      F-67

  PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
    YEAR ENDED DECEMBER 31, 1996 (Unaudited)                                F-68

  PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
    SIX MONTHS ENDED JUNE 30, 1997 (Unaudited)                              F-69

  PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
    SIX MONTHS ENDED JUNE 30, 1996 (Unaudited)                              F-70

  NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
  (Unaudited)                                                            F-71/72

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
Janus Industries, Inc.

We have audited the accompanying consolidated balance sheet of JANUS INDUSTRIES, INC. AND SUBSIDIARIES as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Janus Industries, Inc. and Subsidiaries as of December 31, 1996, and their results of operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.


                                              J. H. COHN LLP
Roseland, New Jersey
March 7, 1997, except for
  Note 9 as to which the
  date is April 24, 1997

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Janus Industries, Inc.
(formerly United States Lines, Inc.)

We have audited the accompanying consolidated balance sheet of Janus Industries, Inc. (a Delaware corporation) and subsidiary as of December 31, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Janus Industries, Inc. and subsidiary as of December 31, 1995, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.


                                              ARTHUR ANDERSEN LLP
New York, New York
April 18, 1996

                     JANUS INDUSTRIES, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

                     ASSETS                             1996            1995
                                                     -----------     ----------
Current assets:
   Cash and cash equivalents                         $ 6,580,836     $2,053,437
   Cash restricted for payments to redeem
     preferred stock of subsidiary                       673,200
   Accounts receivable                                    83,100
   Other current assets                                  184,734         35,195
                                                     -----------     ----------
       Total current assets                            7,521,870      2,088,632

Property and equipment, net of accumulated
  depreciation of $86,105 and $25,888                    582,693          7,275
Goodwill, net of accumulated amortization
   of $30,375                                            860,966
Deferred costs of proposed acquisition                    74,692
Other assets                                               7,096         13,396
                                                     -----------     ----------

       Totals                                        $ 9,047,317     $2,109,303
                                                     ===========     ==========

     LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Payable for redemption of preferred stock
     of subsidiary                                   $   673,200
   Accounts payable                                      149,020
   Accrued expenses                                      159,655     $  134,137
   Dividends payable                                                    105,600
                                                     -----------     ----------
       Total current liabilities                         981,875        239,737
                                                     -----------     ----------

Minority interest                                         43,837        622,710
                                                     -----------     ----------
Commitments and contingencies

Stockholders' equity:
   Preferred stock, par value $.01 per share;
     5,000,000 shares authorized; 2,200
     shares issued and outstanding in 1995;
     $220,000 liquidation preference                                         22
   Common stock, par value $.01 per share;
     15,000,000 shares authorized; 8,080,868 and
     7,812,500 shares issued                              80,809         78,125
   Additional paid-in capital                         13,061,256      4,967,763
   Accumulated deficit                                (4,245,730)    (3,027,037)
   Treasury stock - 2,849,850 and 2,812,500
    shares, at cost                                     (874,730)      (772,017)
                                                     -----------     ----------
        Total stockholders' equity                     8,021,605      1,246,856
                                                     -----------     ----------

        Totals                                       $ 9,047,317     $2,109,303
                                                     ===========     ==========

See Notes to Consolidated Financial Statements.

                     JANUS INDUSTRIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                     1996            1995
                                                  -----------      ---------

Sales                                             $   381,055
                                                  -----------

Costs and expenses:
  Operating costs                                     363,162
  Selling, general and administrative expenses      1,319,991      $ 728,084
  Depreciation of property and equipment               61,434          3,881
  Amortization of intangible assets                    30,375          7,560
                                                  -----------      ---------
     Totals                                         1,774,962        739,525
                                                  -----------      ---------

Operating loss                                     (1,393,907)      (739,525)

Other income (expense):
   Interest income                                    247,516        140,307
   Other income                                         4,376
   Interest expense                                    (1,476)
                                                  -----------      ---------

Loss before minority interest                      (1,143,491)      (599,218)

Minority interest                                      50,490         60,818
                                                  -----------      ---------

Net loss                                           (1,193,981)      (660,036)

Preferred dividend requirements                        24,712         31,800
                                                  -----------      ---------

Net loss applicable to common stock               $(1,218,693)     $(691,836)
                                                  ===========      =========

Net loss per common share                               $(.24)         $(.11)
                                                        =====          =====

Weighted average common shares outstanding          5,119,634      6,040,240
                                                    =========      =========

See Notes to Consolidated Financial Statements.

                     JANUS INDUSTRIES, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                             Preferred
                               Stock          Common Stock                                    Treasury Stock
                          ---------------   ----------------                                ------------------
                          Number            Number             Additional                   Number
                            of                of                Paid-in      Accumulated      of
                          Shares   Amount   Shares    Amount    Capital        Deficit      Shares      Amount     Total
                          ------   ------   ------    ------   ----------    -----------    ------      ------     -----
Balance, January 1, 1995   4,000     $40   7,812,500  $78,125  $ 5,147,745   $(2,405,401)                        $2,820,509

Net loss                                                                        (660,036)                          (660,036)
Redemption of preferred
   stock                  (1,800)    (18)                         (179,982)                                        (180,000)
Repurchase of common stock                                                                 2,812,500  $(772,017)   (772,017)
Release from certain
   preferred stock
   dividend obligations                                                           70,200                             70,200
Preferred stock dividends                                                        (31,800)                           (31,800)
                           -----     ---   ---------  -------  -----------   -----------   ---------   --------  ----------

Balance, December 31,
   1995                    2,200      22   7,812,500   78,125    4,967,763    (3,027,037)  2,812,500   (772,017)  1,246,856

Net loss                                                                      (1,193,981)                        (1,193,981)
Contributions to capital
   from United States
   Lines, Inc. and United
   States Lines (S.A.),
   Inc. Reorganization
   Trust                                                         7,578,143                                        7,578,143
Shares and warrants issued
  to acquire oil and gas
  services business                          268,368    2,684      735,328                                          738,012
Shares returned as a
   result of post-closing
   adjustments in
   connection with
   acquisition of oil and
   gas services business                                                                      37,350   (102,713)   (102,713)
Redemption of preferred
   stock                  (2,200)    (22)                         (219,978)                                        (220,000)
Preferred stock dividends                                                        (24,712)                           (24,712)
                           -----     ---   ---------  -------  -----------   -----------   ---------   --------  ----------
Balance, December 31,
   1996                       -      $-    8,080,868  $80,809  $13,061,256   $(4,245,730)  2,849,850  $(874,730) $8,021,605
                           =====     ===   =========  =======  ===========   ===========   =========   ========  ==========

See Notes to Consolidated Financial Statements.

                     JANUS INDUSTRIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                      1996             1995
                                                   -----------      ----------

Operating activities:
   Net loss                                        $(1,193,981)     $ (660,036)
   Adjustments to reconcile net loss to net
     cash used in operating activities:
     Depreciation and amortization                      91,809          11,441
     Minority interest                                  50,490          60,818
     Changes in operating assets and liabilities,
      net of effects of acquisition of
      oil and gas service business:
        Accounts receivable                             17,229
        Other current assets                           (89,393)         (1,952)
        Other assets                                     7,547
        Accounts payable and accrued expenses          (85,593)        116,959
                                                   -----------      ----------
          Net cash used in operating activities     (1,201,892)       (472,770)
                                                   -----------      ----------
Investing activities:
   Acquisition of oil and gas services business,
     net of noncash consideration and cash
     acquired                                         (701,631)
   Purchases of equipment                             (101,854)         (5,827)
   Proceeds from sale of equipment                       9,000
   Costs of proposed acquisition                       (74,692)
                                                   -----------      ----------
          Net cash used in investing activities       (869,177)         (5,827)
                                                   -----------      ----------
Financing activities:
   Reduction of minority interest through
      redemption of preferred stock of
      subsidiary                                                      (478,508)
   Redemption of preferred stock                      (220,000)       (180,000)
   Increase in restricted cash                        (673,200)
   Repurchase of common stock                                         (772,017)
   Preferred stock dividends                          (130,312)
   Contributions to capital from United States
     Lines, Inc. and United States Lines (S.A.),
     Inc. Reorganization Trust, including
     $43,837 attributable to minority interest       7,621,980
          Net cash provided by (used in)           -----------      ----------
             financing activities                    6,598,468      (1,430,525)
                                                   -----------      ----------
Increase (decrease) in cash and cash
    equivalents                                      4,527,399      (1,909,122)
Cash and cash equivalents, beginning of year         2,053,437       3,962,559
                                                   -----------      ----------
Cash and cash equivalents, end of year             $ 6,580,836      $2,053,437
                                                   ===========      ==========

Supplemental disclosure of cash flow data:
   Interest paid                                   $     1,476
                                                   ===========

See Notes to Consolidated Financial Statements.

                     JANUS INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Organization:

              In November 1986, United States Lines, Inc. ("USL") and United States Lines (S.A.) Inc. ("USL-SA"), together with two related companies, filed petitions under Chapter 11 of the United States Bankruptcy Code. On May 16, 1989, the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") confirmed a plan of reorganization with respect to such companies, which was later amended and modified pursuant to an order of the Bankruptcy Court entered on February 6, 1990 (the "Plan").

              Pursuant to the Plan and the order of the Bankruptcy Court confirming the Plan:

                a. USL and USL-SA changed their names to Janus Industries, Inc. ("Janus") and JI Subsidiary, Inc. ("JIS"), respectively (Janus, JIS and the other subsidiaries subsequently formed or acquired by Janus are referred to collectively herein as the "Company");

                b.  The United States Lines, Inc. and United States Lines
                    (S.A.) Inc. Reorganization Trust (the "Reorganization Trust") was established for the purpose of administering the Plan and liquidating and paying claims of former creditors of USL and USL-SA; it will also make contributions of cash to Janus and JIS from time to time of amounts in excess of its projected liabilities and administrative requirements;

                c. All claims of former creditors of USL and USL-SA were discharged; as a result, such former creditors may look only to the Reorganization Trust (and not Janus or JIS) for payment of amounts in respect of their discharged claims;

                d. The interests of all holders of shares of the capital stock of USL and USL-SA were extinguished and the former creditors of USL and USL-SA became entitled to receive all of the shares of capital stock issuable by Janus and JIS, except for shares issuable to Janus and a subsidiary of Dyson-Kissner-Moran ("DKM"), a new investor; shares of capital stock issuable to such former creditors were initially issued to the Reorganization Trust as recordholder for reissuance to such creditors; and

                e. The Reorganization Trust contributed $3,000,000 of USL and USL-SA cash to initially capitalize Janus and JIS on February 23, 1990 and provided Janus and JIS with certain books and records, and all tax attributes and tax benefits, of USL and USL-SA; it also made a cash contribution of approximately $7,622,000 to the capital of Janus and JIS in 1996.

                     JANUS INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Organization (concluded):

              At the time the Plan was approved, Janus and JIS had no commercial operations. However, they had substantial Federal net operating loss carryforwards (see Note 5). Under the Plan, DKM purchased approximately 36% of the Company's common stock and a warrant to purchase an additional 9% of the Company's common stock for $3,000,000. In addition, DKM was to control the Board of Directors of Janus and was required to seek and assist the Company in the consummation of the acquisition of one or more operating businesses while preserving the Federal income tax attributes of Janus and JIS. However, DKM was not able to assist the Company in consummating any acquisitions and, as a result, the Company repurchased and redeemed all of DKM's interests in Janus and JIS and obtained new management during 1995.

              Until July 15, 1996, the Company did not actively engage in any trade or business. Income consisted primarily of interest on temporary investments. Expenses consisted primarily of professional fees and other costs incurred in connection with the Company's efforts to acquire businesses, and record retention and other administrative expenses incurred to satisfy existing financial reporting requirements.

              On July 15, 1996, as further explained in Note 3, the Company acquired certain assets and liabilities of Pre-Tek Wireline Service Company, Inc. ("PTWSC") and its wholly-owned subsidiary, K.F.E. Wireline, Inc. ("KFE"), for consideration comprised of cash, common stock and warrants. PTWSC and KFE (which are referred to collectively herein as "Pre-Tek") provide engineering and wireline logging services to companies in the oil and gas industry that are located primarily in California.

              On April 24, 1997, the Company entered the hospitality business by issuing preferred and common stock to acquire seven hotels, a hotel management company and certain other assets (see Note 9).

Note 2 - Summary of significant accounting policies:

              Use of estimates:

                The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

                     JANUS INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Summary of significant accounting policies (continued):

              Fresh start accounting:

                The Company adopted fresh-start accounting as of February 23, 1990, the date of its reorganization (see Note 1). The Company's opening balance sheet consisted of $6,000,000 in cash and capital stock. Accordingly, the reorganization value of the Company approximated book value.

              Principles of consolidation:

                The consolidated financial statements include the accounts of Janus and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

              Cash equivalents:

                Cash equivalents generally consist of highly liquid investments with maturities of three months or less when acquired.

              Property and equipment:

                Property and equipment is stated at cost. Depreciation is computed using the straight-line method over an estimated useful life of five years.

              Intangible assets:

                Goodwill, which represents the excess of the costs of acquiring the oil and gas services business over the fair value of the net assets at the date of acquisition, is being amortized using the straight-line method over an estimated useful life of 15 years.

                Organization costs, consisting primarily of professional fees and other costs associated with the formation of the Company, were amortized using the straight-line method over an estimated useful life of five years. Such costs totaled $37,800 and were included in other assets at December 31, 1995, net of accumulated amortization of $31,500, and became fully amortized in 1996.

              Impairment of long-lived assets:

                Effective as of January 1, 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). Under SFAS 121, impairment losses on long-lived assets are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses are then measured by comparing the fair value of assets to their carrying amounts. The adoption of SFAS 121 had no material effect on the Company's 1996 consolidated financial statements.

                     JANUS INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Summary of significant accounting policies (continued):

              Minority interest:

                Of the $6,000,000 initially contributed to capitalize Janus and JIS by the Reorganization Trust and DKM under the Plan (see Notes 1 and 6), an aggregate of $815,000 was allocated to the capital of JIS, of which $765,000 was allocated based on the total liquidation preference attributable to the JIS Series A preferred stock and $50,000 was allocated based on the total stated value of the JIS common stock (of which $5,000 was attributable to the minority stockholders of JIS and the balance was attributable to the shares held by Janus).

                At December 31, 1995, the minority interest of $622,710 reflected in the accompanying consolidated balance sheet represented the total liquidation preference of, and accrued dividends on, the shares of JIS Series A preferred stock that remained outstanding. The minority interest attributable to the JIS preferred stock was eliminated as a result of the redemption of those shares during 1996.

                As a result of cumulative losses that exceeded the stated capital initially attributable to minority stockholders of JIS common stock, the balance of the minority interest in the JIS common stock had been eliminated as of December 31, 1995. Since the minority stockholders do not incur any obligations as a result of losses in excess of their capital contributions or contributions made on their behalf, such excess was charged against the majority interest in the JIS common stock held by Janus. As a result of additional capital contributions made to JIS during 1996, the excess of losses over stated capital previously charged against the majority interest in the JIS common stock held by Janus was eliminated and the excess of $43,837 of stated capital over cumulative losses attributable to the 11% minority interest in the JIS common stock is reflected as minority interest in the accompanying 1996 consolidated balance sheet.

                The charge for minority interest reflected in the accompanying consolidated statement of operations represents the accrued dividends applicable to the JIS Series A preferred stock.

                     JANUS INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Summary of significant accounting policies (continued):

              Income taxes:

                The Company accounts for income taxes pursuant to the asset and liability method which requires deferred income tax assets and liabilities to be computed annually for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the temporary differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The income tax provision or credit is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

                As explained in Note 1, the assets and liabilities of USL and USL-SA were initially transferred to the Reorganization Trust in February 1990. The Reorganization Trust is considered to be a grantor trust for income tax purposes. Accordingly, any taxable income or loss associated with the disposition of assets and the settlement of liabilities by the Reorganization Trust are recorded in the Federal and state income tax returns of the Company; however, such assets and liabilities are not presented in these consolidated financial statements.

              Stock options:

                In accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," the Company will recognize compensation costs as a result of the issuance of stock options based on the excess, if any, of the fair value of the underlying stock at the date of grant or award (or at an appropriate subsequent measurement date) over the amount the employee must pay to acquire the stock. Therefore, the Company will not be required to recognize compensation expense as a result of any grants of stock options at an exercise price that is equivalent to or greater than fair value. The Company will also make pro forma disclosures, as required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), of net income or loss as if a fair value based method of accounting for stock options had been applied instead if such amounts differ materially from the historical amounts.

                     JANUS INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Summary of significant accounting policies (concluded):

              Net loss per common share:

                Net loss per common share was computed based on the net income or loss for each period adjusted for dividend requirements on outstanding shares of preferred stock and the weighted average number of common shares outstanding. The effects of the assumed exercise of outstanding options have not been included in the computations because such effects were anti-dilutive.

                In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share," ("SFAS 128") which replaces the presentation of primary earnings per share required under previously promulgated accounting standards with a presentation of basic earnings per share. It also requires dual presentation of basic and diluted earnings per share on the face of the statement of income for all entities with complex capital structures and provides guidance on other computational changes. SFAS 128 is effective for financial statements for both interim and annual periods ending after December 15, 1997. Earlier application is not permitted. The Company does not expect the adoption of SFAS 128 to have a material impact on its results of operations or computations of net income or loss per share.

              Reclassifications:

                Certain accounts in the 1995 consolidated financial statements have been reclassified to conform with 1996 presentations.

Note 3 - Acquisition of oil and gas services business:

              As explained in Note 1, on July 15, 1996, the Company acquired the oil and gas services business and certain assets of Pre-Tek (including 100% of the capital stock of KFE) and assumed certain of its liabilities.

              The consideration exchanged by the Company for such assets and liabilities and the other direct acquisition costs was comprised as follows:

           Cash payments to certain creditors and
             former stockholders of Pre-Tek                          $  605,413
           Issuance of 268,368 shares of Janus
             common stock, with a fair value of $2.75 per share, and
             500,000 warrants to purchase Janus common stock, to
             stockholders and former stockholders of Pre-Tek            738,012
           Return of 37,350 shares of Janus common
             stock as a result of post-closing
             adjustments                                               (102,713)
           Other acquisition costs                                      182,092
                                                                     ----------

               Total                                                 $1,422,804
                                                                     ==========

                     JANUS INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Acquisition of oil and gas services business (continued):

              The Company also agreed to issue up to 150,000 additional shares of common stock to the sellers based contingent upon Pre-Tek's sales exceeding certain specified levels during the year ending July 15, 1997.

              The acquisition was accounted for as a purchase and, accordingly, the results of Pre-Tek's operations have been included in the accompanying consolidated statements of operations from July 15, 1996, the effective date of the acquisition. In addition, total acquisition costs were allocated to the assets acquired and liabilities assumed based on their estimated fair values on the date of acquisition, with the excess of cost over such fair values allocated to goodwill, as shown below:

                Cash                                               $   85,874
                Accounts receivable                                   100,329
                Inventory                                              34,814
                Other current assets                                   25,332
                Equipment                                             543,995
                Other assets                                            1,250
                Goodwill                                              891,341
                Accounts payable and other current
                  liabilities                                        (260,131)
                                                                   ----------

                Cost of acquisition                                $1,422,804
                                                                   ==========

              The fair value of any additional shares issued to the sellers based on Pre-Tek's sales volume will also be allocated to goodwill.

              The following unaudited pro forma information shows the results of operations for 1996 and 1995 as though Pre-Tek had been acquired at the beginning of 1995:

                                                       1996           1995
                                                    ----------     ----------

                Sales                               $  928,000     $  743,000
                Net loss                            (1,634,000)    (1,339,000)
                Net loss applicable
                 to common stock                    (1,659,000)    (1,115,000)
                Net loss per common share                 (.32)          (.18)
                Weighted average common shares
                 outstanding                         5,231,000      6,271,000

              In addition to combining the historical results of operations of the Company and Pre-Tek, the pro forma results include adjustments to reflect depreciation and amortization based on the fair values of assets acquired, a reduction of interest earned on cash paid as part of the consideration for the acquisition and the issuance of shares of common stock (net of shares returned) as part of the consideration for the acquisition.

                     JANUS INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Acquisition of oil and gas services business (concluded):

              The issuance and return of Janus common shares in connection with the acquisition were noncash transactions that are not reflected in the accompanying 1996 consolidated statement of cash flows.

Note 4 - Property and equipment:

              Property and equipment consists of the following:

                                                            1996        1995
                                                          --------     -------

                Equipment                                 $367,357     $14,282
                Vehicles                                   275,551
                Office equipment, furniture and
                  fixtures                                  20,797      13,488
                Leasehold improvements                       5,093       5,093
                                                          --------     -------
                                                           668,798      32,863
                Less accumulated depreciation               86,105      25,588
                                                          --------     -------

                    Totals                                $582,693     $ 7,275
                                                          ========     =======

Note 5 - Income taxes:

              Management believes that as of December 31, 1996, Janus had, after giving effect to the Plan and transactions contemplated thereunder, estimated available adjusted net operating loss carryforwards for Federal income tax and alternative minimum tax purposes of at least $500,000,000 that were generated primarily during 1985 through 1987. These loss carryforwards, which expire primarily during 1999 through 2001, may also be used to offset future taxable income, if any, of Janus as well as the Reorganization Trust, subject to certain limitations. All of the net operating loss carryforwards referred to above are subject to review and possible adjustment by the Internal Revenue Service. Management believes the Company also has net operating loss carryforwards in several states in which it operated prior to the implementation of the Plan. The amount, expiration and opportunity to use these losses vary from state to state.

              For financial statement purposes, no provision for Federal income taxes was recorded in 1996 and 1995 as a result of the operating losses incurred by the Company during those years. All of the tax loss attributes referred to above have been fully reserved through a valuation allowance rather than reflected as deferred tax assets due to the lack of a taxable income stream and the uncertainties referred to above. Future benefits, if any, to be realized from the utilization of the net operating loss carryforwards generated prior to February 8, 1990 will be reported as additional paid-in capital.

                     JANUS INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 - Income taxes (concluded):

              Additionally, Section 382 of the Internal Revenue Code limits the amounts of net operating loss carryforwards usable by a corporation following a change of more than 50% in the ownership of the corporation during a three year period. As of December 31, 1996, management believes that such a change in ownership has not occurred.

Note 6 - Stockholders' equity:

              Capital stock:

                Information regarding the capital stock of Janus follows:

                  -- Preferred stock, par value $.01 per share; 5,000,000 shares authorized at December 31, 1996 and 1995, respectively, of which 4,000 shares were designated as "Series A" (the "Janus Series A preferred stock"); 2,200 shares of Series A preferred stock issued and outstanding at December 31, 1995, all of which were redeemed during 1996; and

                  -- Common stock, par value $.01 per share; 15,000,000 shares authorized; 8,080,868 and 7,812,500 shares issued at December 31, 1996 and 1995, respectively
                      (the 150,000 shares of Janus common stock contingently issuable based on the post-acquisition sales volume of Pre-Tek are not included in shares outstanding for financial accounting purposes); 2,849,850 and
                      2,812,500 shares held in treasury at December 31, 1996 and 1995. At December 31, 1996, the Reorganization
                      Trust held approximately 1,702,000 shares of Janus common stock for possible future distribution under the Plan which the Reorganization Trust was required to vote in proportion to the votes cast by the Company's other stockholders (see Note 9).

                Information regarding the capital stock of JIS follows:

                  -- Preferred stock, par value $.01 per share; 5,000,000 shares authorized at December 31, 1996 and 1995, respectively, of which 7,650 shares were designated as "Series A" (the "JIS Series A preferred stock"); 4,207 shares of Series A preferred stock issued and outstanding at December 31, 1995, all of which were redeemed during 1996; and

                  -- Common stock, par value $.01 per share; 15,000,000 shares authorized; 5,000,000 shares issued at December 31, 1996 and 1995; 409,000 shares held in treasury at December 31, 1996 and 1995.

                     JANUS INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 - Stockholders' equity (continued):

              Capital stock (continued):

                At December 31, 1995, accrued but undeclared dividends on the Janus Series A preferred stock and the JIS Series A preferred stock amounted to $105,600 and $201,960, respectively.

                The capitalization of Janus and JIS upon confirmation of the Plan was determined pursuant to the Stock Purchase Agreement dated May 16, 1989, as amended pursuant to the Supplemental Agreement dated as of February 23, 1990 (the "Stock Purchase Agreement"), among the subsidiary of DKM, USL and USL-SA. The Stock Purchase Agreement was an integral part of the Plan.

                On May 15, 1995, the Company repurchased and redeemed from DKM, all of its interests in Janus and JIS (comprised of 1,800 shares of Janus Series A preferred stock, 2,812,500 shares of Janus common stock and 3,443 shares of JIS Series A preferred stock) for total consideration of $1,430,525 and DKM's waiver of its right to any unpaid dividends. Additionally, DKM and its affiliates were released from all of their obligations under the Stock Purchase Agreement.

                The shares of Janus and JIS common stock and Series A preferred stock acquired by the Reorganization Trust were acquired for the benefit of former holders of claims against USL and USL-SA. Such shares will be distributed by the Reorganization Trust from time to time to such former creditors as their claims are liquidated. However, shares of Janus or JIS common stock will be issued by the Reorganization Trust only to creditors in a manner designed to preserve the Company's net operating losses in accordance with the requirements of the Internal Revenue Code.

                The restated Certificate of Incorporation of each of Janus and JIS contain restrictions on the "transfer" (as defined) of shares of the Janus and JIS capital stock which are intended to preserve and maintain the Federal income tax attributes of Janus and JIS. The restated Certificates of Incorporation of each of Janus and JIS prohibit the acquisition of any shares of the capital stock or securities of Janus or JIS if, at the date of such acquisition, such purchaser would be a holder of 5% or more of the issued and outstanding capital stock of Janus or JIS, determined based on the fair market value of the capital stock of Janus or JIS or the votes represented by the shares of the capital stock of Janus or JIS entitled to vote for the election of directors. However, such transfers and issuances can be made if approved by the Board of Directors.

                     JANUS INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 - Stockholders' equity (continued):

              Capital stock (concluded):

                The Janus Series A preferred stock and the JIS Series A preferred stock were substantially identical in their terms. The Janus and JIS Series A preferred stock entitled the holders thereof to cash dividends, payable on the last day of each June and December, at an annual rate equal to 12% of the liquidation preference value of the Janus or JIS Series A preferred stock. Shares of the Janus and JIS Series A preferred stock were redeemable at a price of $100 per share. Holders of the Janus and JIS Series A preferred stock were not entitled to vote except as required by law.

                In December 1996, the remaining 2,200 shares of Janus Series A preferred stock then outstanding were redeemed through the payment of the aggregate redemption price of $220,000 and the aggregate balance of accrued and unpaid dividends of $130,312.

                In December 1996, the Company notified the holders of the remaining 4,207 shares of JIS Series A preferred stock then outstanding that such shares were being redeemed. Those shares were effectively redeemed through the transfer of the aggregate redemption price of $420,750 and the aggregate balance of accrued and unpaid dividends of $252,450 to a restricted cash account which can only be used for such redemption payments. The restricted cash and corresponding liability of $673,200 are reflected separately in the accompanying consolidated balance sheet as of December 31, 1996.

                During 1996, the Reorganization Trust transferred cash in excess of its projected liabilities and administrative requirements totaling $7,621,980 to the Company, of which $6,859,784 (90%) was deemed a capital contribution to Janus and $762,196 (10%) was deemed a capital contribution to JIS (including $43,837 attributable to the minority interest in the JIS common stock).

                In July 1996, the Company issued 268,368 shares of Janus common stock with a fair value of 738,012, as part of the consideration for the acquisition of Pre-Tek (see Note 3) and deposited 150,000 shares in escrow, issuance of which is contingent upon Pre-Tek's sales reaching certain levels. A total of 37,350 shares were subsequently returned to the Company as a result of post-closing adjustments to the purchase price.

                     JANUS INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 - Stockholders' equity (concluded):

              Warrants:

                In July 1996, the Company also issued warrants to purchase 500,000 shares of Janus common stock, which were deemed to have a nominal fair value, as part of the consideration for the acquisition of Pre-Tek. All of the warrants will expire on July 15, 2001. At December 31, 1996, warrants to purchase 250,006 shares were exercisable at $3.00 per share; warrants to purchase 125,000 shares were exercisable at $4.00 per share; and warrants to purchase 124,994 shares were exercisable at $5.00 per share. However, the warrants, or the shares issuable upon the exercise of the warrants, may only be sold pursuant to an effective registration statement under the Securities Act of 1933 or an appropriate exemption from such registration.

                Commencing in May 1999, the warrants become subject to redemption by the Company at $.25 per warrant on 30 days' prior written notice if the market price of the Janus common stock equals or exceeds $10.00 per share for 10 consecutive trading days.

Note 7 - Stock options:

              During 1996, the stockholders of the Company approved the adoption of the Janus Industries, Inc. 1996 Stock Option Plan (the "1996 Plan") and approved the adoption and termination of the Janus Industries, Inc. Directors' Stock Option Plans (the "Directors' Plan").

              The 1996 Plan provides for grants of incentive stock options ("ISOs") and nonstatutory stock options ( "NSOs"). ISOs may be issued to any key employee or officer of the Company; NSOs may be issued to any key employee or officer of the Company or any of the Company's independent contractors, agents or consultants other than nonemployee directors. A committee of at least two directors (the "Committee") will determine the dates on which options become exercisable and terminate (provided that options may not expire more than ten years after the date of grant). All outstanding options will become immediately exercisable in the event of a "change in control" (as defined) of the Company. The exercise price of any ISO must be at least 100% of the fair market value on the date of grant (110% for an optionee that holds more than ten percent of the combined voting power of all classes of stock of the Company). NSOs may be granted at any exercise price determined by the Committee. The Company has reserved 300,000 shares of common stock for issuance under the 1996 Plan.

                     JANUS INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 - Stock options (concluded):

              The 1996 Plan permits the Committee to grant stock appreciation rights ("SARs") in connection with any option granted under the 1996 Plan. SARs enable an optionee to surrender an option and to receive a payment in cash or common stock, as determined by the Committee, with a value equal to the difference between the fair market value of the common stock on the date of surrender of the related option and the option price.

              The Company granted options for the purchase of 20,000 shares of common stock at an exercise price of $2.75 per share during 1996, all of which remained outstanding and exercisable at December 31, 1996. The pro forma net loss and net loss per share determined using a fair value based method of accounting for the stock options granted in 1996, as required by SFAS 123, do not differ materially from the corresponding historical amounts.

              The Directors' Plan provided for annual grants of a specified number stock options to each nonemployee director beginning in 1997 at an exercise price equal to the fair market value of the common stock on the date of grant. No options were granted under the Directors' Plan prior to its termination.

Note 8 - Commitments and contingencies:

              Leases:

                The Company leases certain office and warehouse facilities and equipment under operating leases that expire at various dates through March 1999. A lease for one of the facilities requires the Company to pay real estate taxes and maintenance costs in addition to base rentals.

                Rent expense was $52,629 and $34,694, net of reimbursements by the Reorganization Trust of $18,111 and $14,869, in 1996 and 1995, respectively. Future minimum rental payments required by noncancelable leases at December 31, 1996 aggregated approximately $70,000, substantially all of which is payable during 1997.

              Concentration of credit risk:

                The Company maintains its cash balances in bank deposit accounts which, at times, may exceed the Federal Deposit Insurance Corporation coverage limits thereby exposing the Company to credit risk. The Company reduces its exposure to credit risk by maintaining such deposits with high quality financial institutions.

                     JANUS INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 - Commitments and contingencies (concluded):

              Concentration of credit risk (concluded):

                Pre-Tek's trade accounts receivable are due from a limited number of customers that operate in a single industry and in the same general geographical area. Accordingly, these financial instruments also expose the Company to a concentration of credit risk. Generally, such exposure is mitigated by maintaining strong customer relationships; by ongoing customer credit evaluations; and by maintaining an allowance for doubtful accounts that management believes will adequately provide for credit losses.

              Agreement to repurchase common stock:

                The former stockholders of KFE hold an option whereby they can require the Company to repurchase all of the 36,364 shares of Janus common stock they acquired as a result of the Company's acquisition of Pre-Tek at an aggregate repurchase price of $100,000 (or $2.75 per share). The option may be exercised at any time within a specified two month period during 1998. If the option is exercised, certain former directors of Pre-Tek are required to make a payment to the Company in cash or shares of Janus common stock based on a percentage of the difference between the repurchase price and the market value of the shares of Janus common stock repurchased by the Company.

Note 9 - Subsequent events:

              Acquisition of hospitality business:

                On April 24, 1997, the Company entered the hospitality business by acquiring the following from affiliates of Louis S. Beck and Harry Yeaggy (the "Sellers"): (i) seven hotels (of which six are wholly-owned and one is 85%-owned), (ii) a hotel management company and (iii) financial participations in the form of mortgages on one additional hotel and a campground. The consideration paid by the Company for the hospitality business consisted of 10,451.88 shares of Series B preferred stock and 3,799,999 shares of Janus common stock (approximately 43% of the Janus common stock outstanding after such issuance). The acquisition will be accounted for as a purchase and, accordingly, the results of operations of the hospitality business will be included in the Company's consolidated financial statements from the date of acquisition.

                The Series B preferred stock has a par value of $.01 per share and a liquidating and redemption price of $1,000 per share. Holders of the Series B preferred stock are entitled to cumulative dividends at the annual rate of $75 per share. Unless dividends remain unpaid for a specified period, holders will not derive any voting rights from the Series B preferred stock.

                     JANUS INDUSTRIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 - Subsequent events (concluded):

              Acquisition of hospitality business (concluded):

                Based on the provisions of Janus' corporate charter and a separate agreement between Janus and the Sellers, the Sellers are prohibited from purchasing additional shares of Janus common stock without the prior approval of the Board of Directors.

              Repurchases of common stock and warrants:

                During the period from January 1, 1997 through April 24, 1997, the Company repurchased 299,181 shares of Janus common stock for $388,935 and warrants to purchase 276,400 shares of Janus common stock for $102,268.

              Employment agreements:

                During the period from January 1, 1997 through April 24, 1997, the Company entered into employment agreements whereby it will be obligated to pay minimum salaries to four of its executive officers aggregating $750,000 during each of the three years in the period ending April 23, 1997.

              Change in method of voting for shares held by the Reorganization
              Trust:

                On April 14, 1997, the Bankruptcy Court issued an order modifying the terms under which the Reorganization Trust votes the shares of Janus common stock it holds. The Reorganization Trust is now required to vote the shares of Janus common stock it holds in proportion to the votes cast by other stockholders who acquired their shares prior to March 17, 1997 (see Note 6).

              Issuances of SARs:

                During the period from January 1, 1997 through April 24, 1997, the Company granted SARs with respect to 100,000 shares of Janus common stock to an executive officer at an exercise price of $3.25 per share which will vest at the rate of 20,000 shares per year commencing on April 23, 1997. It also granted, subject to stockholder approval, SARs with respect to a total of 40,000 shares of Janus common stock to directors at an exercise price of $3.25 per share which will be exercisable at any time during the period from October 25, 1997 through April 23, 2003; however, the appreciated value paid with respect to the SARs issued to the directors will be limited to $7.00 per share. The SARs issued in 1997 were not issued in conjunction with the 1996 Plan (see Note 7).

                                   *   *   *

                     JANUS INDUSTRIES, INC. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 1997
                                   (Unaudited)

                                  ASSETS

Current assets:
   Cash and cash equivalents                                     $ 5,808,141
   Accounts receivable                                               603,768
   Current portion of mortgage notes receivable                      113,905
   Other current assets                                              423,932
                                                                 -----------
       Total current assets                                        6,949,746
Property and equipment, net of accumulated depreciation
   and amortization of $359,262                                   34,906,217
Mortgage notes receivable, net of current portion                  5,610,455
Goodwill, net of accumulated amortization of $83,949               6,534,351
Other assets                                                       1,437,737
                                                                 -----------

       Total                                                     $55,438,506
                                                                 ===========

                   LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Current portion of long-term debt                             $   570,198
   Accounts payable                                                  993,832
   Accrued expenses                                                  657,524
   Dividends payable                                                 130,649
                                                                 -----------
       Total current liabilities                                   2,352,203
Long-term debt, net of current portion                            19,699,402
Deferred tax liabilities                                             412,000
                                                                 -----------
        Total liabilities                                         22,463,605
                                                                 -----------

Minority interest                                                  1,633,312
                                                                 -----------
Commitments and contingencies

Stockholders' equity:
   Preferred stock:
     Series A; par value $.01 per share; 5,000,000 shares
        authorized; none issued                                        -
     Series B; par value $.01 per share; 12,000,000 shares
        authorized; 10,451.88 shares issued and outstanding              105
   Common stock, par value $.01 per share; 15,000,000
     shares authorized; 11,880,867 shares issued                     118,809
   Additional paid-in capital                                     36,468,762
   Accumulated deficit                                            (3,929,788)
   Treasury stock - 3,189,132 shares, at cost                     (1,316,299)
                                                                 -----------
        Total stockholders' equity                                31,341,589
                                                                 -----------

        Total                                                    $55,438,506
                                                                 ===========

See Notes to Condensed Consolidated Financial Statements.

                     JANUS INDUSTRIES, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     SIX MONTHS ENDED JUNE 30, 1997 AND 1996
                                   (Unaudited)

                                                     1997            1996
                                                  ----------      ----------
Revenues:
   Hotel revenues:
     Room and related services                    $2,197,760
     Food and beverage                               322,962
     Management fees                                 202,047
     Other                                            57,263
                                                  ----------
        Total hotel revenues                       2,780,032
   Sales                                             731,229
                                                  ----------
        Total revenues                             3,511,261
                                                  ----------
Costs and expenses:
   Direct hotel operating expenses:
     Room and related services                       451,548
     Food and beverage                               258,335
     Selling and general expenses                     79,978
                                                  ----------
        Total direct hotel operating expense         789,861
   Occupancy and other operating expenses            843,256
  Selling, general and administrative expenses     1,019,965      $  553,228
  Depreciation of property and equipment             274,009           8,539
  Amortization of intangible assets                   53,574
                                                  ----------      ----------
        Total costs and expenses                   2,980,665         561,767
                                                  ----------      ----------

Operating income (loss)                              530,596        (561,767)

Other income (expense):
   Interest income                                   174,615          75,956
   Other income                                       19,640
   Interest expense                                 (322,670)
                                                  ----------      ----------

Income (loss) before state income taxes and
   minority interest                                 402,181        (485,811)

Credit for prior year state income tax refunds        76,257
                                                  ----------      ----------

Income (loss) before minority interest               478,438        (485,811)

Minority interest                                     31,847          25,245
                                                  ----------      ----------

Net income (loss)                                    446,591        (511,056)

Less preferred dividend requirements                 130,649          13,200
                                                  ----------      ----------

Net income (loss) applicable to common stock      $  315,942      $ (524,256)
                                                  ==========      ==========

Net income (loss) per common share                      $.05           $(.10)
                                                        ====           =====

Weighted average common shares outstanding         6,357,577       5,000,000
                                                   =========       =========

See Notes to Condensed Consolidated Financial Statements.

                     JANUS INDUSTRIES, INC. AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                         SIX MONTHS ENDED JUNE 30, 1997
                                   (Unaudited)

                      Preferred Stock       Common Stock                                    Treasury Stock
                      ----------------    -----------------                               ------------------
                      Number              Number              Additional                  Number
                        of                  of                  Paid-in    Accumulated      of
                      Shares    Amount    Shares     Amount     Capital      Deficit      Shares      Amount         Total
                      ------    ------    ------     ------   ----------   -----------    ------      ------         -----
Balance, January
   1, 1997                               8,080,868  $ 80,809  $13,061,256  $(4,245,730)  2,849,850  $  (874,730)  $ 8,021,605

Net income                                                                     446,591                                446,591

Contributions to
   capital from
   United States
   Lines, Inc. and
   United States
   Lines (S.A.),
   Inc.
   Reorganization
   Trust                                                          746,372                                             746,372

Shares issued to
   acquire
   hospitality
   business          10,451.88   $105    3,799,999    38,000   22,763,772                                          22,801,877

Repurchase of
   common stock                                                                            339,282     (441,569)     (441,569)

Repurchase of
   276,400 warrants                                              (102,638)                                           (102,638)

Preferred stock
   dividends                                                                  (130,649)                              (130,649)
                     ---------   ----   ----------  --------  -----------  -----------   ---------  -----------   -----------

Balance, June 30,
   1997              10,451.88   $105   11,880,867  $118,809  $36,468,762  $(3,929,788)  3,189,132  $(1,316,299)  $31,341,589
                     =========   ====   ==========  ========  ===========  ===========   =========  ===========   ===========

See Notes to Condensed Consolidated Financial Statements.

                     JANUS INDUSTRIES, INC. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                     SIX MONTHS ENDED JUNE 30, 1997 AND 1996
                                   (Unaudited)

                                                        1997           1996
                                                     ----------     ----------
Operating activities:
   Net income (loss)                                 $  446,591     $ (511,056)
   Adjustments to reconcile net income (loss) to
     net cash provided by (used in) operating
     activities:
     Depreciation and amortization                      274,009          8,539
     Amortization of intangible assets                   53,574
     Minority interest                                   31,847         25,245
     Other                                               (4,180)
     Changes in operating assets and liabilities:
        Accounts receivable                            (290,657)
        Other current assets                             11,944        (21,637)
        Other assets                                   (103,937)
        Accounts payable and accrued expenses           134,345       (115,891)
                                                     ----------     ----------
          Net cash provided by (used in) operating
            activities                                  553,536       (614,800)
                                                     ----------     ----------

Investing activities:
   Acquisition of hospitality business, net of
     noncash consideration and cash acquired         (1,325,129)
   Purchases of property and equipment                 (202,053)        (4,836)
   Proceeds from sale of property and equipment          13,000
   Collections of notes receivable                       33,922
                                                     ----------
          Net cash used in investing activities      (1,480,260)        (4,836)
                                                     ----------     ----------

Financing activities:
   Decrease in restricted cash                          631,830
   Repurchase of common stock                          (441,569)
   Repurchase of warrants                              (102,638)
   Reduction of payable for redemption of
     preferred stock of subsidiary                     (631,830)
   Contributions to capital from United States
     Lines, Inc. and United States Lines (S.A.),
     Inc. Reorganization Trust, including $8,628
     attributable to minority interest in 1997          755,000      4,300,000
   Proceeds from long-term borrowings                    26,136
   Repayments of long-term borrowings                   (82,900)
                                                     ----------     ----------
          Net cash provided by financing
            activities                                  154,029      4,300,000
                                                     ----------     ----------

Increase (decrease) in cash and cash equivalents       (772,695)     3,680,364

Cash and cash equivalents, beginning of period        6,580,836      2,053,437
                                                     ----------     ----------

Cash and cash equivalents, end of period             $5,808,141     $5,733,801
                                                     ==========     ==========

Supplemental disclosure of cash flow data:
   Interest paid                                     $  311,681
                                                     ==========

See Notes to Condensed Consolidated Financial Statements.

                     JANUS INDUSTRIES, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

Note 1 - Unaudited interim financial statements:

              In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position of Janus Industries, Inc. and Subsidiaries (the "Company") as of June 30, 1997, its results of operations and cash flows for the six months ended June 30, 1997 and 1996 and its changes in stockholders' equity for the six months ended June 30, 1997. Certain terms used herein are defined in the audited consolidated financial statements of the Company as of December 31, 1996 and 1995 and for the years then ended (the "Audited Janus Financial Statements") also included in this Form 10-SB. Accordingly, these unaudited condensed consolidated financial statements should be read in conjunction with the Audited Janus Financial Statements and the other financial statements included herein.

              The results of operations for the six months ended June 30, 1997 are not necessarily indicative of the results of operations for the full year ending December 31, 1997.

Note 2 - Acquisitions:

              On April 24, 1997, the Company entered the hospitality business by acquiring the following from affiliates of Louis S. Beck and Harry Yeaggy (the "Sellers"): (i) seven hotels (of which six are wholly-owned and one is 85%-owned), (ii) a hotel management company and substantially all of the assets thereof other than seven management contracts and (iii) financial participations in the form of mortgages on one additional hotel and a campground. The hotels, the management company and the mortgages are referred to herein as the "Beck-Yeaggy Group."

              The consideration exchanged by the Company (which is further described in Note 9 of the notes to the audited consolidated financial statements of the Company also included in this Form 10-SB) for the assets and liabilities of the Beck-Yeaggy Group and the other direct acquisition costs were comprised as follows:

              Issuance of:
                10,451.88 shares of Series B preferred stock
                  with a liquidating and estimated fair value
                  of $1,000 per share                              $10,451,880
                3,799,999 shares of common stock with an
                  estimated fair value of $3.25 per share           12,349,997
                                                                   -----------
                     Total value of shares issued                   22,801,877
              Cash paid to the Sellers to repay short-term
                loans                                                  793,803
              Legal, accounting and other costs related to
                the purchase                                           637,170
                                                                   -----------
                     Total purchase price to be allocated          $24,232,850
                                                                   ===========

                     JANUS INDUSTRIES, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

Note 2 - Acquisitions (continued):

              The acquisition was accounted for as a purchase and, accordingly, the results of operations of the Beck-Yeaggy Group have been included in the accompanying consolidated statements of operations subsequent to April 30, 1997 (the effective date of the acquisition for accounting purposes). In addition, total acquisition costs were allocated to the assets acquired and liabilities assumed based on their estimated fair values on the date of acquisition, with the excess of cost over such fair values allocated to goodwill, as shown below:

              Cash                                             $    31,152
              Accounts receivable                                  230,011
              Other current assets                                 209,772
              Property and equipment                            34,400,000
              Mortgage notes receivable                          5,758,282
              Goodwill                                           5,726,959
              Other assets                                       1,331,004
              Accounts payable                                    (561,530)
              Other current liabilities                           (605,436)
              Long-term debt                                   (20,326,364)
              Deferred tax liabilities                            (412,000)
              Minority interest in the 85%-owned hotel          (1,549,000)
                                                               -----------
                  Total purchase price allocated               $24,232,850
                                                               ===========

              On July 15, 1996, the Company acquired the oil and gas services business and certain assets of Pre-Tek Wireline Service Company, Inc. ("Pre-Tek") and assumed certain of its liabilities. The acquisition was accounted for as a purchase and, accordingly, the results of Pre-Tek's operations have been included in the accompanying consolidated statements of operations subsequent to July 15, 1996, the effective date of the acquisition. Information as to the consideration exchanged by the Company and the allocation of total acquisition costs to the assets acquired and liabilities assumed is set forth in Note 3 of the notes to the audited consolidated financial statements of the Company also included in this Form 10-SB.

              The following unaudited pro forma information shows the results of operations for the six months ended June 30, 1997 and 1996 as though the Beck-Yeaggy Group and Pre-Tek had been acquired as of January 1, 1996:

                                                        1997           1996
                                                     ----------     ----------
                Total revenues                       $7,098,000     $6,738,000
                Net income (loss)                        96,000       (882,000)
                Net loss applicable to common
                  stock                                (296,000)    (1,287,000)
                Net loss per common share                  (.03)          (.14)
                Weighted average common shares
                  outstanding                         8,876,913      9,031,017

                     JANUS INDUSTRIES, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

Note 2 - Acquisitions (concluded):

              In addition to combining the historical results of operations of the Company and the historical pre-acquisition results of operations of the Beck-Yeaggy Group and Pre-Tek, the pro forma results of operations include adjustments that, among other things, reflect: the elimination of the net revenues derived from management contracts of the Beck-Yeaggy Group that were not acquired by the Company; depreciation and amortization of property and equipment based on the fair values of assets acquired; the amortization of goodwill; the net effects of changes to compensation and related expenses based on revised employment and lease agreements; and the issuance of shares of preferred and common stock (net of shares returned) as part of the consideration for the acquisitions.

              The Company recognizes revenues from room and related services, management fees and engineering and wireline logging services on an accrual basis as earned. Food and beverage revenues are recognized when goods are sold.

Note 3 - Long-term debt:

              Long-term debt at June 30, 1997 consisted of the following:

    Fixed rate mortgage notes payable in monthly installments, including interest at rates ranging from 8.875% to 10%; the mortgage notes mature from
      August 2000 through January 2016                               $10,818,822

    Variable rate mortgage notes payable in monthly installments, including interest at rates varying with the prime commercial lending rate, rates on U.S. Treasury securities and other
      defined indexes (the effective rates at June 30, 1997 ranged from 8.73% to 9.5%); the mortgage notes
      mature from March 1998 through April 2006                        9,204,336

    Equipment notes with various maturities
      through June 2001 and interest at rates
      ranging from 7% to 15%                                             246,442
                                                                     -----------

    Total long-term debt                                              20,269,600

    Less current portion                                                 570,198
                                                                     -----------
    Long-term debt, net of current portion                           $19,699,402
                                                                     ===========

              Long-term debt is secured by the mortgage notes receivable held by the Company and substantially all of its property and equipment.

                                    *   *   *

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Owners of the
  Beck-Yeaggy Group

We have audited the accompanying combined balance sheets of THE BECK-YEAGGY GROUP as of December 31, 1996 and 1995, and the related combined statements of income, owners' capital deficiency and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of The Beck-Yeaggy Group as of December 31, 1996 and 1995, and its results of operations and cash flows for the then years ended, in conformity with generally accepted accounting principles.


                                              J. H. COHN LLP

Roseland, New Jersey
February 21, 1997, except for
  Notes 1 and 3 as to which the
  date is April 24, 1997

                              THE BECK-YEAGGY GROUP

                             COMBINED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

                     ASSETS                            1996            1995
                                                    -----------     -----------
Current assets:
   Cash                                             $   146,901     $    46,475
   Accounts receivable                                  316,791         160,299
   Current portion of mortgage notes receivable         204,864         189,897
   Escrow deposits                                      363,841         297,357
   Other current assets                                 115,036         178,443
                                                    -----------     -----------
     Total current assets                             1,147,433         872,471

Property and equipment, net of accumulated
   depreciation and amortization                     12,503,176      12,978,766
Mortgage notes receivable, net of current
   portion                                            5,619,757       5,824,852
Replacement reserves                                    628,271         418,964
Deferred loan costs                                     367,855         389,993
Other assets                                            199,822         205,539
                                                    -----------     -----------

     Totals                                         $20,466,314     $20,690,585
                                                    ===========     ===========

    LIABILITIES AND OWNERS' CAPITAL DEFICIENCY

Current liabilities:
   Current portion of long-term debt                $   536,215     $   509,699
   Accounts payable                                     400,199         560,309
   Accrued liabilities                                  692,795         643,167
                                                    -----------     -----------
     Total current liabilities                        1,629,209       1,713,175

Long-term debt, net of current portion               19,814,561      21,793,585
                                                    -----------     -----------
     Total liabilities                               21,443,770      23,506,760

Commitments and contingencies

Owners' capital deficiency                             (977,456)     (2,816,175)
                                                    -----------     -----------

     Totals                                         $20,466,314     $20,690,585
                                                    ===========     ===========

See Notes to Combined Financial Statements.

                              THE BECK-YEAGGY GROUP

                          COMBINED STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                     1996            1995
                                                  -----------     -----------
Revenues:
   Room and related services                      $10,927,443     $10,429,089
   Food and beverage                                1,617,775       1,720,295
   Management fees                                  1,629,562       1,662,812
   Other                                              245,801         180,336
                                                  -----------     -----------
       Totals                                      14,420,581      13,992,532
                                                  -----------     -----------

Costs and expenses:
   Direct hotel operating expenses:
     Room and related services                      2,461,716       2,390,574
     Food and beverage                              1,412,193       1,455,776
     Selling and general expenses                     529,905         658,809
   Occupancy and other operating expenses           1,842,254       1,671,648
   General and administrative expenses              3,624,674       3,515,458
   Depreciation and amortization                      873,661         837,211
                                                  -----------     -----------
        Totals                                     10,744,403      10,529,476
                                                  -----------     -----------

Operating income                                    3,676,178       3,463,056

Other income (expense):
   Interest income                                    474,883         468,754
   Interest expense                                (1,935,877)     (2,002,637)
  Gain on sale of property                                            104,003
                                                  -----------     -----------
Net income                                        $ 2,215,184     $ 2,033,176
                                                  ===========     ===========

See Notes to Combined Financial Statements.

                              THE BECK-YEAGGY GROUP

                COMBINED STATEMENTS OF OWNERS' CAPITAL DEFICIENCY
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

Balance, January 1, 1995                                       $(1,563,452)

Net income                                                       2,033,176

Distributions to or on behalf of owners, net of
   contributions                                                (3,285,899)
                                                               -----------

Balance, December 31, 1995                                      (2,816,175)

Net income                                                       2,215,184

Distributions to or on behalf of owners, net of
   contributions                                                  (376,465)
                                                               -----------

Balance, December 31, 1996                                     $  (977,456)
                                                               ===========

See Notes to Combined Financial Statements.

                              THE BECK-YEAGGY GROUP

                        COMBINED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                         1996           1995
                                                      ----------     ----------
Operating activities:
   Net income                                         $2,215,184     $2,033,176
   Adjustments to reconcile net income to net
     cash provided by operating activities:
     Depreciation and amortization                       873,661        837,211
     Gain on sale of property                                          (104,003)
     Amortization of deferred costs                       22,138         36,665
     Changes in operating assets and liabilities:
        Accounts receivable                             (156,492)       (25,290)
        Escrow deposits                                  (66,484)      (184,514)
        Other current assets                              63,407         90,406
        Replacement reserves                            (209,307)      (418,964)
        Other assets                                       5,717          6,057
        Accounts payable                                (160,110)       503,950
        Accrued liabilities                               49,628         44,266
                                                      ----------     ----------
          Net cash provided by operating
            activities                                 2,637,342      2,818,960
                                                      ----------     ----------

Investing activities:
   Purchases of property and equipment                  (398,071)      (412,348)
   Proceeds from sale of property and equipment                         267,309
   Collections of notes receivable                       190,128        176,026
                                                      ----------     ----------
          Net cash provided by (used in) investing
            activities                                  (207,943)        30,987
                                                      ----------     ----------

Financing activities:
   Proceeds from long-term borrowings                     39,660      1,275,188
   Repayments of long-term borrowings                 (1,992,168)      (661,350)
   Increase in deferred loan costs                                     (371,002)
   Distributions to or on behalf of owners, net
     of contributions                                   (376,465)    (3,285,899)
                                                      ----------     ----------
          Net cash used in financing activities       (2,328,973)    (3,043,063)
                                                      ----------     ----------

Increase (decrease) in cash                              100,426       (193,116)

Cash, beginning of year                                   46,475        239,591
                                                      ----------     ----------

Cash, end of year                                     $  146,901     $   46,475
                                                      ==========     ==========

Supplemental disclosure of cash flow data:
   Interest paid                                      $1,861,898     $2,100,726
                                                      ==========     ==========

See Notes to Combined Financial Statements.

                              THE BECK-YEAGGY GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1 - Organization and summary of significant accounting policies:

              Organization and basis of combination:

                The combined financial statements of the Beck-Yeaggy Group (the "Hotel Group") include the financial statements of seven hotels (the "Hotels") and a hotel management company (the "Management Company") together with the accounts related to financial participations in the form of mortgages (the "Mortgages") on one additional hotel and a campground, all of which were owned by corporations and partnerships that were, effectively, wholly-owned or controlled by Louis S. Beck and Harry Yeaggy (the "Sellers") during 1996 and 1995. The Sellers also own controlling interests in other hotels, certain of which are managed by the Management Company. On April 24, 1997, Janus Industries, Inc. ("Janus") acquired from the Sellers a 100% equity interest in six of the Hotels and an 85% equity interest in the seventh Hotel; a 100% equity interest in the Management Company and substantially all of the assets thereof other than seven management contracts; and 100% interests in the Mortgages.

                The financial statements of the Hotels and the Management Company and the accounts related to the Mortgages have been combined on the basis of their common control and their acquisition by Janus. All material accounts and transactions have been eliminated in combination.

                The Hotel Group's primary business is the ownership and management of limited service hotels that are designed to appeal primarily to business travelers and vacationers on limited budgets.

                Additional information with respect to each of the Hotels included in the combined financial statements and their ownership during 1996 and 1995 follows:

                  Days Inn, Sharonville, Ohio, a 142 room hotel, was owned by the Sellers through a division of a partnership.

                  Best Western Kings Quarters, Doswell, Virginia, a 248 room hotel, was owned by the Sellers through a partnership.

                  Knights Inn, Westerville, Ohio, a 109 room hotel, was owned by the Sellers through a corporation.

                  Knights Inn, Lafayette, Indiana, a 112 room hotel, and Knights Inn, Michigan City, Indiana, a 103 room hotel, were controlled by the Sellers through a division of a partnership during 1996 (the Sellers reacquired a 100% equity interest in the partnership prior to the sale of the Hotel Group to Janus) and owned by the Sellers through a corporation during 1995.

                              THE BECK-YEAGGY GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1 - Organization and summary of significant accounting policies
         (continued):

              Organization and basis of combination (continued):

                  Days Inn Crabtree, Raleigh, North Carolina, a 122 room hotel, that was owned by the Sellers through a corporation.

                  Days Inn RTP, Raleigh, North Carolina, a 110 room hotel, was owned by the Sellers through a partnership.

                In addition to operating the Hotels included in the combined financial statements, the Management Company, which was owned by the Sellers through a division of a corporation, operated 21 hotels in 1996 and 22 hotels in 1995 under management contracts, including 12 hotels in 1996 and 13 hotels in 1995 that were owned or controlled by the Sellers. Pursuant to a marketing agreement, the Management Company also receives a portion of the management fees from hotels managed by a marketing partner and shares a portion of the management fees it earns from certain of the hotels it manages with the marketing partner. The managed hotels are located primarily in the Midwestern and Southeastern parts of the United States.

                The corporations that own or owned the Knights Inn, Westerville, Ohio, the Knights Inn, Lafayette, Indiana, the Knights Inn, Michigan City, Indiana and the Management Company have elected to be taxed as "S Corporations" pursuant to the Internal Revenue Code and certain state and local tax regulations.

                As explained above, certain of the Hotels and the Management Company operated as divisions of corporations or partnerships controlled by the Sellers and the Sellers had controlling interests in other hotels. The management of the Hotel Group believes that the accompanying combined statements of income include all charges applicable to the Hotel Group and that all related allocations and estimates are based on assumptions that are reasonable.

              Use of estimates:

                The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

              Property and equipment:

                Property and equipment is stated at cost. Depreciation is computed primarily using the straight-line method over the estimated useful lives of the assets.

                              THE BECK-YEAGGY GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

Note 1 - Organization and summary of significant accounting policies
         (concluded):

              Deferred loan costs:

                Costs incurred to obtain long-term financing are deferred and amortized using the straight-line method (which approximates the interest method) over the terms of the loans.

              Impairment of long-lived assets:

                Effective as of January 1, 1996, the Company adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"). Under SFAS 121, impairment losses on long-lived assets are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses are then measured by comparing the fair value of assets to their carrying amounts. The adoption of SFAS 121 had no material effect on the Company's 1996 consolidated financial statements.

              Advertising costs:

                The costs of advertising and promotions are expensed as incurred. Advertising costs charged to operations were $248,000 and $276,000 in 1996 and 1995, respectively.

              Income taxes:

                The Hotel Group accounts for income taxes pursuant to the asset and liability method which requires deferred income tax assets and liabilities to be computed annually for temporary differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the temporary differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The income tax provision or credit is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

                The combined financial statements do not include any provisions or credits for Federal, state and local income taxes for the combined entities that are owned by partnerships or corporations that have elected to be taxed as S Corporations since such taxes are the liability of their respective partners and stockholders.

                              THE BECK-YEAGGY GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

Note 2 - Mortgage notes receivable:

              The Mortgages held by the Hotel Group are secured by a hotel property in Juno Beach, Florida and a campground in the vicinity of Orlando, Florida, both of which are owned by entities controlled by the Sellers. The balances receivable at December 31, 1996 and 1995 consisted of the following:

                                                         1996           1995
                                                      ----------     ----------

                Note secured by hotel property        $2,238,311     $2,311,520
                Note secured by campground             3,586,310      3,703,229
                                                      ----------     ----------

                Total long-term debt                   5,824,621      6,014,749
                Less current portion                     204,864        189,897
                                                      ----------     ----------

                Long-term portion, net of current
                  portion                             $5,619,757     $5,824,852
                                                      ==========     ==========

              The Mortgages mature in June 2012. Principal and interest payments on the Mortgages were receivable in aggregate monthly installments of $53,423 as of December 31, 1996, including interest at a rate that is 1.75% above the weekly average rate for three-year U.S. Treasury securities, as adjusted every three years (the effective rate was 7.6% as of December 31, 1996). The Hotel Group derived interest income of $451,190 and $465,063 from the Mortgages in 1996 and 1995, respectively.

              The Sellers agreed to personally guarantee the Mortgages in connection with their sale to Janus on April 24, 1997.

Note 3 - Property and equipment:

              Property and equipment at December 31, 1996 and 1995 consisted of the following:

                                          Years of
                                           Useful
                                            Life         1996           1995
                                          --------    -----------    -----------
                Land                                  $ 2,695,941    $ 2,695,941
                Land improvements             15          206,164        206,164
                Hotels                     15 to 40    14,616,612     14,616,612
                Furniture and fixtures      5 to 7      4,441,167      4,053,833
                Equipment and vehicles      5 to 7      1,099,989      1,060,329
                                                      -----------    -----------
                                                       23,059,873     22,632,879
                Less accumulated
                  depreciation and
                  amortization                         10,556,697      9,654,113
                                                      -----------    -----------

                    Totals                            $12,503,176    $12,978,766
                                                      ===========    ===========

                              THE BECK-YEAGGY GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

Note 4 - Long-term debt:

              Long-term debt at December 31, 1996 and 1995 consisted of the following:
                                                         1996           1995
                                                      -----------    -----------
                 Fixed rate mortgage notes payable
                     in monthly installments,
                     including interest at rates
                     ranging from 8.875% to 10%; the
                     mortgage notes mature from
                     August 2000 through January
                     2016                             $10,954,449    $11,163,207

                 Variable rate mortgage notes payable
                     in monthly installments,
                     including interest at rates
                     varying with the prime
                     commercial lending rate, rates
                     on U.S. Treasury securities and
                     other defined indexes (the
                     effective rates at December 31,
                     1996 ranged from 7.25% to
                     9.5%); the mortgage notes
                     mature from March 1998 through
                     April 2006                         9,338,842     11,102,184

                 Equipment notes with various
                   maturities through June 2001
                   and interest at rates ranging
                   from 7% to 15%                          57,485         37,893
                                                      -----------    -----------

                 Total long-term debt                  20,350,776     22,303,284

                 Less current portion                     536,215        509,699
                                                      -----------    -----------

                 Long-term debt, net of current
                   portion                            $19,814,561    $21,793,585
                                                      ===========    ===========

              Principal payments in years subsequent to December 31, 1996 are as follows:

                Year Ending
                December 31,                                      Amount
                ------------                                    ----------

                    1997                                        $  536,215
                    1998                                         2,091,016
                    1999                                           567,155
                    2000                                           602,713
                    2001                                         1,485,471

              Long-term debt is secured by the Mortgages held by the Hotel Group and substantially all of its property and equipment.

                              THE BECK-YEAGGY GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

Note 4 - Long-term debt (concluded):

              During 1995, the Hotel Group refinanced mortgage notes payable, which had principal balances aggregating approximately $9,880,000, with new lenders (these were noncash transactions and, accordingly, are not reflected in the accompanying combined statement of cash flows).

Note 5 - Commitments and contingencies:

              Concentrations of credit risk:

                Financial instruments that potentially subject the Hotel Group to concentrations of credit risk consist principally of cash, accounts receivable and the Mortgages.

                The Hotel Group maintains its cash balances in bank deposit accounts which, at times, may exceed the Federal Deposit Insurance Corporation coverage limits thereby exposing the Hotel Group to credit risk. The Hotel Group reduces its exposure to credit risk by maintaining such deposits with high quality financial institutions.

                Exposure to credit risk with respect to trade receivables is limited by the short payment terms and, generally, the low balances applicable to such instruments and the Hotel Group's routine assessment of the financial strength of its customers. Exposure to credit risk with respect to the Mortgages is limited because they are secured by real estate.

              Litigation:

                Certain of the combined entities are parties to various legal proceedings. In the opinion of the management of the Hotel Group, these actions are routine in nature and will not have any material adverse effects on the Company's combined financial statements in subsequent years.

Note 6 - Operating leases:

              The Hotel Group leases office facilities and certain equipment from related and unrelated parties under month-to-month leases. Rental expense for all such operating leases for 1996 and 1995 were comprised as follows:

                                                         1996        1995

                Related parties                        $143,222    $153,965
                Other                                    34,461      45,181
                                                       --------    --------

                  Totals                               $177,683    $199,146
                                                       ========    ========

                              THE BECK-YEAGGY GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

Note 7 - Other related party transactions:

              The Hotel Group engages in various transactions with other entities in which Mr. Beck and/or Mr. Yeaggy have an interest. In addition to interest derived from the Mortgages (see Note 2) and rent expense attributable to leases of office facilities and equipment (see Note 6), results of operations in 1996 and 1995 include revenues and expenses derived from related party transactions as follows:

                                                           1996          1995
                                                         --------      --------

                Management fee income (a)                $917,560      $961,398
                Personnel leasing fees (b)                 11,136        10,545
                Management systems fees (c)                38,332        37,276

                (a) The Management Company managed 12 hotels in 1996 and 13 hotels in 1995 for entities controlled by Messrs. Beck and Yeaggy.

                (b) The Hotel Group pays administrative fees to Hospitality Employee Leasing Program, Inc. ("HELP"), a corporation wholly-owned by Messrs. Beck and Yeaggy, which provides the Hotel Group with personnel for the hotels it owns and manages. In addition, the Hotel Group reimburses HELP for the actual payments it makes to or on behalf of such employees.

                (c) The Hotel Group pays management systems fees for the use of a hotel property management system and related computer hardware and software under an agreement with Computel Computer Systems, Inc., a corporation wholly-owned by Messrs. Beck and Yeaggy.

              The Hotel Group also derived management fee income of $691,335 in 1996 and $666,459 in 1995 pursuant to the agreement with its marketing partner.

Note 8 - Historical and unaudited pro forma income taxes:

              Historical income taxes:

                As explained in Note 1, the combined financial statements do not include any provisions or credits for Federal, state and local income taxes for the combined entities that are owned by partnerships or S Corporations. As a result, only one of the corporations included in the Hotel Group was subject to Federal and state income taxes at statutory rates during 1996 and 1995. However, the combined financial statements do not include any provisions for Federal and state income taxes for that corporation as a result of benefits of approximately $335,000 and $234,000 derived from the utilization of its net operating loss carryforwards during 1996 and 1995, respectively. As of December 31, 1996, substantially all of the net operating loss carryforwards had been utilized.

                              THE BECK-YEAGGY GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

Note 8 - Historical and unaudited pro forma income taxes (concluded):

              Pro forma unaudited income taxes:

                The following unaudited pro forma information shows the results of operations for 1996 and 1995 as though all of the partnerships and corporations included in the Hotel Group had been subject to income taxes:

                                                         1996          1995
                                                      ----------    ----------

                  Historical income before income
                     taxes                            $2,215,184    $2,033,176
                  Pro forma provision for income
                     taxes                               886,000       813,000
                                                      ----------    ----------

                  Pro forma net income                $1,329,184    $1,220,176
                                                      ==========    ==========

Note 9 - Fair value of financial instruments:

              Cash, accounts receivable and accounts payable were financial instruments of the Hotel Group that, in the opinion of its management, had fair values that approximated their carrying values at December 31, 1996 and 1995 because of their short-term maturities. Mortgage notes receivable and mortgage and equipment notes payable were the other financial instruments of the Hotel Group that, in the opinion of its management, had fair values that approximated their carrying values at December 31, 1996 and 1995 because they had interest rates equivalent to those currently prevailing for financial instruments with similar characteristics.

                                    *   *   *

                              THE BECK-YEAGGY GROUP

                        CONDENSED COMBINED BALANCE SHEET
                                 MARCH 31, 1997
                                   (Unaudited)

                                     ASSETS

Current assets:
  Cash                                                             $   129,192
  Accounts receivable                                                  193,620
  Current portion of mortgage notes receivable                         208,787
  Escrow deposits                                                      178,642
  Other current assets                                                 125,773
                                                                   -----------
    Total current assets                                               836,014

Property and equipment, net of accumulated depreciation
  and amortization                                                  12,454,801
Mortgage notes receivable, net of current portion                    5,555,949
Replacement reserves                                                   709,328
Deferred loan costs, net                                               361,491
Other assets                                                           263,648
                                                                   -----------
    Total                                                          $20,181,231
                                                                   ===========

                   LIABILITIES AND OWNERS' CAPITAL DEFICIENCY

Current liabilities:
  Current portion of long-term debt                                $   535,602
  Loans payable to owners                                              793,803
  Accounts payable                                                     452,770
  Accrued liabilities                                                  729,997
                                                                   -----------
    Total current liabilities                                        2,512,172

Long-term debt, net of current portion                              19,840,862
Deferred tax liabilities                                                35,700
                                                                   -----------
    Total liabilities                                               22,388,734

Commitments and contingencies

Owners' capital deficiency                                          (2,207,503)
                                                                   -----------
    Total                                                          $20,181,231
                                                                   ===========


See Notes to Condensed Combined Financial Statements.

                              THE BECK-YEAGGY GROUP

                   CONDENSED COMBINED STATEMENTS OF OPERATIONS
                   THREE MONTHS ENDED MARCH 31, 1997 AND 1996
                                   (Unaudited)

                                                       1997           1996
                                                    ----------     ----------
Revenues:
  Room and related services                         $1,919,698     $1,872,022
  Food and beverage                                    294,779        316,846
  Management fees                                      382,147        381,988
  Other                                                 34,066         47,213
                                                    ----------     ----------
      Totals                                         2,630,690      2,618,069
                                                    ----------     ----------

Costs and expenses:
  Direct hotel operating expenses:
    Room and related services                          522,118        516,831
    Food and beverage                                  249,221        282,120
    Selling and general expenses                       136,579        144,986
  Occupancy and other operating expenses               415,173        456,002
  General and administrative expenses                  774,162        832,741
  Depreciation and amortization                        214,827        207,360
                                                    ----------     ----------
      Totals                                         2,312,080      2,440,040
                                                    ----------     ----------

Operating income                                       318,610        178,029

Other income (expense):
  Interest income                                      113,143        121,773
  Interest expense                                    (451,666)      (484,834)
                                                    ----------     ----------

Loss before provision for taxes                        (19,913)      (185,032)

Provision for income taxes                              82,300
                                                    ----------     ----------
Net loss                                            $ (102,213)    $ (185,032)
                                                    ==========     ==========


See Notes to Condensed Combined Financial Statements.

                              THE BECK-YEAGGY GROUP

           CONDENSED COMBINED STATEMENT OF OWNERS' CAPITAL DEFICIENCY
                        THREE MONTHS ENDED MARCH 31, 1997
                                   (Unaudited)

Balance, January 1, 1997                                            $  (977,456)

Net loss                                                               (102,213)

Distributions to or on behalf of owners, net of
  contributions                                                      (1,127,834)
                                                                    -----------

Balance, March 31, 1997                                             $(2,207,503)
                                                                    ===========


See Notes to Condensed Combined Financial Statements.

                              THE BECK-YEAGGY GROUP

                   CONDENSED COMBINED STATEMENTS OF CASH FLOWS
                   THREE MONTHS ENDED MARCH 31, 1997 AND 1996
                                   (Unaudited)

                                                         1997           1996
                                                      -----------   -----------

Operating activities:
  Net loss                                            $  (102,213)  $  (185,032)
  Adjustments to reconcile net loss to net
    cash provided by operating activities:
    Depreciation and amortization                         214,827       207,360
    Deferred income taxes                                  35,700
    Amortization of deferred costs                          6,364         8,218
    Changes in operating assets and liabilities:
      Accounts receivable                                 123,171       (50,377)
      Escrow deposits                                     185,199      (151,013)
      Other current assets                                (10,737)       25,462
      Replacement reserves                                (81,057)     (142,498)
      Other assets                                        (63,826)        9,493
      Accounts payable                                     52,571       128,078
      Accrued liabilities                                  37,202       156,084
                                                      -----------   -----------
        Net cash provided by operating activities         397,201         5,775
                                                      -----------   -----------

Investing activities:
  Purchases of property and equipment                    (166,452)     (247,735)
  Collections of notes receivable                          59,885        38,957
                                                      -----------   -----------
        Net cash used in investing activities            (106,567)     (208,778)
                                                      -----------   -----------

Financing activities:
  Proceeds from loans payable to owners                   793,803
  Proceeds from long-term borrowings                      148,631
  Repayments of long-term borrowings                     (122,943)   (1,627,694)
  Contributions from (distributions to or on
    behalf of) owners, net                             (1,127,834)    1,995,865
                                                      -----------   -----------
        Net cash provided by (used in) financing
          activities                                     (308,343)      368,171
                                                      -----------   -----------

Increase (decrease) in cash                               (17,709)      165,168

Cash, beginning of period                                 146,901        46,475
                                                      -----------   -----------

Cash, end of period                                   $   129,192   $   211,643
                                                      ===========   ===========

Supplemental disclosure of cash flow data:
  Interest paid                                       $ 1,984,278   $   449,939
                                                      ===========   ===========


See Notes to Condensed Combined Financial Statements.

                              THE BECK-YEAGGY GROUP

                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
                                   (Unaudited)

Note 1 - Unaudited interim financial statements:

              In the opinion of management, the accompanying unaudited condensed combined financial statements reflect all adjustments, consisting of normal recurring accruals, necessary to present fairly the financial position of The Beck/Yeaggy Group (the "Hotel Group") as of March 31, 1997, and its results of operations and cash flows for the three months ended March 31, 1997 and 1996 and its changes in owners' capital deficiency for the three months ended March 31, 1997. Certain terms used herein are defined in the audited consolidated financial statements of the Hotel Group as of December 31, 1996 and 1995 and for the years then ended (the "Audited Hotel Group Financial Statements") also included in this Form 10-SB. Accordingly, these unaudited condensed combined financial statements should be read in conjunction with the Audited Hotel Group Financial Statements and the other financial statements included herein.

              The results of operations for the three months ended March 31, 1997 are not necessarily indicative of the results of operations for the full year ending December 31, 1997.

Note 2 - Historical and unaudited pro forma income taxes:

              Historical income taxes:

                As explained in Note 1 to the Audited Hotel Group Financial Statements, the combined financial statements do not include any provisions or credits for Federal, state and local income taxes for the combined entities that are owned by partnerships or S Corporations. As a result, only one of the corporations included in the Hotel Group was subject to Federal and state income taxes at statutory rates during the three months ended March 31, 1997 and the years ended December 31, 1996 and 1995. However, the combined financial statements do not include any provision for Federal and state income taxes for that corporation for the three months ended March 31, 1996 as a result of benefits derived from the utilization of its net operating loss carryforwards during that period. As of December 31, 1996, substantially all of the net operating loss carryforwards had been utilized.

                              THE BECK-YEAGGY GROUP

                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
                                   (Unaudited)

Note 2 - Historical and unaudited pro forma income taxes (concluded):

              Pro forma unaudited income taxes:

                The following unaudited pro forma information shows the results of operations for the three months ended March 31, 1997 and 1996 as though all of the partnerships and corporations included in the Hotel Group had been subject to income taxes:

                                                          1997         1996
                                                        --------     ---------

                  Historical loss before income
                     taxes                              $(19,913)    $(185,032)
                  Pro forma credit for income
                     taxes                                (8,000)      (74,000)
                                                        --------     ---------

                  Pro forma net loss                    $(11,913)    $(111,032)
                                                        ========     =========

                                      *   *   *

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors
Pre-Tek Wireline Service Company, Inc.

We have audited the accompanying consolidated statements of operations and cash flows of PRE-TEK WIRELINE SERVICE COMPANY, INC. AND SUBSIDIARY for the period from April 1, 1996 through July 15, 1996 and the years ended March 31, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Pre-Tek Wireline Service Company, Inc. and Subsidiary for the period from April 1, 1996 through July 15, 1996 and the years ended March 31, 1996 and 1995, in conformity with generally accepted accounting principles.


                                     J. H. COHN LLP

Roseland, New Jersey
April 25, 1997

              PRE-TEK WIRELINE SERVICE COMPANY, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS
               PERIOD FROM APRIL 1, 1996 THROUGH JULY 15, 1996 AND
                       YEARS ENDED MARCH 31, 1996 AND 1995

                                            April
                                           1, 1996
                                           Through     Years Ended March 31,
                                             July     -------------------------
                                           15, 1996       1996         1995
                                          ---------   -----------   -----------

Sales                                     $ 317,555   $   742,832   $ 1,362,273
                                          ---------   -----------   -----------

Costs and expenses:
  Operating costs                           240,871       462,653       722,392
  Selling, general and administrative
    expenses                                232,823       465,257       477,752
  Depreciation of property and
    equipment                                80,901       237,287       233,700
  Amortization of intangible assets          26,513       209,115        25,000
                                          ---------   -----------   -----------
      Totals                                581,108     1,374,312     1,458,844
                                          ---------   -----------   -----------

Operating loss                             (263,553)     (631,480)      (96,571)

Other income (expense):
  Other income                               24,593        38,457        17,589
  Interest expense                          (40,718)      (86,135)      (45,357)
  Litigation settlement                     (14,939)
                                          ---------   -----------   -----------

Loss before income taxes                   (294,617)     (679,158)     (124,339)

Credit for income taxes                     (24,000)      (26,300)      (12,000)
                                          ---------   -----------   -----------

Net loss                                  $(270,617)  $  (652,858)  $  (112,339)
                                          =========   ===========   ===========


See Notes to Consolidated Financial Statements.

              PRE-TEK WIRELINE SERVICE COMPANY, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 PERIOD FROM APRIL 1, 1996 THROUGH JULY 15, 1996
                     AND YEARS ENDED MARCH 31, 1996 AND 1995

                                                April
                                               1, 1996
                                               Through    Years Ended March 31,
                                                July      ---------------------
                                               15, 1996      1996        1995
                                              ---------   ---------   ---------
Operating activities:
  Net loss                                    $(270,617)  $(652,858)  $(112,339)
  Adjustments to reconcile net loss to
    net cash provided by (used in)
    operating activities:
    Depreciation and amortization               107,414     446,402     258,700
    Deferred income taxes                       (24,000)    (29,200)     34,900
    Other                                        50,952      (5,909)     (8,080)
    Changes in operating assets and
      liabilities, net of effects of
      purchase of subsidiary:
      Accounts receivable                        87,857     (26,841)     23,473
      Income tax refunds receivable              38,373      19,856     (54,507)
      Other current assets                       24,882      40,294      (1,122)
      Other assets                               18,303     (40,207)
      Accounts payable                           71,360      59,697     (31,317)
      Accrued expenses                          (34,426)     38,623      48,162
                                              ---------   ---------   ---------
         Net cash provided by (used in)
           operating activities                  70,098    (150,143)    157,870
                                              ---------   ---------   ---------

Investing activities:
  Proceeds from sale of equipment                            21,451       9,500
  Purchases of property and equipment           (52,768)    (40,983)   (302,184)
  Cash paid for purchase of subsidiary,
    net of cash acquired of $10,334                        (135,711)
                                              ---------   ---------   ---------
         Net cash used in investing
           activities                           (52,768)   (155,243)   (292,684)
                                              ---------   ---------   ---------

Financing activities:
  Net proceeds from short-term borrowings       (32,398)    233,866
  Proceeds from long-term borrowings                         38,300     212,903
  Repayments of long-term borrowings            (12,550)    (69,308)    (82,016)
  Proceeds from issuance of preferred
    stock                                        81,500      81,500
  Proceeds from issuance of warrants                                     50,000
  Other                                                     (7,500)
                                              ---------   ---------   ---------
         Net cash provided by financing
           activities                            36,552     276,858     180,887
                                              ---------   ---------   ---------

              PRE-TEK WIRELINE SERVICE COMPANY, INC. AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 PERIOD FROM APRIL 1, 1996 THROUGH JULY 15, 1996
                     AND YEARS ENDED MARCH 31, 1996 AND 1995

                                                 April
                                                1, 1996
                                                Through   Years Ended March 31,
                                                 July     ---------------------
                                               15, 1996      1996       1995
                                                --------   --------    -------
Net increase (decrease) in cash and
  cash equivalents                              $ 53,882   $(28,528)   $46,073
Cash and cash equivalents, beginning
  of period                                       31,992     60,520     14,447
                                                --------   --------    -------

Cash and cash equivalents, end of
   period                                       $ 85,874   $ 31,992    $60,520
                                                ========   ========    =======

Supplemental disclosure of cash flow data:
  Interest paid                                 $ 18,686   $ 16,102    $ 7,388
                                                ========   ========    =======

  Income taxes paid                                        $    800    $16,350
                                                           ========   ========


Supplemental schedule of noncash
  investing and financing activities:
  Purchase of subsidiary:
    Issuance of common stock                               $100,000
                                                           ========

    Assumption of notes payable                            $ 17,336
                                                           ========

    Issuance of notes payable for:
      Covenant not-to-compete                              $200,000
                                                           ========

      Purchase of equipment                                $ 12,210
                                                           ========

    Conversion of preferred stock
      to common stock                           $162,500
                                                ========


See Notes to Consolidated Financial Statements.

              PRE-TEK WIRELINE SERVICE COMPANY, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Business and summary of significant accounting policies:

     Description of business:

       Pre-Tek Wireline Service Company, Inc. ("Pre-Tek"), which was incorporated in California in 1990, and its wholly-owned subsidiary, K.F.E. Wireline, Inc. ("KFE"), provide engineering and wireline logging services to companies in the oil and gas industry that are located primarily in California. Pre-Tek and KFE are referred to together herein as (the "Company"). KFE was purchased by Pre-Tek effective February 15, 1996. The business and certain assets of the Company were acquired by Janus Industries, Inc. ("Janus"), effective July 15, 1996.

     Basis of presentation:

       The consolidated financial statements present the results of operations and cash flows of the Company for the years ended March 31, 1996 and 1995 and for the period from April 1, 1996 through July 15, 1996, immediately prior to the acquisition of the business and certain assets of the Company by Janus.

     Use of estimates:

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

     Principles of consolidation:

       The consolidated financial statements include the accounts of Pre-Tek and KFE. All material significant intercompany balances and transactions have been eliminated in consolidation.

     Cash equivalents:

       Cash equivalents generally consist of highly liquid investments with maturities of three months or less when acquired.

     Property and equipment:

       Property and equipment is stated at cost. Depreciation is computed using the straight-line method over an estimated useful life of five years.

     Intangible assets:

       Covenants not-to-compete are being amortized using the straight-line method over the terms of the related agreements which range from one to five years.

       Goodwill, which represents the excess of the costs of acquiring the oil and gas services business of KFE over the fair value of its net assets at the date of acquisition, is being amortized using the straight-line method over an estimated useful life of 20 years.

              PRE-TEK WIRELINE SERVICE COMPANY, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Business and summary of significant accounting policies (concluded):

           Income taxes:

             The Company accounts for income taxes pursuant to the asset and liability method which requires deferred income tax assets and liabilities to be computed annually for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the temporary differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The income tax provision or credit is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Note 2 - Acquisition of KFE:

           In February 1996, Pre-Tek acquired 100% of the outstanding common stock of KFE, which is also in the oil and gas service business, for consideration comprised as follows:

             Cash payments to certain creditors and
               former stockholders of KFE                          $146,045
             Issuance of 500 shares of Pre-Tek common
               stock, with an estimated fair value of
               $200 per share                                       100,000
                                                                   --------
                 Total                                             $246,045
                                                                   ========

           In addition, Pre-Tek granted the former stockholders of KFE an option to "put" the Pre-Tek shares they received back to the Company during 1998 (see Note 7).

           The acquisition was accounted for as a purchase and, accordingly, the results of KFE's operations have been included in the accompanying consolidated statements of operations from February 15, 1996, the effective date of the acquisition. In addition, total acquisition costs were allocated to the assets acquired and liabilities assumed based on their estimated fair values on the date of acquisition, with the excess of cost over such fair values allocated to goodwill, as shown below:

             Cash                                                  $ 10,334
             Accounts receivable                                    100,469
             Other current assets                                    95,305
             Property and equipment                                 232,600
             Goodwill                                                50,147
             Accounts payable and other current
               liabilities                                         (192,613)
             Other liabilities                                      (50,197)
                                                                   --------
             Cost of acquisition                                   $246,045
                                                                   ========

              PRE-TEK WIRELINE SERVICE COMPANY, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 - Acquisition of KFE (concluded):

           Pre-Tek also received covenants not to compete from the selling stockholders which were deemed to have an insignificant fair value.

Note 3 - Income taxes:

           At July 15, 1996, the Company had net operating loss carry-forwards of approximately $512,000 for Federal income tax purposes which expire through 2011 and $256,000 for state income tax purposes which expire through 2001.

           The provision (credit) for income taxes consists of the following:

                                    April 1,
                                      1996          Years Ended
                                    Through          March 31,
                                    July 15,   -------------------
                                      1996       1996       1995
                                   ---------   --------   --------
             Current:
               Federal                         $  1,300   $(47,700)
               State                              1,600        800
                                               --------   --------
                 Totals                           2,900    (46,900)
                                               --------   --------

             Deferred:
               Federal             $(104,100)  (225,800)     6,000
               State                  (3,800)   (43,300)     4,700
                                   ---------   --------   --------
                 Totals             (107,900)  (269,100)    10,700
                                   ---------   --------   --------

                 Totals             (107,900)  (266,200)   (36,200)

             Effect of valuation
               allowance              83,900    239,900     24,200
                                   ---------   --------   --------

                 Totals            $ (24,000)  $(26,300)  $(12,000)
                                   =========   ========   ========

              PRE-TEK WIRELINE SERVICE COMPANY, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 - Income taxes (concluded):

           The difference between the actual credits for Federal income tax and the credits computed by applying the statutory Federal income tax rate of 34% to losses before tax benefits is attributable to the following:

                                                April
                                               1, 1996        Years Ended
                                               Through          March 31,
                                                 July     ---------------------
                                               15, 1996      1996       1995
                                               --------   ---------   --------
             Tax credit computed at
               Federal statutory tax
               rate                           $(100,200)  $(230,000)  $(42,300)
             State taxes, net of Federal
               income tax effects                (2,500)    (28,600)     3,400
             Increase in valuation allowance     83,900     239,900     24,200
             Other                               (5,200)     (7,600)     2,700
                                               --------   ---------   --------

                 Totals                        $(24,000)  $ (26,300)  $(12,000)
                                               ========   =========   ========

           Aggregate deferred tax assets and liabilities consist of the following:

                                                                March 31,
                                               July 15,    --------------------
                                                1996         1996        1995
                                              --------     --------    --------
             Deferred tax assets              $499,000     $408,100    $ 71,200

             Valuation allowance              (348,000)    (264,100)    (24,200)

             Deferred tax liabilities         (151,000)    (168,000)    (71,600)
                                              --------     --------    --------

             Net deferred tax liabilities     $   -        $(24,000)   $(24,600)
                                              ========     ========    ========

           Deferred tax assets resulted primarily from temporary differences attributable to the utilization of the cash basis of accounting for income tax purposes and net operating loss carryforwards. Deferred tax liabilities resulted primarily from temporary differences attributable to methods of depreciating property and equipment and amortizing intangible assets and the tax benefits of state deferred tax assets.

           The Company offsets its net deferred tax assets by valuation allowances due to the uncertainties related to the extent and timing of its future taxable income.

           All of the tax loss attributes referred to above have been fully reserved through a valuation allowance rather than reflected as deferred tax assets due to the lack of a taxable income stream and the uncertainties referred to above.

              PRE-TEK WIRELINE SERVICE COMPANY, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4 - Line of credit:

           On February 22, 1996, the Company obtained a $250,000 line of credit from United Credit Corporation ("United") which expires on February 16, 1998. Amounts available under the line are limited to 75% of the net security value of outstanding accounts receivable of the Company and consist of the following:

                                                           July       March
                                                         15, 1996    31, 1996
                                                         --------    --------
            Installment loan in the original
              amount of $125,000, accrues interest
              at 18% per annum; weekly principal
              payments of $692 beginning in August
              1996                                       $125,000    $125,000

            Revolving loan remaining balance of
              line available on a revolving basis,
              accrues interest at highest New York
              City prime rate plus 10%, but not
              less than 18%, payable monthly;
              outstanding principal balance
              required to be paid upon expiration
              of the credit line                          76,468      108,866
                                                        --------     --------

                 Totals                                 $201,468     $233,866
                                                        ========     ========

           The line of credit requires payment of a commitment fee of $2,500 per month against which the monthly interest is first credited. The line is secured by all accounts receivable, intangibles, inventory and equipment of Pre-Tek. In addition, Pre-Tek was required to make a deposit of $40,000 with United in February 1996 as additional security. Under a separate pledge agreement dated February 22, 1996, Pre-Tek also pledged all of the issued and outstanding capital stock of KFE as collateral for the line of credit. The line of credit was settled in connection with the sale of the business to Janus (see Note 9).

              PRE-TEK WIRELINE SERVICE COMPANY, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 - Long-term debt:

           Long-term debt consists of the following:

                                                                   March 31,
                                                     July 15, ------------------
                                                       1996      1996      1995
                                                    --------  --------   -------

                Payable to third parties:

                  Notes bearing interest at 2%
                    above the prime rate of Chase
                    Manhattan Bank were due on
                    April 30, 1996 and are in
                    default. The notes and accrued
                    interest thereon, were settled
                    with cash, common stock of
                    Janus and warrants to purchase
                    common stock of Janus in
                    connection with the sale of
                    the business to Janus (see
                    Note 9)                         $170,000  $170,000  $170,000

                  Advances outstanding under a
                    $100,000 one year non-
                    revolving line of credit with
                    Wells Fargo Bank. Secured by
                    the Company's inventory,
                    receivables, equipment and
                    intangibles. Advances require
                    monthly payments of principal
                    and interest (ranging from
                    10.35% to 12.65%) and are due
                    at various dates through
                    February 5, 1999. This
                    liability was settled with
                    cash in connection with the
                    sale of the business to Janus
                    (see Note 9)
                                                      35,848    45,630    41,548

                  Other                               17,709    23,411
                                                    --------  --------   -------

                       Total - third party
                         notes payable               223,557   239,041   211,548
                                                    --------  --------  --------

 PRE-TEK WIRELINE SERVICE COMPANY, INC. AND SUBSIDIARY

    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Note 5 - Long-term debt (continued):

                                                                   March 31,
                                                     July 15, ------------------
                                                       1996      1996      1995
                                                    --------  --------   -------

                Payable to current and former
                  stockholders:

                  Promissory note payable dated
                    April 20, 1995 to a former
                    officer and stockholder in
                    exchange for a noncompete
                    agreement in connection with a
                    stock purchase agreement dated
                    April 13, 1995. Principal and
                    accrued interest at 12% per
                    annum becomes due and payable
                    upon occurrence of the earlier
                    of: the close of an initial
                    public offering of the Company
                    or one year from the date of
                    note. The note, which is
                    secured by a first lien on
                    certain Pre-Tek equipment, was
                    released as part of a
                    settlement agreement with the
                    former officer and
                    stockholder. The note was
                    written down to the amount
                    required to be paid in the
                    settlement agreement
                    (see Note 7)                    $192,500   $200,000

                PRE-TEK WIRELINE SERVICE COMPANY, INC. AND SUBSIDIARY

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 - Long-term debt (continued):

                                                                   March 31,
                                                     July 15, ------------------
                                                       1996      1996      1995
                                                    --------  --------   -------

                Payable to current and former
                  stockholders (continued):

                  Subordinated debt to Texas A & G
                    Systems, L.P. ("Texas A & G"),
                    a stockholder, issued in
                    connection with a Stock
                    Purchase Agreement dated June
                    30, 1993 (see Note 6) with
                    interest due quarterly.
                    Commencing at the end of the
                    first quarter of the second
                    twelve-month period, principal
                    payments are due quarterly, in
                    equal installments, together
                    with interest maturing on June
                    30, 1996. Interest accrues at
                    the Federal Reserve prime
                    interest rate (7.75% as of
                    March 31, 1996) plus 2% and
                    subject to a minimum rate of
                    8%. These notes were settled
                    in warrants to purchase 18,000
                    shares of common stock of
                    Janus in connection with the
                    sale of business to Janus (see
                    Note 9)                         $165,000  $165,000  $165,000

              PRE-TEK WIRELINE SERVICE COMPANY, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 - Long-term debt (concluded):

                                                                   March 31,
                                                     July 15, ------------------
                                                       1996      1996      1995
                                                    --------  --------   -------

                Payable to current and former
                  stockholders (concluded):

                  Promissory note payable to
                    former officer and stockholder
                    issued in connection with the
                    Stock Purchase Agreement dated
                    June 30, 1993 (see Note 6)
                    with interest due quarterly.
                    Commencing at the end of the
                    first quarter of the second
                    twelve-month period, principal
                    payments are due quarterly, in
                    equal installments, together
                    with interest over the
                    remaining twenty-four months,
                    with the promissory note
                    maturing on June 30, 1996.
                    Interest accrues at the
                    Federal reserve prime interest
                    rate (7.75% as of March 31,
                    1996) plus 2%. The note was
                    released as part of a
                    settlement agreement with the
                    former officer and stockholder
                    (see Note 7)                    $ 75,512  $ 75,512  $ 92,139
                                                    --------  --------  --------

                       Total related party
                         notes payable               433,012   440,512   257,139
                                                    --------  --------  --------

                       Total long-term debt         $656,569  $679,553  $468,687
                                                    ========  ========  ========

              PRE-TEK WIRELINE SERVICE COMPANY, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 - Stockholders' equity (deficiency):

           Equity activity:

             In November 1995, the Company issued 815 shares of 10% cumulative convertible Series I preferred stock and a six-month option to acquire 815 shares of 10% cumulative convertible Series II preferred stock at $100 per share for $81,500 to a trust. Certain anti-dilution provisions in such preferred stock provide that the holder would receive a fully diluted percentage of the common stock. On May 5, 1996, the trust converted the 815 shares of Series I preferred stock to 2,684 shares of common stock. On June 7, 1996, the Trust exercised its option to acquire 815 shares of 10% cumulative convertible Series II preferred stock and immediately converted it into 2,491 shares of common stock.

         Outstanding options, warrants and subscriptions:

             On January 17, 1995, the Company issued a warrant to West End Energy Associates ("West End"), an affiliate of certain principal stockholders of Pre-Tek, for $50,000. Pursuant to the terms of this warrant, West End is entitled to purchase, at any time within three years from the date of the warrant, shares of Pre-Tek's common stock in an amount equal to an aggregate 7% of the issued and outstanding common stock for the exercise price of $.01 per share. The warrant contains certain anti-dilution provisions. West End has waived the right to exercise this warrant in consideration of shares issued to its partners.

             In connection with common shares issued under a June 30, 1993 Stock Purchase Agreement, warrants exercisable into an additional 10% of the common stock outstanding of the Company were granted to Texas A & G. These warrants are exercisable at any time subsequent to, and initial public offering of, the Company's stock and thereafter for a period of two years. The exercise price will equal 25% of the initial offering price of the Company's common stock.

             Attached to the private debt offering of $170,000 (see Note 5) were warrants for an aggregate of 297.5 shares of common stock of the Company. The warrants are exercisable for the price of $100 per share for a term of thirty-six months. In addition, the secured promissory notes may be converted into additional shares of common stock in the event of a public offering of the shares (the "Conversion Option"). The Conversion Option is exercisable from the eleventh month of the term of the secured promissory notes through the twenty-fourth month of the term. Pursuant to the Conversion Option, the outstanding principal balance of the secured promissory notes may be converted into common stock at a price equal to 110% of the initial public offering price of the common stock.

              PRE-TEK WIRELINE SERVICE COMPANY, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 - Commitments and contingencies:

           Leases:

             The Company's leasing activities consist principally of leasing office space, vehicles and equipment. The Company leased certain office space under an operating lease which commenced in March 1992 at which time the lessors were stockholders of the Company. This lease was disputed and was terminated in connection with the settlement of litigation (see Note 9).

             Lease expense incurred for the period from April 1, 1996 through July 15, 1996 and the years ended March 31, 1996 and 1995 is as follows:

                                        Period from     Years Ended
                                       April 1, 1996     March 31,
                                       Through July   -----------------
                                         15, 1996      1996       1995
                                      --------------  -------   -------

                  Related party           $ 7,600     $40,100   $45,400
                  Nonrelated party         13,300       4,000    30,100
                                          -------     -------   -------

                    Totals                $20,900     $44,100   $75,500
                                          =======     =======   =======

             The following is a schedule by years of future minimum rental payments required under the nonrelated party operating leases in years subsequent to July 15, 1996:

                  Years Ending
                    July 15,                        Amount
                  ------------                      ------

                      1997                          $48,300
                      1998                           23,100
                      1999                            3,400
                                                    -------

                        Total                       $74,800
                                                    =======

           Concentration of credit risk:

             The Company maintains its cash balances in bank deposit accounts which, at times, may exceed the Federal Deposit Insurance Corporation coverage limits thereby exposing the Company to credit risk. The Company reduces its exposure to credit risk by maintaining such deposits with high quality financial institutions.

             The Company's trade accounts receivable are due from a limited number of customers that operate in a single industry and in the same general geographical area. Accordingly, these financial instruments also expose the Company to a concentration of credit risk. Generally, such exposure is mitigated by maintaining strong customer relationships; by ongoing customer credit evaluations; and by maintaining an allowance for doubtful accounts that management believes will adequately provide for credit losses.

              PRE-TEK WIRELINE SERVICE COMPANY, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 7 - Commitments and contingencies (concluded):

           Repurchase agreement:

             In the acquisition of its subsidiary, Pre-Tek issued 500 shares of its common stock and gave the former stockholders of KFE a "put" option at a price of $200 per share. The "put" option is exercisable any time after the 24th month from the closing of the purchase of KFE (see Note 2).

           Guarantees of indebtedness:

             The Company has guaranteed two loans with an aggregate balance at July 15, 1996 of approximately $2,000,000 (see Note 9).

           Litigation:

             Former stockholders had instituted litigation against the Company in connection with a lease agreement and certain other agreements which arose when these stockholders sold their equity interests in the Company. In July 1996, such litigation was settled. The settlement agreements require the Company to pay to the former stockholders (or certain creditors of the former stockholders) an aggregate of $289,500, and deliver certain equipment to one of the former stockholders. Cash of $282,500 was paid by Janus on behalf of the Company in connection with the sale of the business on July 15, 1996. In exchange for the total consideration, the Company was released from all liabilities to these former stockholders. Accordingly, for the period from April 1, 1996 through July 15, 1996, the Company has recorded a loss on settlement of litigation of $14,939 which is comprised as follows:

               Required cash payments                              $289,500
               Book value of equipment                               50,238
                   Subtotal                                         339,738

               Notes payable and accrued interest
                  to the former stockholders previously
                  recorded (see Note 5)                             324,799
                                                                   --------

               Loss on settlement of litigation                    $ 14,939
                                                                   ========

Note 8 - Fair value of financial instruments:

             The carrying amounts of the Company's financial instruments approximate fair value. Fair value was estimated using discounted cash flow analysis, based on the Company's incremental borrowing rate for similar borrowings.

              PRE-TEK WIRELINE SERVICE COMPANY, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9 - Sale of assets and dissolution:

             On July 15, 1996, the Company executed an agreement to sell its business and certain assets (including 100% of the capital stock of KFE) to and have certain of its liabilities assumed by Janus.

             Effective July 15, 1996, the Company executed a Plan of Dissolution (the "Plan"). Pursuant to the Plan, any liabilities not assumed or discharged by Janus were to be paid by two stockholders of the Company. Subsequent to the payment of liabilities, the shares of Janus common stock acquired by the Company and any other assets which are available for distribution were to be distributed to the Company's stockholders in accordance with a formula defined by the Plan.

             The consideration exchanged by Janus for the business, assets and liabilities was comprised as follows:

                Cash payments to certain creditors (including
                  former stockholders) of the Company (see
                  Notes 4, 5 and 7)                                 $  605,413

                Issuance of 268,368 shares of Janus common
                  stock, with a fair value of $2.75 per
                  share (see Note 5), and 500,000 warrants to
                  purchase Janus common stock to Pre-Tek
                  and former stockholders of Pre-Tek (see
                  Note 7)                                              738,012

                Return of 37,350 shares of Janus common
                  stock as a result of post-closing adjust-
                  ments                                               (102,713)
                                                                    ----------

                     Total                                          $1,240,712
                                                                    ==========

             In addition, Janus pledged a $20,000 certificate of deposit with a bank in order to secure the release of a guaranty of a loan by Pre-Tek. Janus will issue 10,000 shares of Janus common stock to each of two of the Company's stockholders in consideration for their indemnification of Janus from liability from the "put" described in Note 2 which Janus assumed. Subject to the shares of Janus common stock held by Janus, as provided in the Asset Purchase Agreement, the remaining 423,000 shares of Janus common stock and 200,000 warrants will be disposed of pursuant to the Plan together with any other assets which are available for distribution by Pre-Tek.

             Janus also agreed to issue up to 150,000 additional shares of its common stock contingent upon Pre-Tek's sales exceeding certain specified levels during the year ending July 15, 1997.

                                      * * *

                             JANUS INDUSTRIES, INC.

           UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On April 24, 1997, Janus Industries Inc. ("Janus") consummated the acquisition of a 100% equity interest in six hotels and an 85% equity interest in a seventh hotel (the "Hotels"), a 100% equity interest in a hotel management company (the "Management Company") and substantially all of the assets thereof other than seven management contracts and 100% interests in mortgages (the "Mortgages") on one additional hotel and a campground, all of which were owned by corporations and partnerships that were, effectively, wholly-owned or controlled by Louis S. Beck and Harry Yeaggy (the "Sellers") during the year ended December 31, 1996 and the period from January 1, 1997 through the date of acquisition. The Hotels, the Management Company and the Mortgages are referred to herein as the "Beck-Yeaggy Group." On July 15, 1996, the Company acquired the oil and gas industry services business of Pre-Tek Wireline Service Company, Inc. and its wholly-owned subsidiary ("Pre-Tek"). Janus has accounted for the acquisitions of the Beck-Yeaggy Group and Pre-Tek pursuant to the purchase method of accounting in its historical financial statements based on effective acquisition dates of April 30, 1997 and July 15, 1996, respectively.

The accompanying unaudited pro forma condensed statement of operations for the year ended December 31, 1996 combines the historical consolidated statement of operations of Janus and its subsidiaries for the year ended December 31, 1996 (including Pre-Tek for the period from July 16, 1996 to December 31, 1996), the historical consolidated statement of operations of Pre-Tek for the period from January 1, 1996 to July 15, 1996 and the historical combined statement of operations of the Beck-Yeaggy Group for the year ended December 31, 1996 as if the acquisitions of Pre-Tek and the Beck-Yeaggy Group had been consummated as of January 1, 1996. The accompanying unaudited pro forma condensed statement of operations for the six months ended June 30, 1997 combines the historical consolidated statement of operations of Janus and its subsidiaries for the six months ended June 30, 1997 (including the Beck-Yeaggy Group for the period from May 1, 1997 to June 30, 1997 and Pre-Tek for the entire period) and the historical combined statement of operations of the Beck-Yeaggy Group for the period from January 1, 1997 to April 30, 1997 as if the acquisitions had been consummated as of January 1, 1996. The accompanying unaudited pro forma condensed statement of operations for the six months ended June 30, 1996 combines the historical consolidated statements of operations of Janus and its subsidiaries, Pre-Tek and the Beck-Yeaggy Group for the six months ended June 30, 1996 as if the acquisitions had been consummated as of January 1, 1996.

The accompanying unaudited pro forma condensed combined financial statements are based on the assumptions and adjustments described in the accompanying notes which management believes are reasonable. The unaudited pro forma condensed combined financial statements do not purport to represent what the combined results of operations actually would have been if the acquisitions referred to above had occurred as of January 1, 1996 instead of the actual dates of consummation or what the financial position and results of operations would be for any future periods. The unaudited pro forma condensed combined financial statements and the accompanying notes should be read in conjunction with the audited and unaudited historical financial statements of Janus and its subsidiaries, the Beck-Yeaggy Group and Pre-Tek included elsewhere herein.

                             JANUS INDUSTRIES, INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996

                                  Historical
                             -------------------------
                                           Pre-Tek and                                   The Beck-
                                            Subsidiary                       Janus         Yeaggy
                              Janus and     (1/1/96 to     Pro Forma        Pro Forma       Group        Pro Forma       Pro Forma
                             Subsidiaries    7/15/96)     Adjustments       Combined     Historical     Adjustments      Combined
                             ------------    --------     -----------       --------     ----------     -----------      --------
Revenues:
  Hotel revenues                                                                         $12,545,218                    $12,545,218
  Management fees                                                                          1,629,562   $   (592,158)(B)   1,037,404
  Other hotel related
    revenues                                                                                 245,801                        245,801
  Sales                       $   381,055   $    546,741                   $   927,796                                      927,796
                              -----------   ------------                   -----------   -----------    -----------     -----------
       Total revenues             381,055        546,741                       927,796    14,420,581       (592,158)     14,756,219
                              -----------   ------------                   -----------   -----------    -----------     -----------
Costs and expenses:
  Direct hotel operating
    expenses                                                                               4,403,814         30,722 (C)   4,434,536
  Occupancy and other oper-
    ating expenses                363,162        349,759                       712,921     1,842,254        (91,550)(D)   2,463,625
  Selling, general and ad-
    ministrative expenses       1,319,991        410,725                     1,730,716     3,624,674        145,476 (D)   5,500,866
  Depreciation and amorti-
    zation                         61,434        151,952    $ (85,039)(A)      128,347       873,661        309,006 (E)   1,311,014
  Amortization of intang-
    ible assets                    30,375         82,947      (47,049)(A)       66,273                      135,341 (F)     201,614
                              -----------   ------------    ---------      -----------   -----------    -----------     -----------
       Total costs and ex-
         penses                 1,774,962        995,383     (132,088)       2,638,257    10,744,403        528,995      13,911,655
                              -----------   ------------    ---------      -----------   -----------    -----------     -----------

Operating income (loss)        (1,393,907)      (448,642)     132,088       (1,710,461)    3,676,178     (1,121,153)        844,564
Other income (expense):
  Interest and other income       251,892                                      251,892       474,883                        726,775
  Interest expense                 (1,476)       (85,411)                      (86,887)   (1,935,877)                    (2,022,764)
  Other expense                                  (38,086)                      (38,086)                                     (38,086)
                              -----------   ------------    ---------      -----------   -----------    -----------     -----------

Income (loss) before income
  taxes and minority in-
  terest                       (1,143,491)      (572,139)     132,088       (1,583,542)    2,215,184     (1,121,153)       (489,511)
Provision for income taxes                                                                                  138,000 (G)     138,000
                              -----------   ------------    ---------      -----------   -----------    -----------     -----------
Income (loss) before minor-
  ity interest                 (1,143,491)      (572,139)     132,088       (1,583,542)    2,215,184     (1,259,153)       (627,511)
Minority interest                  50,490                                       50,490                       28,321 (H)      78,811
                              -----------   ------------    ---------      -----------   -----------    -----------     -----------
Net income (loss)              (1,193,981)      (572,139)     132,088       (1,634,032)    2,215,184     (1,287,474)       (706,322)
Less preferred dividend
  requirements                     24,712                                       24,712                      783,891 (I)     808,603
                              -----------   ------------    ---------      -----------   -----------    -----------     -----------

Net income (loss) applic-
  able to common stock        $(1,218,693)   $  (572,139)    $132,088      $(1,658,744)  $ 2,215,184    $(2,071,365)    $(1,514,925)
                              ===========   ============    =========      ===========   ===========    ===========     ===========

Net loss per common share          $(.24)                                        $(.32)                                       $(.17)
                                   =====                                         =====                                        =====

Weighted average number
  of shares outstanding         5,119,634                                    5,231,018                                    9,031,017
                              ===========                                  ===========                                  ===========

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

                             JANUS INDUSTRIES, INC.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1997

                                            Historical
                                       -------------------------
                                        Janus and        The
                                         Subsid-     Beck-Yeaggy
                                          iaries        Group
                                        (1/1/97 to   (1/1/97 to         Pro Forma       Pro Forma
                                          6/30/97)     4/30/97)        Adjustments       Combined
                                          --------     --------        -----------       --------
Revenues:
  Hotel revenues                       $ 2,520,722   $ 3,183,155                       $ 5,703,877
  Management fees                          202,047       497,153      $  (142,760)(B)      556,440
  Other hotel related revenues              57,263        49,009                           106,272
  Sales                                    731,229                                         731,229
                                       -----------   -----------      -----------      -----------
       Total revenues                    3,511,261     3,729,317         (142,760)       7,097,818
                                       -----------   -----------      -----------      -----------

Costs and expenses:
  Direct hotel operating expenses          789,861     1,276,024           13,073 (C)    2,078,958
  Occupancy and other operating
    expenses                               843,256       551,474           23,217 (D)    1,417,947
  Selling, general and administrative
    expenses                             1,019,965     1,092,923           97,034 (D)    2,209,922
  Depreciation and amortization            274,009       286,436          107,786 (E)      668,231
  Amortization of intangible assets         53,574                         47,725 (F)      101,299
                                       -----------   -----------       ----------      -----------
       Total costs and expenses          2,980,665     3,206,857          288,835        6,476,357
                                       -----------   -----------      -----------      -----------

Operating income (loss)                    530,596       522,460         (431,595)         621,461
Other income (expense):
  Interest and other income                194,255       149,640                           343,895
  Interest expense                        (322,670)     (612,750)                         (935,420)
                                       -----------   -----------      -----------      -----------

Income (loss) before income taxes and
   minority interest                       402,181        59,350         (431,595)          29,936
Credit for income taxes                    (76,257)                        19,000 (G)      (57,257)
                                       -----------   -----------      -----------      -----------

Income before minority interest            478,438        59,350         (450,595)          87,193
Minority interest                           31,847                        (40,994)(H)       (9,147)
                                       -----------   -----------      -----------      -----------

Net income                                 446,591        59,350         (409,601)          96,340
Less preferred dividend requirements       130,649                        261,297 (I)      391,946
                                       -----------   -----------      -----------      -----------

Net income (loss) applicable to com-
  mon stock                            $   315,942   $    59,350      $  (670,898)     $  (295,606)
                                       ===========   ===========      ===========      ===========

Net income (loss) per common share            $.05                                           $(.03)
                                              ====                                           =====

Weighted average number of shares
  outstanding                            6,483,544                                       8,876,913
                                       ===========                                     ===========


See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

                                JANUS INDUSTRIES, INC.
            UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                            SIX MONTHS ENDED JUNE 30, 1996

                                 Historical
                            -----------------------                               The Beck-
                                           Pre-Tek                    Janus        Yeaggy
                              Janus and      and       Pro Forma    Pro Forma       Group       Pro Forma         Pro Forma
                            Subsidiaries Subsidiary   Adjustments    Combined     Historical   Adjustments        Combined
                            ------------ ----------   -----------    --------     ----------   -----------        --------
Revenues:
   Hotel revenues                                                                 $5,606,007                     $ 5,606,007
   Management fees                                                                   789,798   $  (245,131)(B)       544,667
   Other hotel related
     revenues                                                                         89,537                          89,537
   Sales                                  $ 497,582                 $  497,582                                       497,582
                                          ---------                 ----------    ----------   -----------       -----------
        Total revenues                      497,582                    497,582     6,485,342      (245,131)        6,737,793
                                          ---------                 ----------    ----------   -----------       -----------
Costs and expenses:
   Direct hotel operating
     expenses                                                                      2,111,226        20,049 (C)     2,131,275
   Occupancy and other oper-
     ating expenses                         316,724                    316,724       920,129         4,871 (D)     1,241,724
  Selling, general and ad-
     ministrative expenses   $ 553,228      377,439                    930,667     1,647,545       139,045 (D)     2,717,257
   Depreciation and amorti-
     zation                      8,539      139,562   $(77,796)(A)      70,305       418,228       173,106 (E)       661,639
   Amortization of intang-
     ible assets                             76,596    (43,460)(A)      33,136                      71,587 (F)       104,723
                             ---------    ---------   --------      ----------    ----------   -----------       -----------
        Total costs and ex-
          penses               561,767      910,321   (121,256)      1,350,832     5,097,128       408,658         6,856,618
                             ---------    ---------   --------      ----------    ----------   -----------       -----------

Operating income (loss)       (561,767)    (412,739)   121,256        (853,250)    1,388,214      (653,789)         (118,825)
Other income (expense):
   Interest and other income    75,956                                  75,956       251,801                         327,757
   Interest expense                         (78,859)                   (78,859)     (966,958)                     (1,045,817)
   Other expense                            (34,536)                   (34,536)                                      (34,536)
                             ---------   ----------   --------      ----------     ---------    ----------       -----------
Income (loss) before income
   taxes and minority in-
   terest                     (485,811)    (526,134)   121,256        (890,689)      673,057      (653,789)         (871,421)
Provision for income taxes                                                                           1,000 (G)         1,000
                             ---------   ----------   --------      ----------    ----------   -----------       -----------
Income (loss) before minor-
   ity interest               (485,811)    (526,134)   121,256        (890,689)      673,057      (654,789)         (872,421)
Minority interest               25,245                                  25,245                     (15,435)(H)         9,810
                             ---------   ----------   --------      ----------    ----------   -----------       -----------
Net income (loss)             (511,056)    (526,134)   121,256        (915,934)      673,057      (639,354)         (882,231)
Less preferred dividend
   requirements                 13,200                                  13,200                     391,946 (I)       405,146
                             ---------   ----------   --------      ----------    ----------   -----------       -----------

Net income (loss) applic-
   able to common stock      $(524,256)  $ (526,134)  $121,256      $ (929,134)   $  673,057   $(1,031,300)      $(1,287,377)
                             =========   ==========   ========      ==========    ==========   ===========       ===========

Net loss per common share        $(.10)                                  $(.18)                                        $(.14)
                                 =====                                   =====                                         =====

Weighted average number
   of shares outstanding     5,000,000                               5,231,018                                     9,031,017
                             =========                               =========                                     =========


See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

                             JANUS INDUSTRIES, INC.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Purchases of the Beck-Yeaggy Group and Pre-Tek:

Information with respect to the cost incurred by Janus to purchase the Beck-Yeaggy Group on April 30, 1997 (the effective date of the acquisition used for accounting purposes) and the allocation of such costs in accordance with the purchase method of accounting is set forth in Note 2 of the notes to the unaudited condensed consolidated financial statements of Janus included elsewhere herein.

Information with respect to the cost incurred by Janus to purchase Pre- Tek on July 15, 1996 and the allocation of such costs in accordance with the purchase method of accounting is set forth in Note 3 of the notes to the audited consolidated financial statements of Janus included elsewhere herein.

Information with respect to pro forma adjustments for the effects of the assumed acquisitions of the Beck-Yeaggy Group and Pre-Tek as of January 1, 1996 (including the effects of certain agreements related to such acquisitions) on the results of operations of Janus and its subsidiaries for the year ended December 31, 1996 and the six months ended June 30, 1997 and 1996 is set forth below.

Pro Forma Adjustments to the Unaudited Condensed Combined Statements of Operations for the Year Ended December 31, 1996 and the six months ended June 30, 1997 and 1996:

  (A) To record the effects arising from the allocation of the purchase price for the acquisition of Pre-Tek on historical depreciation and amortization of property and equipment based on the fair values and estimated useful lives of the assets acquired and on historical amortization of goodwill based on an estimated benefit period for goodwill arising from the acquisition of Pre-Tek of 15 years.

  (B) To eliminate the net revenues derived from management contracts of the Beck-Yeaggy Group that were not acquired by Janus.

  (C) To record the additional cost to be incurred as a result of the revisions to the agreement with Hospitality Employee Leasing Program, Inc. that became effective upon the consummation of the acquisition of the Beck-Yeaggy Group.

  (D) To record the net effects of changes to compensation and related expenses based on revised employment and lease agreements that became effective upon the consummation of the acquisition of the Beck-Yeaggy Group and the elimination of the costs of consultants who will no longer be employed and certain other nonrecurring costs.

                             JANUS INDUSTRIES, INC.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

  (E) To record the effects arising from the allocation of the purchase price for the acquisition of the Beck-Yeaggy Group on historical depreciation and amortization of property and equipment based on the fair values and estimated useful lives of the assets required.

  (F) To record the effects arising from the allocation of the purchase price for the acquisition of the Beck-Yeaggy Group on historical amortization of goodwill based on a minimum estimated benefit period for goodwill arising from the acquisition of the Beck-Yeaggy Group of 40 years.

  (G) To record state income tax provisions (credits). No credits for Federal income taxes have been recorded on the pro forma net loss before income taxes based on the availability of net operating loss carryforwards due to the uncertainties related to their future use (see Note 5 of the notes to the audited financial statements of Janus Industries, Inc. and Subsidiaries).

  (H) To record the minority interest in the net income (loss) of the 85%-owned hotel.

  (I) To record the dividends attributable to the shares of Series B preferred stock issued as part of the consideration paid to the Sellers.

                                    PART III

ITEM 1. INDEX TO EXHIBITS

        Exhibit
        Number                      Description
        -------                     -----------
        3.1*    Restated Certificate of Incorporation
        3.2*    By-Laws
        5.1*    Opinion of Crummy, Del Deo, Dolan, Griffinger & Vecchione
        10.1*   Employment Agreement with James E. Bishop dated April 4, 1997
        10.2*   Employment Agreement with Vincent W. Hatala, Jr. dated January
                1, 1997
        10.3*   Employment Agreement with Louis S. Beck dated April 24, 1997
        10.4*   Employment Agreement with Harry G. Yeaggy dated April 24, 1997
        10.5*   Employment Agreement with Michael M. Nanosky dated April 24,
                1997
        10.6*   1996 Stock Option Plan
        10.7*   Form of Stock Option Agreement
        10.8*   Form of Registration Rights Agreement
        10.9*   Form of Investor Agreement
        10.10*  Form of Management Agreement
        10.11*  Form of Client Service Agreement between Hospitality Employee
                Leasing Program, Inc. and Janus Industries, Inc.
        10.12*  Form of Product Lease and Service Agreement between Computel
                Systems, Inc. and Janus Industries, Inc.
        10.13*  Sublease Agreement between Beck Hospitality Inc. III and Janus
                Industries, Inc. (Cincinnati premises)
        10.14*  Sublease Agreement between Beck Hospitality Inc. III and Janus
                Industries, Inc. (Boca Raton premises)
        10.15*  Partnership Agreement of Beck Summit Hotel Management Group, as
                amended
        10.16*  Partnership Agreement of Kings Dominion Lodge, G.P.

        10.17* Form of Franchise Agreement with Days Inn of America, Inc. 10.18* Form of Franchise Agreement with Knights Franchise Systems, Inc. 10.19* Membership with Best Western International, Inc.

        16.1*   Letter on Change in Certifying Accountant
        24.1*   Power of Attorney
        27.1*   Financial Data Schedule

----------

*     Previously filed.

                                   SIGNATURES


      In accordance with Section 12 of the Securities Exchange Act of 1934, the Registrant caused this Post-Effective Amendment No.1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                          JANUS INDUSTRIES, INC.


                                          By:  /s/ James E. Bishop
                                             -------------------------------
                                               James E. Bishop
                                               President

      In accordance with the requirements of the Securities Exchange Act of 1934, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

           Name                     Title                            Date
           ----                     -----                            ----



     /s/ James E. Bishop
--------------------------
   James E. Bishop          President and Director            September 19, 1997


    /s/ Richard A. Tonges
--------------------------
  Richard A. Tonges         Treasurer and Vice President of   September 19, 1997
                            Finance (Principal Financial and
                            Accounting Officer)


              *             Chairman                          September 19, 1997
--------------------------
    Louis S. Beck


              *             Vice Chairman                     September 19, 1997
--------------------------
   Harry G. Yeaggy


              *
--------------------------
    Arthur Lubell           Director                          September 19, 1997


              *             Director                          September 19, 1997
--------------------------
  Richard P. Lerner


              *             Director                          September 19, 1997
--------------------------
Vincent W. Hatala, Jr.

              *             Director                          September 19, 1997
--------------------------
  Lucille Hart-Brown


              *             Director                          September 19, 1997
--------------------------
   Anthony Pacchia


              *             Director                          September 19, 1997
--------------------------
C. Scott Bartlett, Jr.


              *             President of Hotel Operations     September 19, 1997
--------------------------  and Director
  Michael M. Nanosky


              *             Director                          September 19, 1997
--------------------------
      Paul Tipps


              *             Director                          September 19, 1997
--------------------------
   Peter G. Aylward



*  /s/ James E. Bishop
--------------------------
  James E. Bishop
  Attorney-in-Fact


                                       61